Exhibit 2.1

AGREEMENT AND PLAN OF REORGANIZATION
BY AND BETWEEN

BUSINESS FIRST BANCSHARES, INC.
BATON ROUGE, LOUISIANA

AND

PEDESTAL BANCSHARES, INC.
HOUMA, LOUISIANA

DATED AS OF JANUARY 22, 2020

EXHIBITS

FORM OF BANK MERGER AGREEMENT	EXHIBIT A
FORM OF VOTING AGREEMENT	EXHIBIT B
FORM OF DIRECTOR SUPPORT AGREEMENT	EXHIBIT C
FORM OF RELEASE	EXHIBIT D
CONFIDENTIAL SCHEDULES

AGREEMENT AND PLAN OF REORGANIZATION

This AGREEMENT AND PLAN OF REORGANIZATION (this “Agreement”) is made and entered into as of January 22, 2020, by and between Business First Bancshares, Inc., a Louisiana corporation and registered bank holding company (“BFST”) and Pedestal Bancshares, Inc., a Louisiana corporation and registered bank holding company (“PBI”).

WITNESSETH:

WHEREAS, BFST owns all of the issued and outstanding shares of capital stock of b1Bank, a Louisiana state non-member bank based in Baton Rouge, Louisiana (“b1Bank”);

WHEREAS, PBI owns all of the issued and outstanding shares of capital stock of Pedestal Bank, a Louisiana state non-member bank based in Houma, Louisiana (“Pedestal Bank”);

WHEREAS, the respective boards of directors of PBI and BFST have determined that it is desirable and in the best interests of their respective companies and shareholders to enter into and consummate the strategic business combination provided for in this Agreement in which PBI will, on the terms and subject to the conditions set forth in this Agreement, merge with and into BFST, with BFST as the Surviving Corporation (the “Merger”);

WHEREAS, the parties intend that, following the Merger, Pedestal Bank will merge with and into b1Bank, with b1Bank surviving the merger, on the terms and subject to the conditions set forth in the Agreement and Plan of Merger attached hereto as Exhibit A (the “Bank Merger Agreement”);

WHEREAS, the respective boards of directors of PBI and BFST have approved this Agreement and the transactions contemplated by this Agreement;

WHEREAS, as a condition and inducement to BFST’s willingness to enter into this Agreement, the directors and senior executive officers of PBI and Pedestal Bank has executed and delivered to BFST an agreement to vote in favor of the Merger at any PBI shareholders’ meeting called for the purpose of considering such matter, and each non-employee director of PBI and Pedestal Bank has executed and delivered to BFST a non-competition and confidentiality agreement;

WHEREAS, as a further condition to the willingness of BFST to enter into this Agreement, certain employees of PBI and/or its Subsidiaries will enter into termination agreements, employment agreements, or retention agreements contemporaneously with or following the execution of this Agreement; and

WHEREAS, for U.S. federal income tax purposes, the parties intend the Merger to qualify as a “reorganization” within the meaning of Section 368(a) of the Code, and the Treasury Regulations promulgated thereunder, and that this Agreement is adopted as a “plan of reorganization” within the meaning of Section 1.368-2(g) of the Treasury Regulations.

NOW, THEREFORE, in consideration of the foregoing and of the mutual representations, warranties, covenants and agreements contained in this Agreement, and other good, valuable and lawful consideration and cause, the receipt, sufficiency and validity of which are hereby acknowledged, the parties agree as follows:

Article I
DEFINITIONS; INTERPRETATION

Section 1.01     Definitions. In this Agreement, unless the context otherwise requires or unless otherwise specifically provided in this Agreement:

“AAA Balance” is defined in Section 7.28.

“AAA Distribution” is defined in Section 7.28.

“Acquisition Proposal” is defined in Section 7.10A.

“Adverse Recommendation Action” is defined in Section 7.10D.

“Affiliate” means, with respect to any Entity, any other Entity that directly or indirectly controls, is controlled by or is under common control with such Entity. For purposes of this definition, the term “control” means the power, either directly or indirectly, to direct or cause the direction of the management and policies of such Entity through voting rights, ownership or contractual obligations.

“Affiliated Group” means any affiliated group within the meaning of Code Section 1504(a).

“Agreement” is defined in the Preamble.

“AJCA” means the American Jobs Creation Act of 2004, as amended.

“ASTM” is defined in Section 6.01X.

“Average Quoted Price” means the per share volume weighted average price (rounded to two decimal places) of BFST Common Stock as reported on the NASDAQ Stock Market during the ten (10) consecutive trading days immediately prior to fifth Business Day immediately prior to the Closing Date.

“Bank Merger” is defined in Section 2.02.

“Bank Merger Agreement” is defined in the Recitals.

“Banking Laws” is defined in Section 4.05A.

“Bankruptcy Exception” means any limitation imposed by any bankruptcy, insolvency, fraudulent conveyance, reorganization, receivership, moratorium or similar law affecting creditors’ rights and remedies generally and, with respect to enforceability, by general principles of equity, including principles of commercial reasonableness, good faith and fair dealing, regardless of whether enforcement is sought in a proceeding at law or in equity.

“b1Bank” is defined in the Recitals.

“b1Bank Stock” is defined in Section 4.02A.

“BFST” is defined in the Preamble.

“BFST Annual Financial Statements” is defined in Section 4.04A.

“BFST Board” means the Board of Directors of BFST.

“BFST Common Stock” means the common stock of BFST, par value $1.00 per share.

“BFST Contracts” means any of the following to which BFST or any of its Subsidiaries is a party to or by which it is bound (whether written or oral, express or implied): (i) employment contracts, change-in-control agreements or severance arrangements (including any collective bargaining contract or union agreement or agreement with an independent consultant); (ii) bonus, stock option, restricted stock, stock appreciation, deferred compensation arrangement, profit-sharing plan, pension plan, retirement plan, welfare plan or other employee benefit agreement or arrangement; (iii) any material lease or license with respect to any property, real or personal, whether as landlord, tenant, licensor or licensee; (iv) contract or commitment for capital expenditures; (v) material contract or commitment for the purchase of materials or supplies or for the performance of services over a period of more than sixty (60) days after the date of this Agreement; (vi) contract or option to purchase or sell any real or personal property other than any contract for the purchase of personal property in the ordinary course of business; (vii) contract, agreement or letter with respect to the management or operations of BFST or b1Bank imposed by any Governmental Authority having supervisory jurisdiction over BFST or b1Bank; (viii) note, debenture, agreement, contract or indenture related to the borrowing by BFST or any Subsidiary of money other than those entered into in the ordinary course of business; (ix) guaranty of any obligation for the borrowing of money, excluding endorsements made for collection, repurchase or resell agreements, letters of credit and guaranties made in the ordinary course of business; (x) agreement with or extension of credit to any executive officer or director of BFST or any Subsidiary or holder of ten percent (10%) or more of the issued and outstanding BFST Common Stock, or any affiliate of such Person; (xi) agreement with any executive officer or director of BFST or any Subsidiary or holder of ten percent (10%) or more of the issued and outstanding BFST Common Stock or any affiliate of such Person, relating to bank owned life insurance; (xii) lease of immovable property; (xiii) any agreement containing covenants that limit the ability of BFST or any of its Subsidiaries to compete in any line of business or with any Person, or that involve any restriction on the geographic area in which, or method by which, BFST (including any successor thereof) or any of its Subsidiaries (including any successor thereof) may carry on its business (other than as may be required by law or any Governmental Authority); (xiv) any data processing or other electronic banking services agreement or contract which may not be terminated without payment or penalty upon notice of 30 days or less; (xv) any agreement pursuant to which BFST or any of its Subsidiaries may become obligated to invest in or contribute capital to any Person; (xvi) any agreement, contract, arrangement, commitment, or understanding (whether written or oral) which would entitle any present or former director, officer, employee, consultant, or agent of BFST or any of its Subsidiaries to indemnification from BFST or any of its Subsidiaries; (xvii) any agreement, contract, arrangement, commitment, or understanding (whether written or oral) which grants any right of first refusal, right of first offer, or similar right with respect to any assets or properties of BFST or its respective Subsidiaries; (xviii) any agreement, contract, arrangement, commitment, or understanding (whether written or oral) relating to any joint venture, partnership, limited liability company agreement, or other similar agreement or arrangement; (xix) any agreement, contract, arrangement, commitment, or understanding (whether written or oral) which relates to the disposition or acquisition of assets or any interest in any business enterprise outside the ordinary course of business; (xx) any agreement, contract, arrangement, commitment, or understanding (whether written or oral) which is not terminable on 60 days or less notice and involving the payment of more than $500,000 per annum; or (xxi) contracts, other than the foregoing, with payments aggregating $500,000 or more not made in the ordinary course of business.

“BFST Designees” is defined in Section 2.05A.

“BFST Employee Plan” means all employee benefit plans, arrangements or agreements providing benefits or compensation to any current or former employees, directors or consultants of BFST or any of its ERISA Affiliates that are sponsored or maintained by BFST or any of its ERISA Affiliates or to which BFST or any of its ERISA Affiliates contributes or is obligated to contribute on behalf of current or former employees, directors or consultants of BFST or any of its ERISA Affiliates or with respect to which BFST or any of its ERISA Affiliates has any liability, including any employee welfare benefit plan within the meaning of Section 3(1) of the ERISA, any employee pension benefit plan within the meaning of Section 3(2) of ERISA or any employment agreement or collective bargaining, employee stock ownership, bonus, incentive, deferred compensation, stock purchase, stock option, severance, change of control or fringe benefit plan.

“BFST Intellectual Property” means all registered trademarks, registered service marks, trademark and service mark applications, trade names and registered copyrights presently owned or held by BFST or any Subsidiary or used in a material manner by them in the conduct of their business under license pursuant to a material contract.

“BFST Interim Financial Statements” is defined in Section 4.04A.

“BFST Meeting” is defined in Section 7.05A.

“BFST Stock Issuance” is defined in Section 4.03A.

“BOLI” is defined in Section 5.15.

“Burdensome Condition” is defined in Section 7.03B.

“Business Day” means any day other than a Saturday, a Sunday or a day on which Louisiana state banks are authorized or required to be closed.

“Certificate” is defined in Section 2.11A.

“Closing” is defined in Section 3.01.

“Closing Date” is defined in Section 3.01.

“Code” means the Internal Revenue Code of 1986, as amended, and the rules and regulations promulgated thereunder.

“Constituent Documents” means, with respect to any Entity, its certificate or articles of incorporation, bylaws and any similar charter or other organizational documents.

“Controlled Group Liability” means any and all liabilities (i) under Title IV of ERISA, (ii) under Section 302 of ERISA, (iii) under Sections 412 and 4971 of the Code, (iv) as a result of a failure to comply with the continuation coverage requirements of Section 601 et seq. of ERISA and Section 4980B of the Code or similar state law, and (v) under corresponding or similar provisions of foreign laws or regulations.

“Data Conversion” is defined in Section 7.17.

“D&O Insurance” is defined in Section 7.20D.

“Dissenting Share” is defined in Section 2.09.

“Effective Time” is defined in Section 3.04.

“Employment Agreements” is defined in Section 7.21D.

“Entity” means any corporation, firm, unincorporated organization, association, partnership, limited liability company, trust (inter vivos or testamentary), estate of a deceased, insane or incompetent individual, business trust, joint stock company, joint venture or other organization, entity or business, whether acting in an individual, fiduciary or other capacity, or any Governmental Authority.

“Environmental Laws” means the Legal Requirements now or hereafter in effect, relating to pollution, preservation, remediation or protection of the environment, natural resources, human health or safety or Hazardous Materials. The term Environmental Laws include, but are not limited to, the following statutes, as amended, any successor thereto, and any regulations promulgated pursuant thereto, and any state or local statutes, ordinances, rules, regulations and the like addressing similar issues: Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended, 42 U.S.C. § 9601, et seq.; the Hazardous Materials Transportation Authorization Act, as amended, 49 U.S.C. § 5101, et seq.; the Resource Conservation and Recovery Act of 1976, as amended, 42 U.S.C. § 6901, et seq.; the Federal Water Pollution Control Act, as amended, 33 U.S.C. § 1201, et seq.; the Toxic Substances Control Act, 15 U.S.C. § 2601, et seq.; the Clean Air Act, 42 U.S.C. § 7401, et seq.; the Safe Drinking Water Act, 42 U.S.C. § 300f, et seq; the Emergency Planning and Community Right to Know Act, 42 U.S.C. § 1101, et seq.; and the Occupational Safety and Health Act, 29 U.S.C. § 651, et seq.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and the rules and regulations promulgated thereunder.

“ERISA Affiliate” with respect to an Entity means any other Entity that, together with such first Entity, would be treated as a single employer under Section 414 of the Code.

“ESOP” is defined in Section 7.14.

“ESOP Termination Date” is defined in Section 7.14.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Exchange Agent” means the Entity designated by BFST to effect the exchange of PBI Common Stock for the Merger Consideration. Unless otherwise designated, the Exchange Agent will be American Stock Transfer & Trust Company, LLC.

“Exchange Fund” is defined in Section 2.11A.

“FDIA” means the Federal Deposit Insurance Act, as in effect on the date of this Agreement.

“FDIC” means the Federal Deposit Insurance Corporation.

“GAAP” means generally accepted accounting principles, standards, and procedures issued by the Financial Accounting Standards Board, as in effect from time to time in the United States.

“Governmental Authority” means any governmental body, whether administrative, executive, judicial, legislative, police, regulatory, or taxing, including any international, federal, state, territorial, county, municipal or other government or governmental agency, arbitrator, authority, board, body, branch, bureau, or comparable agency or Entity, commission, corporation, court, department, instrumentality, mediator, panel, system or other political unit or subdivision or other Entity of any of the foregoing.

“Hazardous Material” means any pollutant, contaminant, chemical, or toxic or hazardous substance, constituent, material or waste, or any other chemical, substances, constituent or waste including, without limitation, (i) any petroleum or petroleum products, natural gas, or natural gas products, radioactive materials, asbestos, mold, urea formaldehyde foam insulation, transformers or other equipment that contains dielectric fluid containing levels of polychlorinated biphenyls, and radon gas; (ii) any chemicals, materials, waste or substances defined as or included in the definition of “hazardous substances,” “hazardous wastes,” “hazardous materials,” “extremely hazardous wastes,” “restricted hazardous wastes,” toxic substances,” “toxic pollutants,” “contaminants,” or “pollutants,” or words of similar import, under any Environmental Laws; and (iii) any other chemical, material, waste or substance which is in any way regulated as hazardous or toxic by any Governmental Authority, including mixtures thereof with other materials, and including any regulated building materials such as asbestos and lead; provided, however, that “Hazardous Material” does not mean or include any such Hazardous Material used, generated, manufactured, stored, disposed of or otherwise handled in normal quantities in the ordinary course of the business of a Party or its Subsidiary in compliance with all Environmental Laws, or such that may be naturally occurring in any ambient air, surface water, ground water, land surface or subsurface strata.

“Indemnified Party” is defined in Section 7.20A.

“IRS” means the Internal Revenue Service.

“Joint Proxy Statement/Prospectus” is defined in Section 7.04A.

“Knowledge,” “knowledge” or any variation thereof means the actual knowledge of the Person, which if an Entity, means the actual knowledge of its board of directors and senior executive officers, after reasonable due inquiry.

“LBCA” means the Louisiana Business Corporation Act, La. Rev. Stat. §§12:1 et seq.

“Legal Requirement” means collectively, with respect to a Person, any (i) federal, state, local, municipal or other constitution, law, ordinance, principle of common law, code, rule, regulation, statute, treaty, or administrative pronouncement having the force of law, (ii) any order, judgment, decree, decision, ruling, writ, assessment, charge, stipulation, injunction or other determination of any Governmental Authority, or any arbitration award entered into by an arbitrator, in each case having competent jurisdiction to render such, or (iii) other similar requirement enacted, adopted or promulgated by any Governmental Authority, in each case, that is binding upon or applicable to such Person, as amended, unless expressly specified otherwise.

“Lien” means any mortgage, lien (statutory or other) or encumbrance, or other security agreement, arrangement or interest, hypothecation, pledge or other deposit arrangement, assignment, charge, levy, executory seizure, attachment, garnishment, encumbrance (including any unallocated title reservations or any other title matters which impairs marketability of title), conditional sale, title retention or other similar agreement, arrangement, device or restriction, preemptive or similar right, any financing lease involving substantially the same economic effect as any of the foregoing, the filing of any financing statement under the Uniform Commercial Code or comparable Legal Requirement of any jurisdiction, restriction on sale, transfer, assignment, disposition or other alienation, or any option, equity, claim or right of or obligation to, any other Person, of whatever kind and character.

“Loan” means all evidences of indebtedness and leases, including any renewals and extensions (individually a “Loan” and collectively, the “Loans”).

“Material Adverse Change” means any event, change, occurrence or circumstance that, individually or in the aggregate, has had or would reasonably be expected to have a material and adverse effect on the financial condition, assets, capitalization, management, business, or results of operations of such Party and its Subsidiaries, taken as a whole, or the ability of such Party to timely perform its obligations under this Agreement, except for any such effects resulting from: (a) changes, after the date hereof, in GAAP or applicable regulatory accounting requirements; (b) changes, after the date hereof, in Legal Requirements of general applicability to companies in the industries in which such Party and its Subsidiaries operate, or interpretations thereof by courts of Governmental Authorities; (c) changes, after the date hereof, in global, national or regional political conditions (including the outbreak of war or acts of terrorism) or in economic or market (including equity, credit and debt markets, as well as changes in interest rates) conditions affecting the financial services industry generally and not specifically relating to such Party or its Subsidiaries; (d) public disclosure of the transactions contemplated hereby or actions expressly required by this Agreement or actions or omissions that are taken with the prior written consent of the other Party, or as otherwise expressly permitted or contemplated by this Agreement; or (e) a decline in the trading price of BFST’s common stock or the failure, in and of itself, to meet earnings projections or internal financial forecasts (it being understood that the underlying cause of such decline or failure may be taken into account in determining whether a Material Adverse Effect has occurred); except, with respect to subclauses (a), (b) and (c), to the extent that any such change has had, or is reasonably likely to have, a materially disproportionate effect on such Party and its Subsidiaries, taken as a whole, relative to other Entities in the banking industry in Louisiana.

“Maximum D&O Tail Premium” is defined in Section 7.20D.

“Merger” is defined in the Recitals.

“Merger Consideration” is defined in Section 2.06C.

“Multiemployer Plan” is defined in Section 4.19C.

“Notice of Superior Proposal” is defined in Section 7.10E.

“Notice Period” is defined in Section 7.10E.

“OREO” means other real estate owned.

“Party” or “parties” means BFST and PBI.

“Pedestal Bank” is defined in the Recitals.

“Pedestal Bank Call Report” is defined in Section 5.06.

“PBI” is defined in the Preamble.

“PBI Audited Statements” is defined in Section 5.05.

“PBI Board” means the Board of Directors of PBI.

“PBI Cancelled Shares” is defined in Section 2.06B.

“PBI Common Stock” means the common stock, $1.00 par value per share, of PBI.

“PBI Contracts” is defined in Section 5.13A.

“PBI Designees” is defined in Section 2.05A.

“PBI Employees” is defined in Section 7.13A.

“PBI Employee Plan” is defined in Section 5.28A.

“PBI Expenses” is defined in Section 5.34.

“PBI Financial Statements” is defined in Section 5.05.

“PBI Intellectual Property” is defined in .

“PBI Meeting” is defined in Section 7.05A.

“PBI Personal Property” is defined in Section 5.11.

“PBI Real Property” is defined in Section 5.10A.

“PBI Recommendation” is defined in Section 7.05B.

“PBI RSU Award” is defined in Section 2.08.

“PBI Shareholder Representative” shall mean Mark P. Folse.

“PBI Subsequent Determination” is defined in Section 7.10E.

“PBI Unaudited Statements” is defined in Section 5.05.

“Person” means any natural individual or any Entity.

“Phase I” is defined in Section 6.01X.

“Pre-Closing Tax Period” is defined in Section 7.29A.

“Proceeding” means any action, claim, demand, lawsuit, assessment, arbitration, judgment, award, decree, order, injunction, prosecution or investigation, or other proceedings before any Governmental Authority or arbitration.

“Release” is defined in Section 7.21C.

“Representatives” means, with respect to any Person, its directors, officers, employees, members, partners, shareholders, agents, representatives or advisers (including attorneys, accountants, insurers, rating agencies, consultants, bankers and financial advisers).

“Requesting Party” is defined in Section 3.05.

“Requisite BFST Vote” is defined in Section 4.03A.

“Requisite PBI Vote” is defined in Section 5.03A.

“Requisite Regulatory Approvals” is defined in Section 7.03A.

“S Election Date” is defined in Section 5.14J.

“S-4 Registration Statement” is defined in Section 7.04A.

“Schedules” means the disclosure schedules supplementing the representations and warranties made by the parties under this Agreement.

“SEC” means the U.S. Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933, as amended.

“Subsidiary” has the meaning ascribed to that term in Rule 1-02 of Regulation S-X promulgated by the Securities and Exchange Commission.

“Superior Proposal” is defined in Section 7.10A.

“Surviving Bank” is defined in Section 2.02.

“Surviving Corporation” is defined in Section 2.01.

“Tax” and “Taxes” mean all federal, state, local and foreign income, excise, gross receipts, gross income, ad valorem, profits, gains, property, capital, sales, transfer, use, value added, stamp, documentation, payroll, employment, severance, withholding, duties, intangibles, franchise, backup withholding, escheat, unclaimed property, and other taxes, charges, levies or like assessments together with all penalties and additions to tax and interest thereon.

“Tax Claim” is defined in Section 7.29D.

“Tax Return” means any return, declaration, report, claim for refund, or information return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

“Technology-Related Contracts” is defined in Section 7.17.

“Termination Fee” is defined in Section 9.04A.

“Treasury Regulations” means the regulations (including temporary regulations) promulgated by the United States Department of the Treasury under the Code.

Section 1.02     Interpretation. The table of contents, headings and captions contained in this Agreement are for convenience of reference only and in no way define, describe, extend, or limit the scope or intent of this Agreement or any provision of this Agreement. When a reference is made in this Agreement to the Preamble or Recitals or a Section or Schedule or an Exhibit, such reference is to the Preamble or Recitals to, a Section of, or Schedules or Exhibits to this Agreement unless otherwise indicated. Any agreement, instrument or statute defined or referred to in this Agreement or in any agreement or instrument that is referred to in this Agreement means such agreement, instrument or statute in effect as of the date of this Agreement unless the context in which the agreement, instrument or statute is used expressly provides otherwise. References to a Person are also to its successors and permitted assigns. Whenever the words “include,” “includes,” or “including” are used in this Agreement, they are deemed to be followed by the words “without limitation.” The words “hereof,” “herein” and “hereunder” and words of similar import when used in this Agreement refer to this Agreement as a whole and not to any particular provision of the Agreement. Each use of the masculine, feminine or neuter gender is deemed to include the other genders, and each use of the plural is deemed to include the singular, and vice versa, in each case as the context requires. This Agreement is the product of negotiation by the parties, having assistance of counsel and other advisors. In the event an ambiguity or question of intent or interpretation arises under any provision of this Agreement or any other agreement or document contemplated herein, the parties intend that this Agreement not be construed more strictly with regard to one Party than with regard to the other. No provision of this Agreement is to be construed to require, directly or indirectly, any Person to take any action, or omit to take any action, which action or omission would violate any Legal Requirement. All references to days in this Agreement are to calendar days, unless the context expressly otherwise provides, except that any time period provided for in this Agreement that will end on a day other than a Business Day will extend to the next Business Day.

Article II
THE MERGER

Section 2.01     The Merger. Upon the terms and subject to the conditions set forth in this Agreement, at the Effective Time, PBI will merge with and into BFST in accordance with the LBCA. BFST will be the surviving corporation in the Merger (“Surviving Corporation”) and will continue its corporate existence under the LBCA. At the Effective Time, the separate corporate existence of PBI will cease.

Section 2.02     Bank Merger. Except as provided below, immediately following the Merger and sequentially but in effect simultaneously on the Closing Date, Pedestal Bank shall be merged with and into b1Bank (the “Bank Merger”), in accordance with the provisions of the Louisiana state banking laws and regulations, and b1Bank shall be the surviving bank (the “Surviving Bank”), on the terms and subject to the conditions set forth in the Bank Merger Agreement. The Bank Merger shall have the effects as set forth under applicable federal and Louisiana state banking laws and regulations, as further set forth in the Bank Merger Agreement, which b1Bank and Pedestal Bank are simultaneously executing as of the date hereof. Each of BFST and PBI have approved the Bank Merger Agreement in its capacity as the sole shareholder of b1Bank and Pedestal Bank, respectively. As provided in the Bank Merger Agreement, the Bank Merger may be abandoned at the election of b1Bank at any time, whether before or after filings are made for regulatory approval of the Bank Merger, but if the Bank Merger is abandoned for any reason, Pedestal Bank shall continue to operate under its name; provided, that prior to any such election, BFST shall (a) reasonably consult with PBI and its regulatory counsel and (b) reasonably determine in good faith that such election will not, and would not reasonably be expected to, prevent, delay, or impair any Party’s ability to consummate the Merger or the other transactions contemplated by this Agreement.

Section 2.03     Effects of the Merger. At the Effective Time, the Merger will have the effects set forth in Section 1107 of the LBCA and this Agreement. Without limiting the generality of and subject to the foregoing and subject to Section 1107(A)(9) of the LBCA, all of the property, rights, privileges, powers and franchises of PBI will vest in BFST, and all debts, liabilities, obligations, restrictions and duties of PBI will become the debts, liabilities, obligations, restrictions and duties of BFST. The name of the Surviving Corporation will be “Business First Bancshares, Inc.”

Section 2.04     Constituent Documents. At the Effective Time and until thereafter changed in accordance with any Legal Requirement or the Constituent Documents of the Surviving Corporation, the Constituent Documents of the Surviving Corporation will be the Constituent Documents of BFST as in effect at the Effective Time.

Section 2.05     Directors and Executive Officers.

A.     Effective at the Effective Time, unless otherwise agreed to by PBI and BFST in writing, BFST shall take all actions necessary (i) to fix the size of the BFST Board at fourteen members, (ii) to cause ten of the then current directors of BFST to be designated by BFST prior to the consummation of the Merger (such ten directors, the “BFST Designees”) to remain as directors, and (iii) to appoint as directors of BFST four current directors of PBI to be designated by BFST and PBI jointly prior to the consummation of the Merger (such four directors, the “PBI Designees”). Except for PBI’s President and Chief Executive Officer, all PBI Designees shall qualify as an “independent director,” as such term is defined in NASDAQ Marketplace Rule 5605(a)(2).

B.     At the Effective Time and until thereafter changed in accordance with any Legal Requirement or the Constituent Documents of the Surviving Corporation, the senior officers of BFST immediately prior to the Effective Time shall be the senior officers of the Surviving Corporation; provided, however, that Mark Folse shall be appointed as Executive Vice President of the Surviving Corporation.

Section 2.06     Merger Consideration. Subject to the provisions of this Agreement, at the Effective Time, automatically by virtue of the Merger and without any further action on the part of the parties or any shareholder of BFST or PBI:

A.     Each share of BFST Common Stock that is issued and outstanding immediately prior to the Effective Time shall remain outstanding following the Effective Time and shall be unchanged by the Merger.

B.     Each share of PBI Common Stock owned directly by BFST, PBI (including any treasury shares), or any of their respective wholly owned Subsidiaries (other than shares in trust accounts, managed accounts, and the like for the benefit of customers or shares held as collateral for outstanding debt previously contracted) immediately prior to the Effective Time shall be cancelled and retired at the Effective Time without any conversion thereof, and no payment shall be made with respect thereto (the “PBI Cancelled Shares”).

C.     Each share of PBI Common Stock (excluding Dissenting Shares and PBI Cancelled Shares) issued and outstanding at the Effective Time shall cease to be outstanding and shall be converted, in accordance with the terms of this Article II, into and exchanged for the right to receive 1.745 shares of BFST Common Stock (the “Merger Consideration”).

D.     Notwithstanding anything in this Agreement to the contrary, no fractional shares of BFST Common Stock and no certificates or scrip therefor, or other evidence of ownership thereof, will be issued in the Merger. In lieu of the issuance of any such fractional shares, BFST shall pay or cause to be paid to each former holder of PBI Common Stock otherwise entitled to receive such fractional share an amount of cash (without interest and rounded to the nearest whole cent) determined by multiplying (i) the Average Quoted Price by (ii) the fraction of a share of BFST Common Stock which such holder would otherwise be entitled to receive pursuant to this Section 2.06, rounded to the nearest one hundredth of a share.

Section 2.07     Anti-Dilutive Adjustment. If the number of shares of BFST Common Stock or PBI Common Stock issued and outstanding prior to the Effective Time shall be increased or decreased, or changed into or exchanged for a different number of kind of shares or securities, in any such case as a result of a stock split, reverse stock split, stock combination, stock dividend, reclassification, or similar transaction, or there shall be any extraordinary dividend or distribution with respect to such stock (aside from the AAA Distribution), and the record date therefor shall be prior to the Effective Time, an appropriate and proportionate adjustment shall be made to the Merger Consideration to give holders of PBI Common Stock the same economic effect as contemplated by this Agreement prior to such event.

Section 2.08     Treatment of Restricted Stock Units. At the Effective Time, each restricted stock unit award in respect of shares of PBI Common Stock that is outstanding immediately prior to the Effective Time (a “PBI RSU Award”) shall be cancelled and converted automatically (without any further action on part of the holder thereto) into the right to receive the Merger Consideration in respect of each share of PBI Common Stock underlying such PBI RSU Award. Prior to the Effective Time, PBI shall take all necessary action for the cancellation and conversion of the PBI RSU Awards under this Section 2.08.

Section 2.09     Dissenting Shares. Holders of shares of PBI Common Stock shall have such rights to dissent from the Merger and obtain payment of the fair value of their shares as are afforded to such Person by Part 13 of the LBCA. Each share of PBI Common Stock issued and outstanding immediately prior to the Effective Time, the holder of which has properly perfected such holder’s rights of appraisal by following the exact procedure required by under the LBCA, is referred to herein as a “Dissenting Share.” Notwithstanding anything in this Agreement to the contrary, each Dissenting Share owned by each holder thereof who properly perfects such holder’s appraisal rights in connection with the Merger by following the exact procedures required by the LBCA will be entitled to receive payment of the fair value, as contemplated in the LBCA, paid in cash for such holder’s shares of PBI Common Stock in accordance with and to the extent required under the applicable provisions of the LBCA in lieu of the Merger Consideration described in Section 2.06; provided, however, if any holder of any Dissenting Shares shall effectively withdraw or lose his appraisal rights under the applicable provisions of the LBCA, each such Dissenting Share shall cease to be a Dissenting Share and shall be deemed to have been converted into and to have become exchangeable for, the right to receive the Merger Consideration for each of such holder’s Dissenting Shares without any interest thereon in accordance with the provisions of Section 2.06. PBI will give BFST (i) prompt written notice of any communications received from any shareholder of PBI related to the exercise of, or indicating an intent to exercise appraisal rights, and (ii) the opportunity to participate in negotiations and proceedings with respect to demands for fair value under the LBCA. PBI shall not, except with the prior written consent of BFST, voluntarily make any payment with respect to, or settle, or offer or agree to settle, any such demand for payment. Any portion of the Merger Consideration made available to the Exchange Agent pursuant to this Article II to pay for shares of PBI Common Stock for which appraisal rights have been perfected shall be returned to BFST upon demand.

Section 2.10     Rights as Shareholders; Stock Transfers. At the Effective Time, all shares of PBI Common Stock, when converted in accordance with Section 2.06, shall no longer be outstanding and shall automatically be cancelled and retired and shall cease to exist, and, other than any then unpaid dividend or distributions on PBI Common Stock having a record date before the Effective Time, each Certificate evidencing such shares shall thereafter represent only the right to receive for each such shares of PBI Common Stock the Merger Consideration and any cash in lieu of fractional shares of BFST Common Stock as provided under Section 2.06. At the Effective Time, the stock transfer books of PBI will be closed, and there will be no transfers on the stock transfer books of PBI of the shares of PBI Common Stock that were outstanding immediately prior to the Effective Time.

Section 2.11     Exchange Procedures.

A.     Immediately prior to the Effective Time, BFST shall deposit with the Exchange Agent, for the benefit of the holders of the Certificates, evidence of shares in book entry representing the number of shares of BFST Common Stock sufficient to deliver the Merger Consideration (together with, to the extent then determinable, any cash payable in lieu of fractional shares pursuant to Section 2.06D, and if applicable, cash in an aggregate amount sufficient to make the appropriate payment to holders of Dissenting Shares) (collectively, the “Exchange Fund”). As soon as practicable after the Effective Time, BFST will instruct the Exchange Agent, at the cost of BFST, to mail to each record holder of a certificate which immediately prior to the Effective Time represented one or more outstanding shares of PBI Common Stock (the “Certificate”) a letter of transmittal that will (i) specify that delivery will be effected, and risk of loss and title to the Certificate(s) will pass, only upon delivery of the Certificate(s) to the Exchange Agent, (ii) include instructions for use in surrendering the Certificate(s) in exchange for the Merger Consideration described in Section 2.06, and (iii) include such other reasonable provisions as BFST may specify and which are consistent with the terms of this Agreement. Upon surrender of a Certificate for cancellation to the Exchange Agent, together with such letter of transmittal, duly completed and executed, and such other documents as may reasonably be required by the Exchange Agent or BFST, the holder of such Certificate will be entitled to receive the Merger Consideration and cash in lieu of fractional shares described in Section 2.06, with the portion of the Merger Consideration consisting of shares of PBI Common Stock to be issued in book entry form. The Exchange Agent will cancel or cause to be cancelled the Certificates surrendered in accordance with this Section 2.11 and will deliver or cause to be delivered the cancelled Certificates to BFST. The Exchange Agent and BFST, as the case may be, shall not be obligated to deliver the Merger Consideration to a holder to which such holder would otherwise be entitled as a result of the Merger until such holder surrenders the Certificates representing the shares of PBI Common Stock for exchange as provided in this Article II, or an appropriate affidavit of loss and indemnity agreement and/or a bond in such amount as may be reasonably required in each case by BFST or the Exchange Agent. All costs for services of Exchange Agent, as contemplated herein, shall be paid by BFST.

B.     BFST or the Exchange Agent, as applicable, shall be entitled to deduct and withhold from any amounts otherwise payable pursuant to this Agreement to any holder such amounts as BFST is required to deduct and withhold under Legal Requirements. Any amounts so deducted and withheld shall be remitted to the appropriate Governmental Authority and upon such remittance shall be treated for all purposes of this Agreement as having been paid to the holder in respect of which such deduction and withholding was made by BFST or the Exchange Agent, as applicable.

C.     Any portion of the Exchange Fund that remains unclaimed by the shareholders of PBI for six (6) months after the Exchange Agent mails the transmittal materials to such shareholders will be returned to the Surviving Corporation upon demand, and holders of Certificate(s) who have not complied with the exchange procedures described in this Section 2.11 will look only to the Surviving Corporation, and not the Exchange Agent, for the payment of their Merger Consideration, any cash in lieu of fractional shares of BFST Common Stock to be issued or paid in consideration therefor as described in Section 2.06, and any dividends or distributions to which such holder is entitled in respect of each share of PBI Common Stock such holder held immediately prior to the Effective Time, as determined pursuant to this Agreement, in each case without any interest thereon. If outstanding Certificates for shares of PBI Common Stock are not surrendered or the payment for them is not claimed prior to the date on which such shares of BFST Common Stock or cash would otherwise escheat to or become the property of any Governmental Authority, the unclaimed items shall, to the extent permitted by the law of abandoned property and any other Legal Requirements, become the property of BFST (and to the extent not in its possession shall be delivered to it), free and clear of all claims or interest of any Person previously entitled to such property. Notwithstanding anything herein to the contrary, none of BFST, PBI, or any Exchange Agent will be liable to any former holder of PBI Common Stock with respect to any amount delivered in good faith to a public official in accordance with any applicable abandoned property, escheat or similar laws. BFST and the Exchange Agent shall be entitled to rely upon the stock transfer books of PBI to establish the identity of those Persons entitled to receive the Merger Consideration specified in this Agreement, which books shall be conclusive with respect thereto. In the event of a dispute with respect to ownership of any shares of PBI Common Stock represented by any Certificate, BFST and the Exchange Agent shall be entitled to tender to the custody of any court of competent jurisdiction any Merger Consideration represented by such Certificate and file legal proceedings interpleading all parties to such dispute, and will thereafter be relieved with respect to any claims thereto.

Section 2.12     Rights of Certificate Holders after the Effective Time.

A.     All shares of BFST Common Stock to be issued pursuant to the Merger shall be deemed issued and outstanding as of the Effective Time and if ever a dividend or other distribution is declared by BFST in respect of the BFST Common Stock, the record date for which is at or after the Effective Time, that declaration shall include dividends or other distributions in respect of all shares of BFST Common Stock issuable pursuant to this Agreement. No dividends or other distributions in respect of the BFST Common Stock shall be paid to any holder of any unsurrendered Certificate until such Certificate is surrendered for exchange in accordance with this Article II. Subject to Legal Requirements, following surrender of any such Certificate, there shall be issued and/or paid to the holder of the Certificates representing whole shares of BFST Common Stock issued in exchange therefor, without interest, (i) at the time of such surrender, the dividends or other distributions with a record date after the Effective Time theretofore payable with respect to such whole shares of BFST Common Stock and not paid and (ii) at the appropriate payment date, the dividends or other distributions payable with respect to such whole shares of BFST Common Stock with a record date after the Effective Time but with a payment date subsequent to surrender.

B.     In the event of a transfer of ownership of a Certificate representing PBI Common Stock that is not registered in the stock transfer records of PBI, the proper amount of cash and/or shares of BFST Common Stock shall be paid or issued in exchange therefor to a person other than the person in whose name the Certificate so surrendered is registered if the Certificate formerly representing such PBI Common Stock shall be properly endorsed or otherwise be in proper form for transfer and the person requesting such payment or issuance shall pay any transfer or other similar Taxes required by reason of the payment or issuance to a person other than the registered holder of the Certificate or establish to the satisfaction of BFST that the Tax has been paid or is not applicable.

Section 2.13     Tax Consequences. The parties intend the Merger to constitute a “reorganization” within the meaning of Section 368(a) of the Code (and any comparable provision of state law), and the parties hereby adopt this Agreement as a “plan of reorganization” within the meaning of Section 1.368-2(g) of the Treasury Regulations.

Section 2.14     Modification of Structure. Notwithstanding any provision of this Agreement to the contrary, BFST may elect, subject to the filing of all necessary applications and the receipt of all required regulatory approvals, to modify the structure of the transactions contemplated hereby so long as (i) there are no material adverse federal income tax consequences to the shareholders of PBI as a result of such modification, (ii) the consideration to be paid to holders of PBI Common Stock under this Agreement is not thereby changed in kind or reduced in amount solely because of such modification and (iii) such modification will not be likely to materially delay or jeopardize receipt of any required regulatory approvals. In the event of such election, the parties agree to execute an appropriate amendment to this Agreement in order to reflect such election.

Article III
THE CLOSING AND THE CLOSING DATE

Section 3.01     Time and Place of the Closing and Closing Date. On a date to be determined by BFST and PBI, which date will be within fifteen (15) days (unless otherwise agreed) after the receipt of all necessary regulatory, corporate and other approvals and the expiration of all mandatory waiting periods (the “Closing Date”), a meeting (the “Closing”) will take place at which the parties to this Agreement will exchange certificates, letters and other documents to determine whether all of the conditions set forth in Article VIII have been satisfied or waived and whether any condition exists that would permit a Party to this Agreement to terminate this Agreement. If no such condition then exists or if no Party elects to exercise any right it may have to terminate this Agreement, then and thereupon the appropriate parties will execute such documents and instruments as may be necessary or appropriate to effect the transactions contemplated by this Agreement. The Closing will take place at such time and place as the parties may agree.

Section 3.02     Actions to be Taken at the Closing by BFST. At the Closing, BFST will execute and acknowledge (where appropriate) and deliver or cause to be delivered to PBI, such documents and certificates necessary to carry out the terms and provisions of this Agreement, including, without limitation, the following (all of such actions constituting conditions precedent to PBI’s obligations to close hereunder):

A.     A certificate, dated as of the Closing Date, executed by the Secretary or an Assistant Secretary of BFST, acting solely in his or her official capacity, certifying (i) the due adoption by the board of directors of BFST of corporate resolutions attached to such certificate authorizing the Merger and the execution and delivery of this Agreement and the other agreements and documents contemplated by this Agreement; (ii) the Constituent Documents of BFST; and (iii) the incumbency and true signatures of those officers of BFST duly authorized to act on its behalf in connection with the Merger and to execute and deliver this Agreement and the other agreements, documents and instruments contemplated by this Agreement;

B.     A certificate, dated as of the Closing Date, duly executed by the Chief Executive Officer and Chief Financial Officer of BFST, acting solely in their official capacities, certifying that the conditions to Closing described in Section 8.03A to Section 8.03D have been satisfied;

C.     Evidence reasonably satisfactory to PBI that all consents and approvals required to be obtained by BFST from third parties to consummate the transactions contemplated by this Agreement, including, but not limited to, those listed in Section 4.07 of the Schedules have been obtained and are in full force and effect; and

D.     All other documents required to be delivered to PBI by BFST under the provisions of this Agreement, and all other documents, certificates and instruments as are reasonably requested by PBI or its counsel.

Section 3.03     Actions to be Taken at the Closing by PBI. At the Closing, PBI will execute and acknowledge (where appropriate) and deliver or cause to be delivered to BFST, such documents and certificates necessary to carry out the terms and provisions of this Agreement, including, without limitation, the following (all of such actions constituting conditions precedent to BFST’s obligations to close hereunder):

A.     A certificate, dated as of the Closing Date, executed by the Secretary or an Assistant Secretary of PBI, acting solely in his or her official capacity, certifying (i) the due adoption by the board of directors of PBI of corporate resolutions attached to such certificate authorizing the Merger and the execution and delivery of this Agreement and the other agreements and documents contemplated by this Agreement; (ii) the approval by the shareholders of PBI of this Agreement and the transactions contemplated by the Agreement; (iii) the Constituent Documents of PBI; (iv) a true and correct list of record shareholders of PBI as of the Closing Date; and (v) the incumbency and true signatures of those officers of PBI duly authorized to act on its behalf in connection with the Merger and to execute and deliver this Agreement and the other agreements, documents and instruments contemplated by this Agreement.

B.     A certificate, dated as of the Closing Date, duly executed by the Chief Executive Officer of PBI, acting solely in their official capacities, certifying that the conditions to Closing described in Section 8.02A to Section 8.02E have been satisfied;

C.     Evidence reasonably satisfactory to BFST that all consents and approvals required to be obtained by PBI from third parties to consummate the transactions contemplated by this Agreement, including, but not limited to, those listed in Section 5.09 of the Schedules have been obtained and are in full force and effect; and

D.     All other documents required to be delivered to BFST by PBI under the provisions of this Agreement, and all other documents, certificates and instruments as are reasonably requested by BFST or its counsel.

Section 3.04     Effective Time. The Merger will become effective on the date and at the time (the “Effective Time”) following the Closing specified in the Certificate of Merger issued by the Louisiana Secretary of State; provided, however, that the parties will use commercially reasonable efforts to cause the Merger to become effective on the Closing Date.

Section 3.05     Additional Actions. If, at any time after the Effective Time, any Party shall consider or be advised that any further deeds, documents, assignments, or assurances in law or any other acts are necessary or desirable to carry out the purposes of this Agreement (such Party, the “Requesting Party”), the other Party and its Subsidiaries and their respective officers and directors shall be deemed to have granted to the Requesting Party and its Subsidiaries, and each or any of them, an irrevocable power of attorney to execute and deliver, in such official corporate capacities, all such deeds, documents, assignments, or assurances in law or take any such other acts as are necessary or desirable to carry out the purposes of this Agreement, and the officers and directors of the Requesting Party and its Subsidiaries, as applicable, are authorized in the name of the other Party and its Subsidiaries or otherwise to take any and all such action.

Article IV
REPRESENTATIONS AND WARRANTIES OF BFST

Except (a) as specifically set forth in a Section to the Schedules or (b) as disclosed in any SEC Reports filed with or furnished to the SEC by BFST after January 1, 2017 and prior to the date hereof (but disregarding risk factor disclosures contained under the heading “Risk Factors,” or disclosures of risks set forth in any “forward-looking statements” disclaimer or any other statements that are similarly non-specific or cautionary, predictive or forward-looking in nature), BFST makes the following representations and warranties to PBI as of the date of this Agreement and as of the Closing Date, except with respect to those representations and warranties specifically made as of an earlier date (in which case such representations and warranties are made as of such earlier date).

Section 4.01     Organization and Qualification.

A.     BFST is a corporation duly organized, validly existing and in good standing under the laws of the State of Louisiana and a bank holding company duly registered under the Bank Holding Company Act of 1956, as amended, subject to all laws, rules and regulations applicable to bank holding companies. b1Bank is a Louisiana state bank duly organized, validly existing and in good standing under the laws of the State of Louisiana.

B.     BFST and its Subsidiaries have full power and authority (including all licenses, registrations, qualifications, franchises, permits and other governmental authorizations which are legally required) to own, lease and operate their properties, to engage in the business and activities now conducted by them and to enter into this Agreement.

C.     b1Bank (i) is duly authorized to conduct a general banking business, embracing all usual deposit functions of commercial banks as well as commercial, industrial and real estate loans, installment credits, collections and safe deposit facilities subject to the supervision of the FDIC and the Louisiana Office of Financial Institutions, and (ii) is an insured bank as defined in the FDIA.

Section 4.02     Capitalization.

A.     The authorized capital stock of BFST consists of 50,000,000 shares of BFST Common Stock, $1.00 par value, 13,277,803 shares of which are outstanding as of November 1, 2019, and 5,000,000 shares of preferred stock, no par value, none of which are issued and outstanding as of the date of this Agreement. BFST owns all of the issued and outstanding shares of common stock, $1.00 par value, of b1Bank (“b1Bank Stock”). All of the issued and outstanding shares of BFST Common Stock and b1Bank Stock are validly issued, fully paid and nonassessable, and have not been issued in violation of the preemptive rights of any Person.

B.        At the Effective Time, the shares of BFST Common Stock issued pursuant to the Merger in accordance with this Agreement will be duly authorized, validly issued, fully paid and nonassessable, and will not be issued in violation of any preemptive rights or any applicable federal or state laws.

Section 4.03     Execution and Delivery; No Violation.

A.     BFST has full corporate power and authority to execute and deliver this Agreement and, subject to the receipt of all required regulatory and shareholder approvals, to perform its obligations under this Agreement. BFST has taken all requisite corporate action necessary to authorize the execution, delivery and (provided the required regulatory and shareholder approvals are obtained) performance of this Agreement and the other agreements and documents contemplated by this Agreement to which it is a party. The BFST Board has determined that the Merger, on the terms and conditions set forth in this Agreement, is in the best interests of BFST and its shareholders and has directed that the issuance of shares of BFST Common Stock in connection with the Merger as contemplated by this Agreement (the “BFST Stock Issuance”) and the Agreement be submitted to BFST’s shareholders for approval at a meeting of such shareholders and has adopted a resolution to the foregoing effect. Except for the approval of the BFST Stock Issuance and the Agreement by a vote in accordance with the LBCA, the NASDAQ Stock Market rules and regulations and BFST’s Constituent Documents at the BFST Meeting (the “Requisite BFST Vote”) and the adoption and approval of the Bank Merger Agreement by BFST as b1Bank’s sole shareholder, no other corporate proceedings on the part of BFST are necessary to approve this Agreement or to consummate the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by BFST. Assuming due authorization, execution and delivery by PBI, this Agreement constitutes the legal, valid and binding obligation of BFST, enforceable against BFST in accordance with its terms and conditions, except as enforceability may be limited by the Bankruptcy Exception.

B.     Subject to the receipt of any regulatory consents and approvals set forth in Section 4.07 and the expiration of related waiting periods, neither the execution, delivery or performance of this Agreement nor the consummation of the transactions contemplated by this Agreement, constitutes or will constitute: (i) a breach or violation of any provision of the Constituent Documents of BFST or b1Bank; (ii) a violation of any Legal Requirement applicable to BFST, b1Bank or any of their respective properties or assets; or (iii) a breach or violation of, a conflict with, the loss of any benefit under, a default (or an event which, with notice or the lapse of time, or both, would constitute a default) under, an event of termination or cancellation under, an event giving rise to acceleration of the performance required by or rights or obligations under, or an event resulting in the creation of any Lien upon any of the properties or assets of BFST or b1Bank under, any loan or credit agreement, note, bond, mortgage, indenture, lease or other agreement, instrument, permit, concession, franchise, license or similar authorization to which BFST or b1Bank is a party, or by which it or any of its properties, assets or business activities may be bound or affected.

Section 4.04     BFST Financial Statements.

A.     BFST has furnished or made available to PBI true and complete copies of its (i) Annual Report on Form 10-K for the year ended December 31, 2018, as filed with the SEC, which contains BFST’s audited consolidated balance sheets as of December 31, 2018 and 2017, and the related statements of income, comprehensive income, shareholders’ equity and cash flows for the years ended December 31, 2018, 2017 and 2016 (the “BFST Annual Financial Statements”) and (ii) Quarterly Reports on Form 10-Q for each of the quarters ended March 31, 2019, June 30, 2019 and September 30, 2019, as filed with the SEC, which contain BFST’s unaudited consolidated balance sheets and related statements of income, comprehensive income, shareholders’ equity and cash flows as of and for the quarters and interim periods ended March 31, 2019, June 30, 2019 and September 30, 2019 (the “BFST Interim Financial Statements”).

B.     The BFST Annual Financial Statements and BFST Interim Financial Statements have been prepared from the books and records of BFST and its Subsidiaries and fairly present, in all material respects, the consolidated financial position, results of operations, shareholders’ equity and cash flows of BFST at the dates and for the periods indicated in conformity with GAAP applied on a consistent basis throughout the periods indicated, except that the BFST Interim Financial Statements (i) omit the footnote disclosure required by GAAP and (ii) are subject to normal year-end audit adjustments required by GAAP. The consolidated balance sheets as of future dates and the related statements of income, comprehensive income, shareholders’ equity and cash flows of BFST for the periods then ended, which may be filed by BFST with the SEC subsequent to the date hereof, will be prepared from the books and records of BFST and its Subsidiaries and will fairly present, in all material respects, the consolidated financial position, results of operations, shareholders’ equity and cash flows of BFST at the dates and for the periods indicated in conformity with GAAP applied on a consistent basis throughout the periods indicated, except that unaudited financial statements may (i) omit the footnote disclosure required by GAAP and (ii) be subject to normal year-end audit adjustments required by GAAP.

C.     The records, systems, controls, data and information of BFST and its Subsidiaries are recorded, stored, maintained and operated under means (including any electronic, mechanical or photographic process, whether computerized or not) that are under the exclusive ownership and direct control of BFST or its Subsidiaries or accountants (including all means of access thereto and therefrom).  BFST (x) has implemented and maintains disclosure controls and procedures (as defined in Rule 13a-15(e) promulgated under the Exchange Act) designed to ensure that material information relating to BFST, including its Subsidiaries, is made known to the chief executive officer and the chief financial officer of BFST by others within those entities as appropriate to allow timely decisions regarding required disclosures and to make the certifications required by the Exchange Act and Sections 302 and 906 of the Sarbanes-Oxley Act, and (y) has disclosed, based on its most recent evaluation prior to the date hereof, to BFST’s outside auditors and the audit committee of the BFST Board (i) any significant deficiencies and material weaknesses in the design or operation of internal control over financial reporting (as defined in Rule 13a-15(f) promulgated under the Exchange Act) that are reasonably likely to adversely affect BFST’s ability to record, process, summarize and report financial information, and (ii) to the Knowledge of BFST, any fraud, whether or not material, that involves management or other employees who have a significant role in BFST’s internal controls over financial reporting.  To the Knowledge of BFST, there is no reason to believe that BFST’s outside auditors and its chief executive officer and chief financial officer will not be able to give the certifications and attestations required pursuant to the rules and regulations adopted pursuant to Section 404 of the Sarbanes-Oxley Act, without qualification, when next due.

Section 4.05     Compliance with Laws and Regulatory Filings.

A.     BFST and each of its Subsidiaries have complied in all material respects with and are not in material default or violation under any Legal Requirement relating to BFST or any of its Subsidiaries, including all laws related to data protection or privacy, including, without limitation, the Gramm-Leach-Bliley Act of 1999 and regulations promulgated thereunder, the USA PATRIOT Act, the Bank Secrecy Act, the Equal Credit Opportunity Act and Regulation B, the Fair Housing Act, the Community Reinvestment Act, the Fair Credit Reporting Act, the Truth in Lending Act and Regulation Z, the Home Mortgage Disclosure Act, the Fair Debt Collection Practices Act, the Electronic Fund Transfer Act, the Dodd-Frank Wall Street Reform and Consumer Protection Act, any regulations promulgated by the Consumer Financial Protection Bureau, the Interagency Policy Statement on Retail Sales of Nondeposit Investment Products, the SAFE Mortgage Licensing Act of 2008, the Real Estate Settlement Procedures Act, Regulation X, Flood Disaster Protection Act, Home Owners Equity Protection Act, Right to Financial Privacy Act, Unfair, Deceptive or Abusive Acts or Practices and any other law relating to bank secrecy, discriminatory lending, financing or leasing practices, money laundering prevention, Sections 23A and 23B of the Federal Reserve Act, the Sarbanes-Oxley Act, and all agency requirements relating to the origination, sale and servicing of mortgage and consumer loans (collectively, the “Banking Laws”). Neither BFST nor any BFST Subsidiary have had or, to the Knowledge of BFST, suspected any material incidents of fraud or defalcation involving BFST, any BFST Subsidiary or any of their respective officers, directors or Affiliates during the last two years.

B.     Except as set forth in Section 4.05B of the Schedules, there is no unresolved violation, criticism or exception by any Governmental Authority with respect to any report relating to any examinations of BFST or any BFST Subsidiary.

C.     None of BFST or its Subsidiaries, or to the Knowledge of BFST, any director, officer, employee, agent or other Person acting on behalf of BFST or any of its Subsidiaries has, directly or indirectly, (i) used any funds of BFST or any of its Subsidiaries for unlawful contributions, unlawful gifts, unlawful entertainment or other expenses relating to political activity, (ii) made any unlawful payment to foreign or domestic governmental officials or employees or to foreign or domestic political parties or campaigns from funds of BFST or any of its Subsidiaries, (iii) violated any provision of the Foreign Corrupt Practices Act of 1977, as amended, or any similar law, (iv) established or maintained any unlawful fund of monies or other assets of BFST or any of its Subsidiaries, (v) made any fraudulent entry on the books or records of BFST or any of its Subsidiaries, or (vi) made any unlawful bribe, unlawful rebate, unlawful payoff, unlawful influence payment, unlawful kickback or other unlawful payment to any Person, private or public, regardless of form, whether in money, property or services, to obtain favorable treatment in securing business to obtain special concessions for BFST or any of its Subsidiaries, to pay for favorable treatment for business secured or to pay for special concessions already obtained for BFST or any of its Subsidiaries, or is currently subject to any United States sanctions administered by the Office of Foreign Assets Control of the United States Department of the Treasury.

D.     Neither BFST nor any of its Subsidiaries is in default with respect to any judgment, order, writ, injunction, decree, award, rule or regulation of any Governmental Authority.

E.     b1Bank is “well capitalized” (as that term is defined in 12 C.F.R. Section 325.103(b)), and “well managed” (as that term is defined is 12 C.F.R. Section 225.2(s)), and its Community Reinvestment Act of 1977 rating is no less than “satisfactory.” b1Bank has not been informed that its status as “well capitalized,” “well managed” or “satisfactory,” respectively, will change and has no basis for believing that its status will change.

F.     Except as would not reasonably be expected to have a Material Adverse Change on BFST, BFST and each of its Subsidiaries (i) have all permits, licenses, authorizations, orders, and approvals of, (ii) each has made all filings, applications, and registrations with, all Governmental Authorities that are required in order to permit it to own or lease its properties and to conduct its business as presently conducted and (iii) all such permits, licenses, certificates of authority, orders, and approvals are in full force and effect and, to BFST’s Knowledge, no suspension or cancellation of any of them is threatened.

G.     The deposits of b1Bank are insured by the FDIC in accordance with the FDIA to the fullest extent permitted by law, and b1Bank has paid all premiums and assessments that are due and owing and filed all reports required by the FDIA. No proceedings for the revocation or termination of such deposit insurance are pending or, to BFST’s Knowledge, threatened.

Section 4.06     SEC Reports. BFST has timely filed all material reports and statements, together with any amendments required to be made with respect thereto, that it was required to file with the SEC pursuant to the Exchange Act for the past three (3) years. As of their respective dates (or if amended, as of the date so amended), each of such reports and statements (i) complied in all material respects as to form with the applicable requirements under the Exchange Act and (ii) were true and correct and complied in all material respects with the relevant statutes, rules and regulations enforced or promulgated by the SEC and such reports did not contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

Section 4.07     Consents and Approvals. Except as disclosed in Section 4.07 of the Schedules, no approval, consent, order or authorization of, or registration, declaration or filing with, any Governmental Authority or other third party is required to be made or obtained by BFST or b1Bank in connection with the execution, delivery or performance of this Agreement or to consummate the transactions contemplated by this Agreement.

Section 4.08     Absence of Certain Changes or Events. Since December 31, 2018, BFST and b1Bank have conducted their respective businesses in the ordinary and usual course consistent with safe and sound banking practices (except as otherwise required by this Agreement and excluding the incurrence of expenses related to this Agreement and the transactions contemplated hereby), and (b) no Material Adverse Change on BFST or b1Bank has occurred.

Section 4.09     Proceedings. Except as set forth in of the Schedules or as would not reasonably be expected to be material to BFST and its Subsidiaries, taken as a whole, there are no Proceedings pending or, to the Knowledge of BFST, threatened against BFST or any of its Subsidiaries, or any of their current or former directors or executive officers in their capacities as such, or to which BFST or any of its Subsidiaries or any of their current or former directors or executive officers, in their capacities as such, is a party.

Section 4.10     Undisclosed Liabilities. BFST has not incurred any liability or obligation, accrued, absolute, contingent or otherwise and whether due or to become due (including, without limitation, unfunded obligations under any BFST Employee Plan or liabilities for federal, state or local taxes or assessments or liabilities under any tax sharing agreements between BFST and b1Bank), that is not reflected in or disclosed in the BFST Financial Statements, except those liabilities and expenses (a) incurred in the ordinary course of business and consistent with prudent business practices since the date of the BFST Financial Statements, (b) as disclosed in Section 4.10 of the Schedules or (c) that, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Change on BFST.

Section 4.11     BFST Material Contracts. Except as would not reasonably be expected to be material to BFST and its Subsidiaries, taken as a whole, each BFST Material Contract is legal, valid and binding on BFST or its Subsidiaries, as the case may be, and to the Knowledge of BFST, the other parties thereto, enforceable against BFST or its Subsidiaries, as the case may be, in accordance with its terms, except as enforceability may be limited by the Bankruptcy Exception, and is in full force and effect. Except for performance failures or defaults that would not reasonably be expected to be material to BFST and its Subsidiaries, taken as a whole, each of BFST and its Subsidiaries has performed in all material respects all obligations required to be performed by it to date under each BFST Contract and there are no existing defaults by BFST or its Subsidiary, as the case may be, or, to the Knowledge of BFST, the other party thereunder and there are no allegations or assertions of any such performance failures or defaults by any party under such BFST Contract.

Section 4.12     Taxes and Tax Returns.

A.     Subject to applicable extension periods, BFST and its Subsidiaries have filed all material Tax Returns that each was required to file, including any Tax Returns of any affiliated, consolidated, combined or unitary group of which either BFST or any Subsidiary is or was a member. All such Tax Returns were true, correct and complete in all material respects. All material Taxes due and owing by BFST or any Subsidiary and any affiliated, consolidated, combined or unitary group of which either BFST or any Subsidiary is or was a member (whether or not shown on any Tax Return) have been paid. Neither BFST nor any Subsidiary is currently the beneficiary of any extension of time within which to file any Tax Return (other than extensions to file Tax Returns obtained in the ordinary course of business). No claim has ever been raised in writing by an authority in a jurisdiction where BFST or any Subsidiary does not file Tax Returns that BFST or any Subsidiary is or may be subject to taxation by that jurisdiction. There are no material Liens on any of the assets of BFST or any Subsidiary that arose in connection with any failure (or alleged failure) of BFST or any Subsidiary to pay any Tax, other than (a) mechanic’s, materialmen’s, and similar liens, (b) liens for Taxes not yet due and payable or for Taxes that BFST or any Subsidiary is contesting in good faith through appropriate proceedings, if any, and for which adequate reserves have been established on the most recent applicable balance sheet in accordance with GAAP, (c) purchase money liens and liens securing rental payments under capital lease arrangements, and (d) other liens arising in the ordinary course of business and not incurred in connection with the borrowing of money.

B.     BFST and its Subsidiaries have collected or withheld and duly paid to the appropriate Governmental Authority all material Taxes required to have been collected or withheld in connection with amounts paid or owing to any employee, independent contractor, creditor, shareholder, or other third party.

C.     There is no action, suit, proceeding, audit, assessment, dispute or claim concerning any material Tax liability of BFST or any Subsidiary either (i) claimed or raised by any authority in writing or (ii) as to which BFST or any Subsidiary has Knowledge based upon contact with any agent of such authority.

Section 4.13     Proprietary Rights. BFST and its Subsidiaries own or have the right to use and continue to use the BFST Intellectual Property in the operation of their business. Except as would not reasonably be expected to be material to BFST or its Subsidiaries, taken as a whole, neither BFST nor any Subsidiary is, to BFST’s Knowledge, infringing or violating any patent, copyright, trademark, service mark, label filing or trade name owned or otherwise held by any other party, nor has BFST or any Subsidiary used any confidential information or any trade secrets owned or otherwise held by any other party, without holding a valid license for such use.

Section 4.14     Certain Loans and Related Matters.

A.     Each Loan on the books and records of BFST or any BFST Subsidiary (i) was made and has been serviced in all material respects in accordance with their customary lending standards in the ordinary course of business, (ii) is evidenced in all material respects by appropriate and sufficient documentation, (iii) to the extent secured, has been secured or is in the process of being secured, by valid Liens, which have been perfected or are in the process of being perfected, in accordance with all applicable Laws and, (iv) to the Knowledge of BFST, constitutes the legal, valid and binding obligation of the obligor named in the contract evidencing such Loan subject to bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer and similar laws of general applicability relating to or affecting creditor’s rights or by general equity principles.

B.     BFST has made available to PBI a listing as to BFST and each BFST Subsidiary as of the latest practicable date, which shall be a date no earlier than September 30, 2019: (i) any Loan with an outstanding balance of $5,000,000 or more and under the terms of which the obligor is ninety (90) or more days delinquent in payment of principal or interest, or to BFST’s Knowledge, in default of any other material provision thereof, (ii) each Loan that has been classified as “substandard”, “doubtful”, “loss” or “special mention” or words of similar import by BFST, a BFST Subsidiary or an applicable Regulatory Agency, (iii) a listing of the OREO acquired by foreclosure or by deed-in-lieu thereof, including the book value thereof and (iv) each written or oral loan agreement, note or borrowing arrangement, including leases, credit enhancements, commitments, guarantees and interest-bearing assets, with any Affiliate.

C.      All reserves or other allowances for loan losses reflected in BFST’s financial statements included in the BFST Reports as of and for the year ended December 31, 2019 and as of and for the nine (9) months ended September 30, 2019, comply in all material respects with the standards established by Governmental Entities and GAAP. Neither BFST nor BFST Bank has been notified in writing by any state or federal bank regulatory agency that BFST’s reserves are inadequate or that the practices and policies of BFST in establishing its reserves for the year ended December 31, 2019 and the nine (9) months ended September 30, 2019, and in accounting for delinquent and classified assets, fail to comply with applicable accounting or regulatory requirements.

D.     All Loans owned by BFST or any BFST Subsidiary, or in which BFST or any BFST Subsidiary has an interest, comply in all material respects with applicable Laws, including applicable usury statutes, underwriting and recordkeeping requirements, Regulation O and the Truth in Lending Act, the Equal Credit Opportunity Act, and the Real Estate Settlement Procedures Act.

E.     Neither BFST nor any of its Subsidiaries is a party to any agreement or arrangement with (or otherwise obligated to) any Person which obligates BFST or any of its Subsidiaries to repurchase from any such Person any Loan or other asset of BFST or any of its Subsidiaries, unless there is a material breach of a representation or covenant by BFST or any of its Subsidiaries, and none of the agreements pursuant to which BFST or any of its Subsidiaries has sold Loans or pools of Loans or participations in Loans or pools of Loans contains any obligation to repurchase such Loans or interests therein solely on account of a payment default by the obligor on any such Loan.

Section 4.15     Loan Portfolio and Reserve for Loan Losses.

A.     Except as would not reasonably be expected, either individually or in the aggregate, to be material to BFST and its Subsidiaries, taken as a whole, all Loans of BFST or any of its Subsidiaries, (i) were solicited, originated and currently exist in compliance in all material respects with all applicable requirements of federal and state law and regulations promulgated thereunder, (ii) are adequately documented, (iii) each note evidencing a Loan or credit agreement or security instrument related to a Loan constitutes a valid and binding obligation of the obligor thereunder, enforceable in accordance with the terms thereof, except as the enforceability thereof may be limited by bankruptcy, insolvency or other laws affecting creditors’ rights, and all actions necessary to protect any related security interest have been duly taken and (iv) are owned by BFST or its Subsidiaries free and clear of any Liens other than a blanket lien on qualifying loans provided to the Federal Home Loan Bank of Dallas.

B.     The credit files of BFST and each of its Subsidiaries contain all material information (excluding general, local or national industry, economic or similar conditions) known to BFST or any of its Subsidiaries that is reasonably required to evaluate in accordance with generally prevailing practices in the banking industry the collectability of the Loan portfolio of BFST or any of its Subsidiaries (including Loans that will be outstanding if it advances funds it is obligated to advance). Other than participation loans purchased by BFST or any Subsidiary from third parties that are described in Section 4.15B of the Schedules, no Loans of BFST or any of its Subsidiaries are presently serviced by third parties and there is no obligation which could result in any such Loan becoming subject to third party servicing.

C.     The allowance for loan losses shown on BFST Financial Statements as of December 31, 2018 and of each quarter ended thereafter was calculated in accordance with GAAP in all material respects as applied to banking institutions, and in the reasonable opinion of management, adequate in all respects to provide for all reasonably anticipated losses, net of recoveries relating to loans previously charged off, on Loans outstanding (including accrued interest receivable) of BFST or any of its Subsidiaries and other extensions of credit (including letters of credit or commitments to make loans or extend credit); provided, however, that no representation or warranty is made as to the sufficiency of collateral securing or the collectability of such Loans.

Section 4.16     Employee Relationships. The relations of each of BFST and its Subsidiaries with its respective employees are satisfactory. Neither BFST nor any Subsidiary has received any notice of any controversies with, or organizational efforts or other pending actions by, Representatives of its respective employees. BFST and its Subsidiaries have complied with all Legal Requirements relating to the employment of labor with respect to their respective employees, and any independent contractors it has hired, including any provisions thereof relating to wages, hours, workplace discrimination, collective bargaining and the payment of workman’s compensation insurance and social security and similar Taxes, and no Person has asserted to BFST or any Subsidiary that BFST or any Subsidiary is liable for any arrearages of wages, workman’s compensation insurance premiums or any taxes or penalties for failure to comply with any of the foregoing. To BFST’s Knowledge, no officer of BFST or any of its Subsidiaries is in material violation of any employment contract, confidentiality, non-competition agreement, or any other restrictive covenant. Except as set forth in Section 4.16 of the Schedules, to the Knowledge of BFST, no key executive officer or manager of BFST or b1Bank or any group of employees of BFST or b1Bank has or have any present plans to terminate their employment with BFST or b1Bank.

Section 4.17     Environmental Laws. BFST and its Subsidiaries and any business owned or operated by any of them, whether or not held in a fiduciary or representative capacity, are and for the last seven (7) years have been in compliance in all material respects with all Environmental Laws and permits thereunder. Neither BFST nor any of its Subsidiaries has received notice of any violation of any Environmental Laws or generated, stored, or disposed of any materials designated as Hazardous Materials, and they are not subject to any claim, lien, charge or other encumbrance under any Environmental Laws. Except as set forth in Section 4.17 of the Schedules, to the Knowledge of BFST, no BFST Real Property and no real estate currently owned, operated or leased (including any property acquired by foreclosure or deeded in lieu thereof) by BFST or its Subsidiaries or owned, operated or leased by BFST or its Subsidiaries within the ten (10) years preceding the date of this Agreement, requires any environmental investigation, cleanup or response action to comply with Environmental Laws, or has been the site of any release of any Hazardous Materials. To BFST’s Knowledge, (a) BFST Real Property is free of asbestos, (b) no immovable property currently or previously owned by it, any Subsidiary or their respective predecessors is, or has been, a heavy industrial site or landfill, and (c) there are no underground storage tanks at any properties owned or operated by BFST or any of its Subsidiaries and no underground storage tanks have been closed or removed from any properties owned or operated by BFST or any of its Subsidiaries. BFST has made available to PBI all environmental audits, site assessments, documentation regarding off-site disposal of Hazardous Materials, reports and other material environmental documents related to BFST Real Property, any immovable property formerly owned or operated by BFST or any of its Subsidiaries or any of their respective predecessors, and any other immovable property acquired by foreclosure or deeded in lieu thereof, which are in the possession or reasonable control of BFST or any of its Subsidiaries.

Section 4.18     Regulatory Matters.

A.     Except as set forth on Section 4.18 of the Schedules, neither BFST nor any BFST Subsidiary is now or has been, within the last five (5) years, (i) subject to any cease-and-desist or other order or enforcement action issued by, (ii) a party to any written agreement, consent agreement or memorandum of understanding with, (iii) a party to any commitment letter or similar undertaking to, (iv) subject to any order or directive by, (v) ordered to pay any civil penalty by, (vi) a recipient of a supervisory letter from, or (vii) subject to any board resolutions adopted at the request or suggestion of, any Governmental Authority that restricts or restricted the conduct of its business or that relates or related to its capital adequacy, its ability to pay dividends, its credit or risk management policies, its management or its business, nor has BFST been notified by any Governmental Authority that it is considering initiating any such Proceeding.

B.     Neither BFST nor any Subsidiary knows of any fact or circumstance relating to it that would materially impede or delay receipt of any Requisite Regulatory Approvals, the Merger, or the other transactions contemplated by this Agreement, nor does BFST or any Subsidiary have any reason to believe that the parties will not be able to obtain all Requisite Regulatory Approvals or why any Burdensome Condition would be imposed.

Section 4.19     Employee Benefit Plans.

A.     All of the BFST Employee Plans comply and have been administered in all material respects with their terms and with all Legal Requirements. There has occurred no “prohibited transaction” (as defined in Section 406 of ERISA or Section 4975 of the Code) with respect to the BFST Employee Plans. All material contributions, premiums or other payments required by law or by any BFST Employee Plan that are due as of the date of this Agreement have been made by the due date thereof.

B.     Each BFST Employee Plan that is intended to be a “qualified plan” within the meaning of Section 401(a) of the Code is qualified in form and operation and no event or circumstance has occurred that would disqualify any such BFST Employee Plan.

C.     Neither BFST nor any ERISA Affiliate has any material liability with respect to a Multiemployer Plan. Neither BFST nor any ERISA Affiliate has, at any time contributed to or been obligated to contribute to any multiemployer plan, as defined by Section 3(37) of ERISA (a “Multiemployer Plan”) and neither BFST, nor any ERISA Affiliate has incurred any withdrawal liability under Part I of Subtitle E of Title IV of ERISA and there are no circumstances known to BFST under which either BFST or any ERISA Affiliate could incur any withdrawal liability under Part I of Subtitle E of Title IV of ERISA. Neither BFST nor any ERISA Affiliate sponsors, maintains or contributes to any employee benefit plan that is subject to Title IV of ERISA or Section 412 of the Code, and neither BFST nor any ERISA Affiliate has, at any time during the last six (6) years, sponsored, maintained, contributed to or been obligated to contribute to any plan subject to Title IV of ERISA or Section 412 of the Code.

D.     Each BFST Employee Plan that is a nonqualified deferred compensation plan subject to Code §409A has been operated and administered in compliance in all material respects with Code §409A since January 1, 2005, is in documentary compliance in all material respects with Code §409A, and no material amounts under any such plan, agreement or arrangement is or has been subject to the interest or additional Tax set forth under Code §409A(a)(1)(B). No BFST Employee Plan that would be a nonqualified deferred compensation plan subject to Code §409A but for the effective date provisions that are applicable to §409A, has been “materially modified” within the meaning of Section 885(d)(2)(B) of the AJCA after October 22, 2004.

Section 4.20     Brokers. Except as set forth in Section 4.20 of the Schedules, no broker, finder or investment banker is entitled to any brokerage, finders, or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of BFST or any of its Subsidiaries.

Section 4.21     Representations Not Misleading. No representation or warranty by BFST contained in this Agreement, nor any statement, exhibit or schedule furnished to PBI by BFST under and or in anticipation of this Agreement, contains or will contain on the Closing Date any untrue statement of a material fact or omits or will omit to state a material fact necessary to make the statements contained herein or therein, in light of the circumstances under which it was or will be made, not misleading, in any material respect. No information material to the Merger, and that is necessary to make the representations and warranties herein contained not misleading, in any material respect, has been withheld by BFST.

Article V
REPRESENTATIONS AND WARRANTIES OF PBI

Except as specifically set forth in a Section to the Schedules, PBI makes the following representations and warranties to BFST as of the date of this Agreement and as of the Closing Date, except with respect to those representations and warranties specifically made as of an earlier date (in which case such representations and warranties are made as of such earlier date).

Section 5.01     Organization and Qualification.

A.     PBI is a corporation duly organized, validly existing and in good standing under the laws of the State of Louisiana and a bank holding company duly registered under the Bank Holding Company Act of 1956, as amended, subject to all laws, rules and regulations applicable to bank holding companies. Pedestal Bank is a Louisiana state bank duly organized, validly existing and in good standing under the laws of the State of Louisiana. Each of PBI’s Subsidiaries is duly organized, validly existing and in good standing under the laws of the State of Louisiana.

B.     PBI and its Subsidiaries have full power and authority (including all licenses, registrations, qualifications, franchises, permits and other governmental authorizations which are legally required) to own, lease and operate their properties, to engage in the business and activities now conducted by them and to enter into this Agreement.

C.     Pedestal Bank (i) is duly authorized to conduct a general banking business, embracing all usual deposit functions of commercial banks as well as commercial, industrial and real estate loans, installment credits, collections and safe deposit facilities subject to the supervision of the FDIC and the Louisiana Office of Financial Institutions, and (ii) is an insured bank as defined in the FDIA.

D.     Except as disclosed in Section 5.01D of the Schedules, other than Pedestal Bank, PBI has no equity interest, direct or indirect, in any bank or corporation or in any other Entity, except as acquired through settlement of indebtedness, foreclosure, the exercise of creditors’ remedies or in a fiduciary capacity, and the business carried on by PBI has not been conducted through any other direct or indirect Subsidiary of PBI. Except as disclosed in Section 5.01D of the Schedules, Pedestal Bank has no equity interest, direct or indirect, in any other bank or corporation or in any other Entity, except as acquired (i) in the ordinary course of business as part of the investment portfolio of Pedestal Bank or (ii) through settlement of indebtedness, foreclosure, the exercise of creditors’ remedies or in a fiduciary capacity, and the business carried on by Pedestal Bank has not been conducted through any other direct or indirect Subsidiary of Pedestal Bank.

E.     Section 5.01E of the Schedules sets forth a complete and accurate list of all Subsidiaries of PBI, including the jurisdiction of organization and all jurisdictions in which any such entity is qualified to do business and the number of shares or other equity interests in such Subsidiary held by PBI. Except as set forth in Section 5.01E of the Schedules, (i) PBI owns, directly or indirectly, all of the issued and outstanding equity securities of each PBI Subsidiary, (ii) no equity securities of any of PBI’s Subsidiaries are or may become required to be issued (other than to PBI) by reason of any contractual right or otherwise, (iii) there are no contracts, commitments, understandings, or arrangements by which any of such Subsidiaries is or may be bound to sell or otherwise transfer any of its equity securities (other than to PBI or a Subsidiary of PBI), (iv) there are no contracts, commitments, understandings or arrangements relating to PBI’s rights to vote or to dispose of such securities, (v) all of the equity securities of each such Subsidiary held by PBI, directly or indirectly, are validly issued, fully paid, non-assessable and are not subject to preemptive or similar rights, and (vi) all of the equity securities of each Subsidiary that is owned, directly or indirectly, by PBI or any Subsidiary thereof, are free and clear of all Liens, other than restrictions on transfer under applicable Legal Requirements. Neither PBI nor any of its Subsidiaries has any trust preferred securities or other similar securities outstanding

Section 5.02     Capitalization.

A.     The authorized capital stock of PBI consists of (i) 10,000,000 shares of voting common stock, par value $1.00 per share, 4,357,658 shares of which are issued and outstanding, and 5,956 shares are reserved for issuance upon the settlement of issued and outstanding PBI RSU Awards, and (ii) 5,000,000 shares of non-voting common stock, par value $1.00 per share, none of which are issued and outstanding. The outstanding shares of PBI Common Stock have been duly authorized and are validly issued and outstanding, fully paid and nonassessable, and have not been issued in violation of the preemptive rights of any Person and have been issued in compliance with applicable Legal Requirements. There are no restrictions applicable to the payment of dividends or other distributions on the shares of the capital stock of PBI, except under any Legal Requirement, and all dividends and other distributions declared prior to the date of this Agreement on PBI Common Stock have been paid. Except for PBI RSU Awards and as otherwise disclosed in Section 5.02A of the Schedules, there are no (i) other outstanding equity securities of any kind or character, or (ii) outstanding subscriptions, contracts, options, convertible securities, preemptive rights, warrants, calls or other agreements or commitments of any kind issued or granted by, binding upon or otherwise obligating PBI to issue, sell or otherwise dispose of, or to purchase, redeem or otherwise acquire, any shares of capital stock of PBI. There are no outstanding contractual obligations of PBI to vote or dispose of any shares of the capital stock of PBI. Except as disclosed in Section 5.02A of the Schedules, there are no shareholder agreements, voting trusts or similar agreements relating to the PBI Common Stock to which PBI is a party. All of the issued PBI RSU Awards have been duly authorized, validly issued and were offered and issued free of preemptive or similar rights and offered and issued in compliance with applicable securities laws. All of the issued and outstanding PBI RSU Awards are owned of record by the holders in the amounts set forth in Section 5.02A of the Schedules as of the date of this Agreement. Section 5.02A of the Schedules sets forth, with respect to each PBI RSU Award, the grantee, the grant date, vesting schedule and vesting conditions.

B.     The authorized capital stock of Pedestal Bank consists of 5,000,000 shares of common stock, par value $1.00 per share, 839,690 of which are issued and outstanding. The outstanding shares of common stock of Pedestal Bank and all PBI Subsidiaries have been duly authorized and are validly issued and outstanding, fully paid and nonassessable, and have not been issued in violation of the preemptive rights of any Person and have been issued in compliance with applicable securities laws. There are no restrictions applicable to the payment of dividends or other distributions on the shares of the capital stock of Pedestal Bank, except under any Legal Requirement, and all dividends and other distributions declared prior to the date of this Agreement on the common stock of Pedestal Bank have been paid. There are no (i) other outstanding equity securities of any kind or character, or (ii) outstanding subscriptions, contracts, options, convertible securities, preemptive rights, warrants, calls or other agreements or commitments of any kind issued or granted by, binding upon or otherwise obligating any PBI Subsidiary to issue, sell or otherwise dispose of, or to purchase, redeem or otherwise acquire, any shares of capital stock of such PBI Subsidiary. There are no outstanding contractual obligations of any PBI Subsidiary to vote or dispose of any shares of the capital stock of such PBI Subsidiary. There are no shareholder agreements, voting trusts or similar agreements relating to the common stock of any PBI Subsidiary to which such PBI Subsidiary is a party.

Section 5.03     Execution and Delivery; No Violation.

A.     PBI has full corporate power and authority to execute and deliver this Agreement and, subject to the receipt of all required regulatory and shareholder approvals, to perform its obligations under this Agreement. PBI has taken all requisite corporate action necessary to authorize the execution, delivery and (provided the required regulatory and shareholder approvals are obtained) performance of this Agreement and the other agreements and documents contemplated by this Agreement to which it is a party. The PBI Board has determined that the Merger, on the terms and conditions set forth in this Agreement, is in the best interests of PBI and its shareholders and has directed that this Agreement and the transactions contemplated hereby be submitted to PBI’s shareholders for approval at a meeting of such shareholders and has adopted a resolution to the foregoing effect. Except for the approval of this Agreement by a vote in accordance with the LBCA and PBI’s Constituent Documents at the PBI Meeting (the “Requisite PBI Vote”) and the adoption and approval of the Bank Merger Agreement by PBI as Pedestal Bank’s sole shareholder, no other corporate proceedings on the part of PBI are necessary to approve this Agreement or to consummate the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by PBI. Assuming due authorization, execution and delivery by BFST, this Agreement constitutes the legal, valid and binding obligation of PBI, enforceable against PBI in accordance with its terms and conditions, except as enforceability may be limited by the Bankruptcy Exception.

B.     Subject to the receipt of any regulatory consents and approvals set forth in Section 5.09 and the expiration of related waiting periods, and neither the execution, delivery or performance of this Agreement nor the consummation of the transactions contemplated by this Agreement, constitutes or will constitute (i) a breach or violation of any provision of the Constituent Documents of PBI or any PBI Subsidiary; (ii) a violation of any Legal Requirement applicable to PBI, a PBI Subsidiary or any of their respective properties or assets or require the consent or approval of any Governmental Authority; or (iii) a breach or violation of, a conflict with, the loss of any benefit under, a default (or an event which, with notice or the lapse of time, or both, would constitute a default) under, an event of termination or cancellation under, an event giving rise to acceleration of the performance required by or rights or obligations under, or an event resulting in the creation of any Lien upon any of the properties or assets of PBI or any PBI Subsidiary under or require the consent or approval of any Person (other than any Governmental Authority) under, any loan or credit agreement, note, bond, mortgage, indenture, lease or other agreement, instrument, permit, concession, franchise, license or similar authorization to which PBI or a PBI Subsidiary is a party, or by which it or any of its properties, assets or business activities may be bound or affected. PBI has made available to BFST a complete and correct copy of its charter and bylaws or equivalent organizational documents, each as amended to date, of PBI and each of its Subsidiaries, the minute books of PBI and each of its Subsidiaries, and the stock ledgers and stock transfer books of PBI and each of its Subsidiaries. Neither PBI nor any of its Subsidiaries is in violation of any of the terms of its Constituent Documents.

Section 5.04     Compliance with Laws and Regulatory Filings.

A.     Except as disclosed in Section 5.04A of the Schedules, PBI and each of its Subsidiaries have complied in all material respects with and are not in material default or violation under any Banking Laws. Neither PBI nor any PBI Subsidiary have had or suspected any material incidents of fraud or defalcation involving PBI, any PBI Subsidiary or any of their respective officers, directors or Affiliates during the last two years. Each of PBI and Pedestal Bank has timely and properly filed and maintained in all material respects all requisite Currency Transaction Reports and Suspicious Activity Reports and has systems customarily used by financial institutions of a similar size to Pedestal Bank that are designed to properly monitor transaction activity (including wire transfers).

B.     PBI and its Subsidiaries have filed all reports, registrations and statements, together with any amendments required to be made thereto, that are required to be filed with all Governmental Authorities having supervisory jurisdiction over PBI and its Subsidiaries, and such reports, registrations and statements as finally amended or corrected, are true and correct in all material respects. Except as set forth in Section 5.04B of the Schedules, there is no unresolved violation, criticism or exception by any Governmental Authority with respect to any report relating to any examinations of PBI or any PBI Subsidiary.

C.     None of PBI or its Subsidiaries, or to the Knowledge of PBI, any director, officer, employee, agent or other Person acting on behalf of PBI or any of its Subsidiaries has, directly or indirectly, (i) used any funds of PBI or any of its Subsidiaries for unlawful contributions, unlawful gifts, unlawful entertainment or other expenses relating to political activity, (ii) made any unlawful payment to foreign or domestic governmental officials or employees or to foreign or domestic political parties or campaigns from funds of PBI or any of its Subsidiaries, (iii) violated any provision of the Foreign Corrupt Practices Act of 1977, as amended, or any similar law, (iv) established or maintained any unlawful fund of monies or other assets of PBI or any of its Subsidiaries, (v) made any fraudulent entry on the books or records of PBI or any of its Subsidiaries, or (vi) made any unlawful bribe, unlawful rebate, unlawful payoff, unlawful influence payment, unlawful kickback or other unlawful payment to any Person, private or public, regardless of form, whether in money, property or services, to obtain favorable treatment in securing business to obtain special concessions for PBI or any of its Subsidiaries, to pay for favorable treatment for business secured or to pay for special concessions already obtained for PBI or any of its Subsidiaries, or is currently subject to any United States sanctions administered by the Office of Foreign Assets Control of the United States Department of the Treasury.

D.     Pedestal Bank is “well capitalized” (as that term is defined in 12 C.F.R. Section 325.103(b)), and “well managed” (as that term is defined is 12 C.F.R. Section 225.2(s)), and its Community Reinvestment Act of 1977 rating is no less than “satisfactory.” Pedestal Bank has not been informed that its status as “well capitalized,” “well managed” or “satisfactory,” respectively, will change and has no basis for believing that its status will change.

E.     PBI and each of its Subsidiaries have all material permits, licenses, authorizations, orders, and approvals of, and each has made all material filings, applications, and registrations with, all Governmental Authorities that are required in order to permit it to own or lease its properties and to conduct its business as presently conducted. All such material permits, licenses, certificates of authority, orders, and approvals are in full force and effect and, to PBI’s Knowledge, no suspension or cancellation of any of them is threatened.

F.     The deposits of Pedestal Bank are insured by the FDIC in accordance with the FDIA to the fullest extent permitted by law, and Pedestal Bank has paid all premiums and assessments that are due and owing and filed all reports required by the FDIA. No proceedings for the revocation or termination of such deposit insurance are pending or, to PBI’s Knowledge, threatened.

Section 5.05     PBI Financial Statements. PBI has furnished to BFST true and complete copies of (i) the audited consolidated financial statements of PBI as of and for the years ended December 31, 2018, 2017 and 2016, including balance sheets and the related statements of income, stockholders’ equity and cash flows (collectively, the “PBI Audited Statements”), and (ii) the unaudited consolidated financial statements of PBI as of and for the nine months ended September 30, 2019, including balance sheets and the related statements of income, stockholders’ equity and cash flows (collectively, the “PBI Unaudited Statements” and, together with the PBI Audited Statements, the “PBI Financial Statements”). The PBI Audited Statements and, subject to the absence of footnotes and normal year-end adjustments consistent with past practice that are immaterial in amount and substance, the PBI Unaudited Statements, were prepared in accordance with the books of account and other financial records of PBI and its Subsidiaries, and fairly present in all material respects the financial condition, results of operations and cash flows (other than cash flows for the PBI Unaudited Statements) of PBI and its Subsidiaries, as of the dates thereof and for the periods covered thereby in accordance with GAAP, applied on a basis consistent during the periods involved. The PBI Financial Statements do not contain any items of special or nonrecurring income or any other income not earned in the ordinary course of business except as expressly specified therein. No financial statements of any Entity other than PBI’s Subsidiaries are required by GAAP to be included in the consolidated financial statements of PBI.

Section 5.06     Pedestal Bank Call Reports. PBI has furnished BFST with true and complete copies of the Reports of Condition and Income of Pedestal Bank as of and for each period during the year ended December 31, 2018 and as of and for the periods ended March 30, 2019, June 30, 2019 and September 30, 2019 (each, a “Pedestal Bank Call Report”). Each Pedestal Bank Call Report fairly presents, in all material respects, the financial position of Pedestal Bank and the results of its operations at the date and for the period indicated in conformity with the Instructions for the Preparation of Call Reports as promulgated by applicable regulatory authorities. None of the Pedestal Bank Call Reports contain items of special or nonrecurring income or any other income not earned in the ordinary course of business except as expressly specified therein.

Section 5.07     Undisclosed Liabilities. PBI has not incurred any material liability or obligation, accrued, absolute, contingent or otherwise and whether due or to become due (including, without limitation, unfunded obligations under any PBI Employee Plan or liabilities for federal, state or local taxes or assessments or liabilities under any tax sharing agreements between PBI and Pedestal Bank), that is not reflected in or disclosed in the PBI Financial Statements or the Pedestal Bank Call Reports, except (a) those liabilities and expenses incurred in the ordinary course of business and consistent with prudent business practices since the date of the PBI Financial Statements or the Pedestal Bank Call Reports, respectively or (b) as disclosed in Section 5.07 of the Schedules.

Section 5.08     Proceedings. Except as set forth in Section 5.08 of the Schedules, there are no Proceedings pending or, to the Knowledge of PBI, threatened against PBI or any of its Subsidiaries, or any of their current or former directors or executive officers in their capacities as such, or to which PBI or any of its Subsidiaries or any of their current or former directors or executive officers, in their capacities as such, is a party, and PBI has no Knowledge of any basis on which any such Proceedings could be brought. Neither PBI nor any of its Subsidiaries is in default with respect to any judgment, order, writ, injunction, decree, award, rule or regulation of any Governmental Authority.

Section 5.09     Consents and Approvals. Except for the approval of the shareholders of PBI or as disclosed in Section 5.09 of the Schedules, no approval, consent, order or authorization of, or registration, declaration or filing with, any Governmental Authority or other third party is required to be made or obtained by PBI or any PBI Subsidiary in connection with the execution, delivery or performance of this Agreement or to consummate the transactions contemplated by this Agreement.

Section 5.10     Real Property Owned or Leased.

A.     Section 5.10A of the Schedules contains a true, correct and complete list of all immovable property owned or leased by PBI or its Subsidiaries, including non-residential other real estate, and the owner or lessee thereof (the “PBI Real Property”). True and complete copies of all deeds and leases for, or other documentation evidencing ownership of or a leasehold interest in, PBI Real Property, title insurance policies for PBI Real Property that is owned by PBI or its Subsidiaries, and all mortgages, deeds of trust and security agreements to which such property is subject have been furnished or made available to BFST.

B.     Except as set forth in Section 5.10A of the Schedules, no lease or deed with respect to any PBI Real Property contains any restrictive covenant that materially restricts the use, transferability or value of such PBI Real Property pertaining to its current primary business purpose.

C.     None of the buildings and structures located on any PBI Real Property, nor any appurtenances thereto or equipment therein, nor the operation or maintenance thereof, violates in any manner any restrictive covenants or encroaches on any property owned by others, nor does any building or structure of third parties encroach upon any PBI Real Property, except for those violations and encroachments which in the aggregate could not reasonably be expected to cause a Material Adverse Change on PBI. No condemnation, eminent domain or other Proceeding is pending or, to PBI’s Knowledge, threatened, which could reasonably be expected to preclude or materially impair the use of any PBI Real Property in the manner in which it is currently being used.

D.     Except as set forth in Section 5.10A of the Schedules, PBI or one of its Subsidiaries has good and indefeasible title to, or a valid and enforceable leasehold interest in, all PBI Real Property, and such interest is free and clear of all liens, including Tax liens, charges, imperfections of title or other encumbrances, except (i) statutory liens for amounts not yet delinquent or which are being contested in good faith through proper proceedings and for which adequate reserves have been provided in the PBI Financial Statements and (ii) easements, covenants, restrictions and other matters of record which do not, individually or in the aggregate, materially adversely affect the use and enjoyment of the relevant immovable property.

E.     All buildings and other facilities used in the business of PBI and its Subsidiaries are in adequate condition (ordinary wear and tear excepted) and are free from defects which could reasonably be expected to materially interfere with the current or future use of such facilities consistent with past practices.

Section 5.11     Personal Property. Except as set forth in Section 5.11 of the Schedules, each of PBI and its Subsidiaries has good title to, or a valid leasehold interest in, all movable property, whether corporeal or incorporeal, used in the conduct of its business (the “PBI Personal Property”), free and clear of all liens, charges, imperfections of title or other encumbrances and except (i) statutory liens for amounts not yet delinquent or which are being contested in good faith through proper proceedings and for which adequate reserves have been provided in the PBI Financial Statements and (ii) such other liens, charges imperfections of title and encumbrances as do not individually or in the aggregate materially adversely affect the use and enjoyment of the relevant PBI Personal Property. Subject to ordinary wear and tear, the PBI Personal Property, taken as a whole, is in good operating condition and repair and is adequate for the uses to which it is being put.

Section 5.12     Absence of Certain Changes or Events. Since December 31, 2018, PBI has conducted its business only in the ordinary course and has not, other than in the ordinary course of business and consistent with past practices and safe and sound banking practices or as disclosed in Section 5.12 of the Schedules:

A.     Incurred any obligation or liability, absolute, accrued, contingent or otherwise, whether due or to become due, except deposits taken and federal funds purchased and current liabilities for trade or business obligations, none of which, individually or in the aggregate, result in a Material Adverse Change;

B.     Discharged or satisfied any Lien or paid any obligation or liability, whether absolute or contingent, due or to become due;

C.     Declared or made any payment of dividends or other distribution to its shareholders, or purchased, retired or redeemed, or obligated itself to purchase, retire or redeem, any of its shares of capital stock or other securities;

D.     Issued, reserved for issuance, granted, sold or authorized the issuance of any shares of its capital stock or other securities or subscriptions, options, warrants, calls, rights or commitments of any kind relating to the issuance thereto;

E.     Acquired any capital stock or other equity securities or acquired any equity or ownership interest in any Entity (except (i) through settlement of indebtedness, foreclosure, or the exercise of creditors’ remedies or (ii) in a fiduciary capacity, the ownership of which does not expose it to any liability from the business, operations or liabilities of such Person);

F.     Mortgaged, pledged or subjected to Lien any of its property, business or assets, tangible or intangible except (i) statutory liens not yet delinquent, (ii) consensual landlord liens, (iii) minor defects and irregularities in title and encumbrances that do not materially impair the use thereof for the purpose for which they are held, (iv) pledges of assets to secure public funds deposits, and (v) those assets and properties disposed of for fair value since the dates of the most recent PBI Financial Statement or Pedestal Bank Call Report;

G.     Sold, transferred, leased to others or otherwise disposed of any of its assets (except for assets disposed of for fair value) or canceled or compromised any debt or claim, or waived or released any right or claim (except in conjunction with the settlement of litigation described in Section 5.12L) of material value;

H.     Terminated, canceled or surrendered, or received any notice of or threat of termination or cancellation of any contract, lease or other agreement or suffered any damage, destruction or loss (whether or not constituting, or may reasonably be anticipated to result in, a Material Adverse Change covered by insurance), which, in any case or in the aggregate, may reasonably constitute a Material Adverse Change;

I.     Disposed of, permitted to lapse, transferred or granted any rights under, or entered into any settlement regarding the breach or infringement of, any United States or foreign license or PBI Intellectual Property or modified any existing rights with respect thereto;

J.     Made any change in the rate of compensation, commission, bonus, vesting or other direct or indirect remuneration payable, or paid or agreed or orally promised to pay, conditionally or otherwise, any bonus, extra compensation, pension or severance or vacation pay, to or for the benefit of any of its shareholders, directors, officers, employees or agents, or entered into any employment or consulting contract or other agreement with any director, officer or employee or adopted, amended in any material respect or terminated any pension, employee welfare, retirement, stock purchase, stock option, stock appreciation rights, termination, severance, income protection, golden parachute, savings or profit sharing plan (including trust agreements and insurance contracts embodying such plans), any deferred compensation, or collective bargaining agreement, any group insurance contract or any other incentive, welfare or employee benefit plan or agreement maintained by it for the benefit of its directors, employees or former employees;

K.     Except for improvements or betterments relating to its properties, made any capital expenditures or capital additions or betterments in excess of an aggregate of $250,000;

L.     Instituted, had instituted against it, settled or agreed to settle any litigation, action or proceeding before any court or governmental body relating to its property other than routine collection suits instituted by it to collect amounts owed or suits in which the amount in controversy is less than $100,000;

M.     Except for the transactions contemplated by this Agreement or as otherwise permitted hereunder, entered into any transaction, or entered into, modified or amended any contract or commitment;

N.     Entered into or given any promise, assurance or guarantee of the payment, discharge or fulfillment of any undertaking or promise made by any Person;

O.     Sold, or knowingly disposed of, or otherwise divested itself of the ownership, possession, custody or control, of any corporate books or records of any nature that, in accordance with sound business practice, normally are retained for a period of time after their use, creation or receipt, except at the end of the normal retention period;

P.     Made any, or acquiesced with any, change in any accounting methods, principles or material practices except as required by GAAP; or

Q.     Entered into any agreement or made any commitment whether in writing or otherwise to take any of the types of action described in subsections A. through P. above.

Section 5.13     Certain Leases, Contracts and Agreements.

A.     Except as set forth in Section 5.13 of the Schedules (the “PBI Contracts”), neither PBI nor any of its Subsidiaries is a party to or bound by any of the following (whether written or oral, express or implied):

(i)     employment contracts, change-in-control agreements or severance arrangements (including any collective bargaining contract or union agreement or agreement with an independent consultant);

(ii)     bonus, stock option, restricted stock, stock appreciation, deferred compensation arrangement, profit-sharing plan, pension plan, retirement plan, welfare plan or other employee benefit agreement or arrangement;

(iii)     any material lease or license with respect to any property, real or personal, whether as landlord, tenant, licensor or licensee;

(iv)     contract or commitment for capital expenditures;

(v)     material contract or commitment for the purchase of materials or supplies or for the performance of services over a period of more than sixty (60) days after the date of this Agreement;

(vi)     contract or option to purchase or sell any real or personal property other than any contract for the purchase of personal property in the ordinary course of business;

(vii)     contract, agreement or letter with respect to the management or operations of PBI or Pedestal Bank imposed by any Governmental Authority having supervisory jurisdiction over PBI or Pedestal Bank;

(viii)     note, debenture, agreement, contract or indenture related to the borrowing by PBI or any Subsidiary of money other than those entered into in the ordinary course of business;

(ix)     guaranty of any obligation for the borrowing of money, excluding endorsements made for collection, repurchase or resell agreements, letters of credit and guaranties made in the ordinary course of business;

(x)     agreement with or extension of credit to any executive officer or director of PBI or any Subsidiary or holder of ten percent (10%) or more of the issued and outstanding PBI Common Stock, or any affiliate of such Person;

(xi)     agreement with any executive officer or director of PBI or any Subsidiary or holder of ten percent (10%) or more of the issued and outstanding PBI Common Stock or any affiliate of such Person, relating to bank owned life insurance;

(xii)     lease of immovable property;

(xiii)     any agreement containing covenants that limit the ability of PBI or any of its Subsidiaries to compete in any line of business or with any Person, or that involve any restriction on the geographic area in which, or method by which, PBI (including any successor thereof) or any of its Subsidiaries (including any successor thereof) may carry on its business (other than as may be required by law or any Governmental Authority);

(xiv)     any data processing or other electronic banking services agreement or contract which may not be terminated without payment or penalty upon notice of 30 days or less;

(xv)     any agreement pursuant to which PBI or any of its Subsidiaries may become obligated to invest in or contribute capital to any Person;

(xvi)     any agreement, contract, arrangement, commitment, or understanding (whether written or oral) which would entitle any present or former director, officer, employee, consultant, or agent of PBI or any of its Subsidiaries to indemnification from PBI or any of its Subsidiaries;

(xvii)     any agreement, contract, arrangement, commitment, or understanding (whether written or oral) which grants any right of first refusal, right of first offer, or similar right with respect to any assets or properties of PBI or its respective Subsidiaries;

(xviii)     any agreement, contract, arrangement, commitment, or understanding (whether written or oral) relating to any joint venture, partnership, limited liability company agreement, or other similar agreement or arrangement;

(xix)     any agreement, contract, arrangement, commitment, or understanding (whether written or oral) which relates to the disposition or acquisition of assets or any interest in any business enterprise outside the ordinary course of business;

(xx)     any agreement, contract, arrangement, commitment, or understanding (whether written or oral) which is not terminable on 60 days or less notice and involving the payment of more than $100,000 per annum; or

(xxi)     contracts, other than the foregoing, with payments aggregating $100,000 or more not made in the ordinary course of business.

B.     Each PBI Contract is legal, valid and binding on PBI or its Subsidiaries, as the case may be, and to the Knowledge of PBI, the other parties thereto, enforceable against PBI or its Subsidiaries, as the case may be, in accordance with its terms, except as enforceability may be limited by the Bankruptcy Exception, and is in full force and effect. Each of PBI and its Subsidiaries has performed in all material respects all obligations required to be performed by it to date under each PBI Contract and there are no existing defaults by PBI or its Subsidiary, as the case may be, or, to the Knowledge of PBI, the other party thereunder and there are no allegations or assertions of such by any party under such PBI Contract or any events that with notice, lapse of time or the happening or occurrence of any other event would be reasonably likely to constitute a default thereunder. A true and complete copy of each PBI Contract has been delivered or made available to BFST.

Section 5.14     Taxes and Tax Returns.

A.     Subject to applicable extension periods, PBI and its Subsidiaries have filed all Tax Returns that each was required to file, including any Tax Returns of any affiliated, consolidated, combined or unitary group of which either PBI or any Subsidiary is or was a member. All such Tax Returns were true, correct and complete in all material respects. All Taxes due and owing by PBI or any Subsidiary and any affiliated, consolidated, combined or unitary group of which either PBI or any Subsidiary is or was a member (whether or not shown on any Tax Return) have been paid. Neither PBI nor any Subsidiary is currently the beneficiary of any extension of time within which to file any Tax Return. No claim has ever been raised in writing by an authority in a jurisdiction where PBI or any Subsidiary does not file Tax Returns that PBI or any Subsidiary is or may be subject to taxation by that jurisdiction. There are no Liens on any of the assets of PBI or any Subsidiary that arose in connection with any failure (or alleged failure) of PBI or any Subsidiary to pay any Tax, other than (a) mechanic’s, materialmen’s, and similar liens, (b) liens for Taxes not yet due and payable or for Taxes that PBI or any Subsidiary is contesting in good faith through appropriate proceedings, if any, and for which adequate reserves have been established on the most recent applicable balance sheet in accordance with GAAP, (c) purchase money liens and liens securing rental payments under capital lease arrangements, and (d) other liens arising in the ordinary course of business and not incurred in connection with the borrowing of money.

B.     PBI and its Subsidiaries have collected or withheld and duly paid to the appropriate Governmental Authority all Taxes required to have been collected or withheld in connection with amounts paid or owing to any employee, independent contractor, creditor, shareholder, or other third party.

C.     There is no action, suit, proceeding, audit, assessment, dispute or claim concerning any Tax liability of PBI or any Subsidiary either (i) claimed or raised by any authority in writing or (ii) as to which PBI or any Subsidiary has Knowledge based upon contact with any agent of such authority. Section 5.14C of the Schedules lists all federal, state, local, and foreign income Tax Returns filed with respect to PBI or any Subsidiary for any taxable period that is still open under the applicable statute of limitations, indicates those Tax Returns that have been audited, and indicates those Tax Returns that currently are the subject of audit. PBI has made available to BFST correct and complete copies of all federal income Tax Returns, examination reports, and statements of deficiencies assessed against or agreed to by PBI and its Subsidiaries with respect to all taxable periods that are still open under the applicable statute of limitations.

D.     Neither PBI nor any of its Subsidiaries has waived any statute of limitations in respect of Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency.

E.     Neither PBI nor any of its Subsidiaries has been a United States real property holding corporation within the meaning of Code Section 897(c)(2) during the applicable period specified in Code Section 897(c)(1)(A)(ii). Neither PBI nor any of its Subsidiaries has participated in a reportable or listed transaction as defined under Sections 6011 and 6111 of the Code and Treasury Regulations Section 1.6011-4. Except as set forth in Section 5.14E of the Schedules, neither PBI nor any of its Subsidiaries (i) is a party to any Tax allocation or sharing agreement, (ii) has been a member of an Affiliated Group filing a consolidated federal income Tax Return (other than the Affiliated Group of which PBI is the common parent) or (iii) has any Liability for the Taxes of any Person (other than PBI and its Subsidiaries) under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local, or foreign law), as a transferee or successor, by contract, or otherwise.

F.     Neither PBI nor any of its Subsidiaries has been required to disclose on its federal income Tax Returns any position that could give rise to a substantial understatement of federal income tax within the meaning of Section 6662 of the Code.

G.     Neither PBI, any of its Subsidiaries nor BFST will be required to include any item of income in, nor will PBI, any of its Subsidiaries or BFST be required to exclude any item of deduction from, taxable income for any taxable period (or portion thereof) ending on or after the Closing Date as a result of any: (i) change in method of accounting for a taxable period ending on or prior to the Closing Date under Section 481 of the Code (or any corresponding or similar provision of state, local or foreign income Tax law); (ii) “closing agreement” as described in Section 7121 of the Code (or any corresponding or similar provision of state, local or foreign income Tax law) executed on or prior to the Closing Date; (iii) intercompany transaction or excess loss account described in the Treasury Regulations under Section 1502 of the Code (or any corresponding or similar provision of state, local or foreign Tax law); (iv) installment sale or open transaction disposition made on or prior to the Closing Date; or (v) prepaid amount received on or prior to the Closing Date.

H.     Neither PBI nor any of its Subsidiaries has constituted either a “distributing corporation” or a “controlled corporation” (within the meaning of Section 355(a)(1)(A) of the Code) in a distribution of stock under Section 355 of the Code (i) in the two years prior to the date of this Agreement or (ii) in a distribution which could otherwise constitute part of a “plan” or “series of related transactions” (within the meaning of Section 355(e) of the Code) in conjunction with the transactions contemplated by this Agreement.

I.     The unpaid Taxes of PBI and its Subsidiaries (i) did not, as of December 31, 2018, exceed the current liability accruals for Tax liability (excluding any reserves for deferred Taxes established to reflect timing differences between book and Tax income) set forth in PBI Financial Statements and (ii) do not exceed such current liability accruals for Taxes (excluding reserves any for deferred Taxes) as adjusted for the passage of time through the Closing Date in accordance with the past custom and practice of PBI and its Subsidiaries in filing its Tax Returns.

J.     PBI made an election to be treated as an S corporation under Subchapter S of the Code effective June 30, 2000 (the “S Election Date”) and PBI has continued to qualify as an S corporation since such election for all periods up to and including the Closing Date. Effective as of the S Election Date, Pedestal Bank made a valid election to be taxed as a qualified subchapter S subsidiary (within the meaning of Section 1361(b)(3)(B) of the Code) for federal income tax purposes and such election has at all times since the S Election Date remained validly in effect and will remain validly in effect for all periods up to the Closing Date. Neither PBI nor Pedestal Bank has, in the past 5 years (i) acquired assets from another corporation in a transaction in which PBI or Pedestal Bank’s tax basis for the acquired assets was determined, in whole or in part, by reference to the Tax basis of the acquired assets (or any other property) in the hands of the transferor or (ii) acquired the stock of any corporation that is a qualified subchapter S subsidiary. PBI and Pedestal Bank are not currently and will not at any time before the Closing Date be liable for any Tax under Section 1374 of the Code.

K.     To PBI’s Knowledge, for any tax year of PBI beginning on or after the S Election Date, each PBI shareholder’s treatment of Subchapter S items with respect to PBI is consistent with the manner in which PBI has filed its Tax Returns, and no audit by the IRS of any PBI shareholder has occurred.

L.     Since the S Election Date, PBI has not been required to include in income any material adjustment pursuant to Code §481 by reason of a voluntary change in accounting method initiated by PBI, and the IRS has not initiated or proposed any such material adjustment or change in accounting method (including any method for determining reserves for bad debts maintained by PBI). No dividend or other distribution declared or paid by PBI since the S Election Date has exceeded the portion of PBI’s “accumulated adjustments account” (within the meaning of Treasury Regulation Section 1.1368-2) properly allocated to such distribution in accordance with that regulation, and no dividend or distribution declared or paid by PBI before the Effective Time will exceed the portion of PBI’s accumulated adjustments account properly allocated to such distribution in accordance with that regulation.

M.     PBI has not been subject to any disallowance of interest expense under Section 291(a)(3) of the Code (or any similar provision of state, local, or foreign Tax law) since the S Election Date.

Section 5.15     Insurance. A true, correct and complete list of all fidelity bonds and insurance policies (including any bank owned life insurance (“BOLI”)) owned or held by or on behalf of either PBI or any of its Subsidiaries (other than credit-life policies), including the insurer, policy numbers, amount of coverage, deductions, type of insurance, effective and termination dates and any material pending claims thereunder is set forth in Section 5.15 of the Schedules. All policies of general liability, theft, life, fire, workers’ compensation, health, directors and officers, business interruption and other forms of insurance owned or held by PBI or any Subsidiary (i) are in full force and effect and all premiums that are due and payable with respect thereto are currently paid; (ii) are sufficient for compliance with all Legal Requirements and all agreements to which PBI or such Subsidiary is a party; (iii) are usual and customary as to amount and scope for the business conducted by PBI and its Subsidiaries in respect of amounts, types and risks insured; (iv) are valid, outstanding and enforceable policies (except as may be limited by bankruptcy, insolvency, moratorium, reorganization or similar laws affecting the rights of creditors generally and the availability of equitable remedies); and (v) will remain in full force and effect through the Effective Time, subject to normal renewal policies and procedures, including the payment of premiums. The value of any BOLI is and has been fairly and accurately reflected in the most recent balance sheet included in the PBI Financial Statements in accordance with GAAP. All BOLI is owned solely by Pedestal Bank, no other Person has any ownership claims with respect to such BOLI or proceeds of insurance derived therefrom and there is no split dollar or similar benefit under such BOLI. No insurer under any such policy or bond has canceled or indicated to PBI or any of its Subsidiaries an intention to cancel or not to renew any such policy or bond effective at any time prior to the Effective Time or generally disclaimed liability thereunder. Neither PBI nor any of its Subsidiaries is in default under any such policy or bond, and all material claims thereunder have been filed. Neither PBI nor any of its Subsidiaries has been denied or had revoked or rescinded any policy of insurance since December 31, 2013.

Section 5.16     No Material Adverse Change. Since December 31, 2018, there has not been any Material Adverse Change with respect to PBI, nor has any event or condition occurred that has resulted in, or, to the Knowledge of PBI, has a reasonable possibility of resulting in the foreseeable future in a Material Adverse Change.

Section 5.17     Proprietary Rights.

A.     Section 5.17A of the Schedules contains a true, correct and complete list of all registered trademarks, registered service marks, trademark and service mark applications, trade names and registered copyrights (the “PBI Intellectual Property”) presently owned or held by PBI or any Subsidiary or used in a material manner by them in the conduct of their business under license pursuant to a material contract. PBI and its Subsidiaries own or have the right to use and continue to use the PBI Intellectual Property in the operation of their business. Neither PBI nor any Subsidiary is, to PBI’s Knowledge, infringing or violating any patent, copyright, trademark, service mark, label filing or trade name owned or otherwise held by any other party, nor has PBI or any Subsidiary used any confidential information or any trade secrets owned or otherwise held by any other party, without holding a valid license for such use.

B.     Neither PBI nor any Subsidiary is engaging, nor has any been charged with engaging, in any kind of unfair or unlawful competition. Neither the execution, delivery or performance of this Agreement or the related documents nor the consummation of the transactions contemplated hereby or thereby will in any way impair the right of PBI or any Subsidiary or the Surviving Corporation to use, sell, license or dispose of, or to bring any action for the infringement of, the PBI Intellectual Property.

Section 5.18     Investments. Section 5.18 of the Schedules sets forth a true, correct and complete list, as of September 30, 2019, of all securities, including municipal bonds, owned by PBI and Pedestal Bank, as well as any purchases or sales of securities between December 31, 2018 to and including September 30, 2019, reflecting with respect to all such securities, whenever purchased or sold, descriptions thereof, CUSIP numbers, designations as securities “available for sale” or securities “held to maturity” (as those terms are used in ASC 320), book values, fair values and coupon rates, and any gain or loss with respect to any securities sold during such time period between December 31, 2018 to and including September 30, 2019. Except as set forth in Section 5.18 of the Schedules, all such securities are owned by PBI and Pedestal Bank (a) of record, except those held in bearer form, and (b) beneficially, free and clear of all mortgages, liens, pledges and encumbrances. Section 5.18 of the Schedules also discloses any Person in which the ownership interest of PBI, whether held directly or indirectly, equals 5% or more of the issued and outstanding voting securities of the issuer thereof. To PBI’s Knowledge, there are no voting trusts or other agreements or understandings with respect to the voting of any of such securities.

Section 5.19     Certain Loans and Related Matters.

A.     Except as set forth in Section 5.19A of the Schedules, as of September 30, 2019, neither PBI nor any of its Subsidiaries is a party to any written or oral: (i) loan agreement, note or borrowing arrangement, other than credit card loans and other loans the unpaid balance of which does not exceed $25,000 per loan, under the terms of which the obligor is sixty (60) days delinquent in payment of principal or interest or in default of any other material provisions as of the date of this Agreement; (ii) loan agreement, note or borrowing arrangement which has been or, in the exercise of reasonable diligence by PBI or any of its Subsidiaries, should have been classified as “substandard,” “doubtful,” “loss,” “other loans especially mentioned,” “other assets especially mentioned” or any comparable classifications by such persons; (iii) loan agreement, note or borrowing arrangement, including any loan guaranty, with any director or executive officer of PBI or any of its Subsidiaries, or any 10% or more shareholder of PBI, or any Person controlling, controlled by or under common control with any of the foregoing; or (iv) loan agreement, note or borrowing arrangement in violation of any law, regulation or rule applicable to PBI or any of its Subsidiaries including those promulgated, interpreted or enforced by any regulatory agency with supervisory jurisdiction over PBI or any of its Subsidiaries and which violation is reasonably likely to result in a Material Adverse Change on PBI or Pedestal Bank.

B.     Section 5.19B of the Schedules contains the “watch list” of loans of Pedestal Bank as of March 31, 2019, June 30, 2019 and September 30, 2019. To the Knowledge of PBI, there is no other Loan, loan agreement, note or borrowing arrangement which should be included on the watch list based on PBI’s or Pedestal Bank’s ordinary course of business and safe and sound banking principles.

C.     Section 5.19C of the Schedules identifies each asset of PBI or any of its Subsidiaries that as of September 30, 2019 was classified as OREO and the book value thereof as of September 30, 2019 as well as any assets classified as OREO between December 31, 2018 and September 30, 2019 and any sales of OREO between December 31, 2018 and September 30, 2019, reflecting any gain or loss with respect to any OREO sold.

D.     Neither PBI nor any of its Subsidiaries is a party to any agreement or arrangement with (or otherwise obligated to) any Person which obligates PBI or any of its Subsidiaries to repurchase from any such Person any Loan or other asset of PBI or any of its Subsidiaries, unless there is a material breach of a representation or covenant by PBI or any of its Subsidiaries, and none of the agreements pursuant to which PBI or any of its Subsidiaries has sold Loans or pools of Loans or participations in Loans or pools of Loans contains any obligation to repurchase such Loans or interests therein solely on account of a payment default by the obligor on any such Loan.

Section 5.20     Loan Portfolio and Reserve for Loan Losses.

A.     All Loans of PBI or any of its Subsidiaries, were solicited, originated and currently exist in compliance in all material respects with all applicable requirements of federal and state law and regulations promulgated thereunder. The Loans are adequately documented, and each note evidencing a Loan or credit agreement or security instrument related to a Loan constitutes a valid and binding obligation of the obligor thereunder, enforceable in accordance with the terms thereof, except as the enforceability thereof may be limited by bankruptcy, insolvency or other laws affecting creditors’ rights, and all actions necessary to protect any related security interest have been duly taken. Neither PBI nor any of its Subsidiaries has entered into any oral modifications or amendments or additional agreements related to the Loans that are not reflected in its records. All Loans are owned by PBI or its Subsidiaries free and clear of any Liens other than a blanket lien on qualifying loans provided to the Federal Home Loan Bank of Dallas. Except as set forth in Section 5.20A of the Schedules, there is no valid claim or defense to the enforcement of any Loan and none has been asserted, and PBI has no Knowledge of any acts or omissions that would give rise to any claim or right of rescission, set off, counterclaim or defense.

B.     The credit files of PBI and each of its Subsidiaries contain all material information (excluding general, local or national industry, economic or similar conditions) known to PBI or any of its Subsidiaries that is reasonably required to evaluate in accordance with generally prevailing practices in the banking industry the collectability of the Loan portfolio of PBI or any of its Subsidiaries (including Loans that will be outstanding if it advances funds it is obligated to advance). Other than participation loans purchased by PBI or any Subsidiary from third parties that are described in Section 5.20B of the Schedules, no Loans of PBI or any of its Subsidiaries are presently serviced by third parties and there is no obligation which could result in any such Loan becoming subject to third party servicing.

C.     The allowance for loan losses shown on PBI Financial Statements as of December 31, 2018 was, and the allowance for loan losses to be shown on any financial statements of PBI or Pedestal Bank, or Consolidated Reports of Condition and Income of Pedestal Bank, as of any date subsequent to the execution of this Agreement will be, calculated in accordance with GAAP in all material respects as applied to banking institutions and all applicable rules and regulations, and in the reasonable opinion of management, adequate in all respects to provide for all possible losses, net of recoveries relating to loans previously charged off, on Loans outstanding (including accrued interest receivable) of PBI or any of its Subsidiaries and other extensions of credit (including letters of credit or commitments to make loans or extend credit); provided, however, that no representation or warranty is made as to the sufficiency of collateral securing or the collectability of such Loans.

Section 5.21     Employee Relationships. The relations of each of PBI and its Subsidiaries with its respective employees are satisfactory. Neither PBI nor any Subsidiary has received any notice of any controversies with, or organizational efforts or other pending actions by, Representatives of its respective employees. PBI and its Subsidiaries have complied with all Legal Requirements relating to the employment of labor with respect to their respective employees, and any independent contractors it has hired, including any provisions thereof relating to wages, hours, workplace discrimination, collective bargaining and the payment of workman’s compensation insurance and social security and similar Taxes, and no Person has asserted to PBI or any Subsidiary that PBI or any Subsidiary is liable for any arrearages of wages, workman’s compensation insurance premiums or any taxes or penalties for failure to comply with any of the foregoing. To PBI’s Knowledge, no officer of PBI or any of its Subsidiaries is in material violation of any employment contract, confidentiality, non-competition agreement, or any other restrictive covenant. Except as set forth in Section 5.21 of the Schedules, to the Knowledge of PBI, no key executive officer or manager of PBI or Pedestal Bank or any group of employees of PBI or Pedestal Bank has or have any present plans to terminate their employment with PBI or Pedestal Bank.

Section 5.22     Environmental Laws. PBI and its Subsidiaries and any business owned or operated by any of them, whether or not held in a fiduciary or representative capacity, are and for the last seven (7) years have been in compliance in all material respects with all Environmental Laws and permits thereunder. Neither PBI nor any of its Subsidiaries has received notice of any violation of any Environmental Laws or generated, stored, or disposed of any materials designated as Hazardous Materials, and they are not subject to any claim, lien, charge or other encumbrance under any Environmental Laws. Except as set forth in Section 5.22 of the Schedules, to the Knowledge of PBI, no PBI Real Property and no real estate currently owned, operated or leased (including any property acquired by foreclosure or deeded in lieu thereof) by PBI or its Subsidiaries or owned, operated or leased by PBI or its Subsidiaries within the ten (10) years preceding the date of this Agreement, requires any environmental investigation, cleanup or response action to comply with Environmental Laws, or has been the site of any release of any Hazardous Materials. To PBI’s Knowledge, (a) PBI Real Property is free of asbestos, (b) no immovable property currently or previously owned by it, any Subsidiary or their respective predecessors is, or has been, a heavy industrial site or landfill, and (c) there are no underground storage tanks at any properties owned or operated by PBI or any of its Subsidiaries and no underground storage tanks have been closed or removed from any properties owned or operated by PBI or any of its Subsidiaries. PBI has made available to BFST all environmental audits, site assessments, documentation regarding off-site disposal of Hazardous Materials, reports and other material environmental documents related to PBI Real Property, any immovable property formerly owned or operated by PBI or any of its Subsidiaries or any of their respective predecessors, and any other immovable property acquired by foreclosure or deeded in lieu thereof, which are in the possession or reasonable control of PBI or any of its Subsidiaries.

Section 5.23     Regulatory Matters.

A.     Except as set forth on Section 5.23 of the Schedules, neither PBI nor any PBI Subsidiary is now or has been, within the last five (5) years, (i) subject to any cease-and-desist or other order or enforcement action issued by, (ii) a party to any written agreement, consent agreement or memorandum of understanding with, (iii) a party to any commitment letter or similar undertaking to, (iv) subject to any order or directive by, (v) ordered to pay any civil penalty by, (vi) a recipient of a supervisory letter from, or (vii) subject to any board resolutions adopted at the request or suggestion of, any Governmental Authority that restricts or restricted the conduct of its business or that relates or related to its capital adequacy, its ability to pay dividends, its credit or risk management policies, its management or its business, nor has PBI been notified by any Governmental Authority that it is considering initiating any such Proceeding.

B.     Neither PBI nor any Subsidiary knows of any fact or circumstance relating to it that would materially impede or delay receipt of any Requisite Regulatory Approvals, the Merger, or the other transactions contemplated by this Agreement, nor does PBI or any Subsidiary have any reason to believe that the parties will not be able to obtain all Requisite Regulatory Approvals or why any Burdensome Condition would be imposed.

Section 5.24     Accounting Controls. The records, systems, controls, data, and information of PBI and its Subsidiaries are recorded, stored, maintained, and operated under means (including any electronic, mechanical, or photographic process, whether computerized or not) that are under the exclusive ownership and direct control of PBI or its Subsidiaries or accountants (including all means of access thereto and therefrom). Each of PBI and its Subsidiaries has devised and maintained a system of internal accounting controls sufficient to provide reasonable assurances that: (a) all transactions are executed in accordance with general or specific authorization of its board of directors (or similar management body) and/or its duly authorized executive officers; (b) all transactions are recorded as necessary to permit the preparation of financial statements in conformity with GAAP consistently applied with respect to institutions such as it or other criteria applicable to such financial statements, and to maintain accountability for items therein; (c) control of its properties and assets is permitted only in accordance with general or specific authorization of its board of directors (or similar management body) and/or its duly authorized executive officers; and (d) the recorded accountability for items is compared with the actual levels at reasonable intervals and appropriate actions taken with respect to any differences. PBI has disclosed based on its most recent evaluations to its outside auditors and the audit committee of the PBI Board (i) all significant deficiencies and material weaknesses in the design or operation of internal control over financial reporting which are reasonably likely to adversely affect PBI’s ability to record, process, summarize and report financial data and (ii) any fraud, whether or not material, that involves management or other employees who have a significant role in PBI’s internal control over financial reporting. PBI has made available to BFST a summary of any such disclosure made by management to the auditor and/or audit committee of PBI or any Subsidiary.

Section 5.25     Books and Records. The minute books, stock certificate books and stock transfer ledgers of each of PBI and all PBI Subsidiaries have been kept accurately in the ordinary course of business and are complete and correct in all material respects; the transactions entered therein represent bona fide transactions; and there have been no transactions involving the business of PBI or any PBI Subsidiary that properly should have been set forth therein and that have not been accurately so set forth. The minute books, stock certificate books and stock transfer ledgers of each of PBI and all PBI Subsidiaries have been made available for inspection by BFST.

Section 5.26     Trust Business. Neither PBI nor any of its Subsidiaries has been appointed in a fiduciary or representative capacity in respect of any trusts, executorships, administrations, guardianships, conservatorships, or other fiduciary representative capacity. Neither PBI nor any of its Subsidiaries administers or otherwise holds any indenture, pooling and servicing, private label, paying agency, collateral or disbursing agency, securities (whether bond, note, debenture or other) registrar, transfer agency, document custody or other fiduciary or agency contracts.

Section 5.27     Guaranties. Except for items in the process of collection in the ordinary course of Pedestal Bank’s business, none of the obligations or liabilities of PBI or Pedestal Bank are guaranteed by any other Person, nor, except in the ordinary course of business, according to prudent business practices and in compliance with all Legal Requirements, has PBI or Pedestal Bank guaranteed the obligations or liabilities of any other Person.

Section 5.28     Employee Benefit Plans.

A.     Section 5.28A of the Schedules lists all employee benefit plans, arrangements or agreements providing benefits or compensation to any current or former employees, directors or consultants of PBI or any of its ERISA Affiliates that are sponsored or maintained by PBI or any of its ERISA Affiliates or to which PBI or any of its ERISA Affiliates contributes or is obligated to contribute on behalf of current or former employees, directors or consultants of PBI or any of its ERISA Affiliates or with respect to which PBI or any of its ERISA Affiliates has any liability, including any employee welfare benefit plan within the meaning of Section 3(1) of the ERISA, any employee pension benefit plan within the meaning of Section 3(2) of ERISA or any employment agreement or collective bargaining, employee stock ownership, bonus, incentive, deferred compensation, stock purchase, stock option, severance, change of control or fringe benefit plan (each of the foregoing, a “PBI Employee Plan”). There is no pending or, to the Knowledge of PBI, threatened Proceeding relating to any PBI Employee Plan and no threatened or pending claims against any PBI Employee Plan (except for claims for benefits payable in the normal operation of the PBI Employee Plan). All of the PBI Employee Plans comply and have been administered in all material respects with their terms and with all Legal Requirements. There has occurred no “prohibited transaction” (as defined in Section 406 of ERISA or Section 4975 of the Code) with respect to the PBI Employee Plans. All contributions, premiums or other payments required by law or by any PBI Employee Plan that are due as of the date of this Agreement have been made by the due date thereof.

B.     Neither PBI nor any of its Subsidiaries has any liabilities for post-retirement or post-employment welfare benefits under any PBI Employee Plan except for coverage required by Part 6 of Title I of ERISA or Section 4980B of the Code, or similar state laws, the cost of which is borne by the insured individuals. Each PBI Employee Plan that is intended to be a “qualified plan” within the meaning of Section 401(a) of the Code is qualified in form and operation and no event or circumstance has occurred that would disqualify any such PBI Employee Plan. PBI has provided or made available copies of (i) each PBI Employee Plan, (ii) the most recent summary plan descriptions of each PBI Employee Plan, (iii) each trust agreement, insurance policy or other instrument relating to the funding or administration of any PBI Employee Plan, (iv) the three most recent annual reports (Form 5500 series) and accompanying schedules filed with the IRS or the United States Department of Labor with respect to each PBI Employee Plan, (v) the most recent determination, advisory or opinion letter issued by the IRS with respect to each PBI Employee Plan that is intended to qualify under Section 401 of the Code, (vi) the most recent available financial statements for each PBI Employee Plan, (vii) the most recent audited financial statements for each PBI Employee Plan for which audited statements are required by ERISA, and (viii) data and results of nondiscrimination testing on each applicable PBI Employee Plan for the past three years.

C.     Neither PBI nor any ERISA Affiliate has any liability with respect to a Multiemployer Plan. Neither PBI nor any ERISA Affiliate has, at any time contributed to or been obligated to contribute to any Multiemployer Plan, and neither PBI, nor any ERISA Affiliate has incurred any withdrawal liability under Part I of Subtitle E of Title IV of ERISA and there are no circumstances known to PBI under which either PBI or any ERISA Affiliate could incur any withdrawal liability under Part I of Subtitle E of Title IV of ERISA. Neither PBI nor any ERISA Affiliate sponsors, maintains or contributes to any employee benefit plan that is subject to Title IV of ERISA or Section 412 of the Code, and neither PBI nor any ERISA Affiliate has, at any time during the last six (6) years, sponsored, maintained, contributed to or been obligated to contribute to any plan subject to Title IV of ERISA or Section 412 of the Code.

D.     There are no circumstances that could result in any Controlled Group liability of PBI or any of its Subsidiaries now or following the Closing.

E.     Except as set forth in Section 5.28E of the Schedules, the consummation of the transactions contemplated by this Agreement will not, either alone or in combination with another event, (i) entitle any current or former employee of PBI or any of its Subsidiaries to severance pay, retention bonuses, parachute payments, non-competition payments, unemployment compensation or any other payment from PBI or any of its Subsidiaries, or (ii) accelerate the time of payment or vesting, or increase the amount of compensation due any such employee. There is no contract, agreement, plan or other arrangement covering any service provider or former service provider of PBI or any of its Subsidiaries that, individually or in the aggregate, could give rise to the payment by PBI or any of its Subsidiaries of any amount that would not be deductible pursuant to the terms of Section 162(m) or Section 280G of the Code. Neither PBI nor any of its Subsidiaries has any obligation to gross-up, reimburse or indemnify any individual in respect of any Taxes imposed by Section 4999 of the Code or any Taxes or interest imposed or accelerated under Section 409A of the Code.

F.     Except as set forth in Section 5.28F of the Schedules, there are no outstanding compensatory equity awards with respect to shares of the capital stock of PBI, including any arrangements awarding stock options, stock appreciation rights, stock appreciation units, restricted stock, deferred stock, phantom stock or any other equity compensation to any employee, director or other service provider of PBI or any ERISA Affiliate.

G.     No PBI Employee Plan is invested in or provides the opportunity for the purchase of any employer security (within the meaning of ERISA §407(d)). Except as set forth in Section 5.28G of the Schedules, each PBI Employee Plan may be amended or terminated at any time by PBI or Pedestal Bank subject only to regulations promulgated under the Code, ERISA, and the regulations of the Pension Benefit Guaranty Corporation and without PBI or Pedestal Bank making any additional contributions to such PBI Employee Plan.

H.     Except as set forth in Section 5.28H of the Schedules, there are no claims for worker’s compensation benefits arising out of occurrences prior to the Closing Date.

I.     Each PBI Employee Plan that is a nonqualified deferred compensation plan subject to Code §409A has been operated and administered in compliance with Code §409A since January 1, 2005, is in documentary compliance with Code §409A, and no amounts under any such plan, agreement or arrangement is or has been subject to the interest or additional Tax set forth under Code §409A(a)(1)(B). No PBI Employee Plan that would be a nonqualified deferred compensation plan subject to Code §409A but for the effective date provisions that are applicable to §409A, has been “materially modified” within the meaning of Section 885(d)(2)(B) of the AJCA after October 22, 2004.

Section 5.29     Deposits. Except as set forth in Section 5.29 of the Schedules, no deposit of Pedestal Bank is a “brokered” deposit (as such term is defined in 12 C.F.R. § 337.6(a)(2)) or is subject to any encumbrance, legal restraint or other legal process (other than garnishments, pledges, set off rights, escrow limitations and similar actions taken in the ordinary course of business).

Section 5.30     Derivative Contracts. Neither PBI nor any Subsidiary is a party to nor has agreed to enter into an exchange traded or over-the-counter swap, forward, future, option, cap, floor or collar financial contract or agreement, or any other contract or agreement not included in the PBI Financial Statements which is a financial derivative contract (including various combinations thereof).

Section 5.31     Brokers. Except as set forth in Section 5.31 of the Schedules, no broker, finder or investment banker is entitled to any brokerage, finders, or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of PBI or any of its Subsidiaries.

Section 5.32     Exercise of Appraisal Rights. PBI has no Knowledge of any plan or intention on the part of any shareholder of PBI to make written demand for payment of the fair value of such holder’s shares of PBI Common Stock in the manner provided in Section 2.09.

Section 5.33     Fairness Opinion. Prior to the execution of this Agreement, PBI has received a written opinion from Stephens, Inc., dated as of the date of this Agreement, to the effect that, subject to the terms, conditions and qualifications set forth therein, as of the date of this Agreement, the Merger Consideration and the AAA Distribution to be received by the shareholders of PBI under his Agreement is fair, from a financial point of view, to such shareholders. Such opinion has not been amended or rescinded as of the date of this Agreement.

Section 5.34     Transaction Costs. PBI has provided BFST with an itemized estimate, determined in good faith after reasonable inquiry, of the investment banking fees, accounting fees, attorneys’ fees, and other costs or fees that PBI and its Subsidiaries are reasonably expected to be paid or accrued through the Closing Date in connection with the Merger and the other transactions contemplated by this Agreement, exclusive of any costs that may be incurred by PBI as a result of any litigation which may arise in connection with this Agreement (collectively, “PBI Expenses”).

Section 5.35     Investment Management and Related Activities. Except as set forth in Section 5.35 of the Schedules, none of PBI, any Subsidiary or, to PBI’s Knowledge, any of their respective directors, officers, or employees is required to be registered, licensed, or authorized under the laws of any Governmental Authority as an investment adviser, a broker or dealer, an insurance agency, a commodity trading adviser, a commodity pool operator, a futures commission merchant, an introducing broker, a registered representative or associated person, investment adviser, representative or solicitor, a counseling officer, an insurance agent, a sales person, or in any similar capacity with a Governmental Authority.

Section 5.36     Transactions with Affiliates. Except as set forth in Section 5.36 of the Schedules, there are no outstanding amounts payable to or receivable from, or advances by PBI or any of its Subsidiaries to, and neither PBI nor any of its Subsidiaries is otherwise a creditor or debtor to (a) any director, executive officer, 5% or greater shareholder of PBI or any of its Subsidiaries or to any of their respective Affiliates, other than as part of the normal and customary terms of such person’s employment or service as a director with PBI or any of its Subsidiaries and other than deposits held by Pedestal Bank in the ordinary course of business, or (b) any other Affiliate of PBI or any of its Subsidiaries. Except as set forth in Section 5.36 of the Schedules, neither PBI nor any of its Subsidiaries is a party to any transaction or agreement with any of its respective directors, executive officers, or other Affiliates. All agreements between Pedestal Bank and any of their respective Affiliates (or any company treated as an affiliate for purposes of such Law) comply, to the extent applicable, with Sections 23A and 23B of the Federal Reserve Act and Regulation W of the Board of Governors of the Federal Reserve System.

Section 5.37     Antitakeover Provisions. No “control share acquisition,” “business combination moratorium,” “fair price,” or other form of antitakeover statute or regulation is applicable to this Agreement, the Bank Merger Agreement, and the transactions contemplated hereby and thereby.

Section 5.38     Representations Not Misleading. No representation or warranty by PBI contained in this Agreement, nor any statement, exhibit or schedule furnished to BFST by PBI under and or in anticipation of this Agreement, contains or will contain on the Closing Date any untrue statement of a material fact or omits or will omit to state a material fact necessary to make the statements contained herein or therein, in light of the circumstances under which it was or will be made, not misleading, in any material respect. No information material to the Merger, and that is necessary to make the representations and warranties herein contained not misleading, in any material respect, has been withheld by PBI.

Article VI
CONDUCT OF BUSINESS PENDING THE MERGER

Section 6.01     Forbearances of PBI. PBI agrees that from the date of this Agreement until the Effective Time, except as set forth in Section 6.01 of the Schedules, as expressly contemplated by this Agreement or as required by Legal Requirement, without the prior written consent of the other Party (which consent will not be unreasonably withheld or delayed), it will not, and will cause each of its Subsidiaries not to:

A.     Banking Operations. (A) Enter into any new material line of business, or introduce any new material products or services, any material marketing campaigns or any new material sales compensation or incentive programs or arrangements; (B) change in any material respect its lending, investment, underwriting, risk and asset liability management, and other material banking and operating policies; and (C) incur any material liability or obligation relating to retail banking and branch merchandising, marketing, and advertising activities and initiatives except in the ordinary course of business;

B.     Banking Offices. Open, close or relocate any branch office, or acquire or sell or agree to acquire or sell any branch office or deposit liabilities;

C.     Capital Stock. Issue, sell or otherwise permit to become outstanding, or dispose of or encumber or pledge, or authorize or propose the creation of, any additional shares of its common stock, other than pursuant to the terms of PBI RSU Awards issued and outstanding as of the date hereof, or permit new shares of its stock to become subject to new grants;

D.     Stock Awards. Issue, grant, or accelerate the vesting of any option, restricted stock award, warrant, call, commitment, subscription, right to repurchase or agreement of any character related to the authorized or issued capital stock of PBI or any PBI Subsidiary, or any securities convertible its shares of such stock, other than the PBI RSU Awards;

E.     Dividends, Distributions and Repurchases. Except for the AAA Distribution and normal, recurring quarterly dividends of $0.45 per share (prorated for any partial period), make, declare, pay or set aside for payment any dividend on or in respect of, or declare or make any distribution on any shares of its stock (other than any dividends from its wholly-owned Subsidiaries to it or another of its wholly-owned Subsidiaries) or directly or indirectly adjust, split, combine, redeem, reclassify, purchase of otherwise acquire, any shares of its stock (other than repurchases of common shares in the ordinary course of business to satisfy obligations under dividend reinvestment or employee benefit plans);

F.     Dispositions. Sell, transfer, mortgage, encumber or otherwise dispose of or discontinue any of its assets, deposits, business or properties, except for sales, transfers, mortgages, encumbrances or other dispositions or discontinuances in the ordinary course of business consistent with past practice and in a transaction that, together with other such transactions, is not material to it and its Subsidiaries, taken as a whole;

G.     Acquisitions. Acquire or agree to acquire (other than by way of foreclosures or acquisitions of control in a fiduciary or similar capacity or in satisfaction of debts previously contracted in good faith, in each case in the ordinary and usual course of business consistent with past practice) all or any portion of the assets, deposits, business or properties of any other Entity or enter into any other transaction, except in the ordinary course of business consistent with past practice and in a transaction that, together with other such transactions, is not material to it and its Subsidiaries, taken as a whole, and does not present a material risk that the Closing Date will be materially delayed or that the Requisite Regulatory Approvals will be more difficult to obtain;

H.     Constituent Documents. Amend its Constituent Documents or those of its Subsidiaries;

I.     Accounting Methods. Implement or adopt any change in its accounting principles, practices or methods, other than as may be required by GAAP, including changes in the interpretation or enforcement thereof;

J.     Adverse Actions. Knowingly take or omit to take any action that would, or is reasonably likely to, prevent or impede the Merger from qualifying as a “reorganization” within the meaning of Section 368 of the Code or that is reasonably likely to result in any of the conditions to the Merger set forth in Article VIII not being satisfied;

K.     Indebtedness. Incur or guarantee any indebtedness for borrowed money other than in the ordinary course of business consistent with past practice;

L.     Employee Arrangements. Except for changes in employee compensation consistent with past practice for employees that are not executive employees, make any change in the rate of compensation, commission, bonus or other direct or indirect remuneration payable, or pay or agree or orally promise to pay, conditionally or otherwise, any bonus, extra compensation, pension or severance or vacation pay, to or for the benefit of any of its shareholders, directors, officers, employees or agents, or enter into any employment or consulting contract (other than as contemplated by this Agreement) or other agreement with any director, officer or employee (including hiring any person as an employee or officer of PBI or any of its Subsidiaries, except for at-will employment to fill vacancies, that may arise from time to time in the ordinary course of business and on terms consistent with other similarly situated PBI employees) or adopt, amend in any material respect or terminate any pension, employee welfare, retirement, stock purchase, stock option, stock appreciation rights, termination, severance, income protection, golden parachute, savings or profit sharing plan (including trust agreements and insurance contracts embodying such plans), any deferred compensation, or collective bargaining agreement, any group insurance contract or any other incentive, welfare or employee benefit plan or agreement maintained by it for the benefit of its directors, employees or former employees, except in the ordinary course of business and consistent with past practices and safe and sound banking principles and except as may be required by law;

M.     Proceedings. (i) Settle any Proceeding involving the payment by it of monetary damages in excess of $100,000 in the aggregate or imposing a restriction on the operations of PBI or its Subsidiaries, or (ii) waive or release any material rights or claims, or agree or consent to the issuance of any injunction, decree, order, or judgment restricting or otherwise affecting its business or operations;

N.     Continuing Contracts. (i) Enter into, amend, renew or terminate any agreement of the type that is or would be required to be disclosed in Section 5.13 of the Schedules, or (ii) commit any act or omission which constitutes a material breach or default by PBI or any of its Subsidiaries under any agreement with any Governmental Authority or under any PBI Contracts;

O.     Liens. Mortgage, pledge or subject to Lien any of its property, business or assets, corporeal or incorporeal, except (i) statutory liens not yet delinquent, (ii) consensual landlord liens, (iii) minor defects and irregularities in title and encumbrances that do not materially impair the use thereof for the purpose for which they are held, and (iv) pledges of assets to secure public funds deposits;

P.     Capital Expenditures. Make any capital expenditures or capital additions or betterments in excess of an aggregate of $250,000;

Q.     Books and Records. Sell or dispose of, or otherwise divest itself of the ownership, possession, custody or control, of any corporate books or records of any nature that, in accordance with sound business practice, normally are retained for a period of time after their use, creation or receipt, except at the end of the normal retention period;

R.     Investment Securities. Sell (other than for payment at maturity) or purchase any investment other than: (a) U.S. Treasury or U.S. Government Agency security; or (b) any other security with a duration of one (1) year or less and a AAA rating by at least on nationally recognized ratings agency;

S.     Material Loans. Commit to make, renew, extend the maturity of, or alter any of the material terms of any Loan in excess of $1,000,000 without BFST’s consent, which consent BFST will be deemed to have given, unless it objects to the Loan within three Business Days of receiving a notice from PBI (the date of the notice being the first day) identifying the proposed borrower, the loan amount, and the material Loan terms, except for any Loans pursuant to existing commitments entered into prior to the date hereof or Loans that have been fully approved prior to the date hereof;

T.     Problem Loans. Make, commit to make any, renew, extend the maturity of, or alter any of the material terms of any Loan to a borrower or to a known related interest of a borrower who has a loan with Pedestal Bank that is classified as “substandard”;

U.     Immovable Property. Enter into any acquisitions or leases of immovable property, including new leases and lease extensions;

V.     Transactions with Affiliates. Except pursuant to agreements or arrangements in effect on the date hereof and as set forth in Section 6.01V of the Schedules, or renewals of such agreements or arrangements, pay, loan or advance any amount in excess of $250,000 to, or sell, transfer, or lease any properties or assets (real, personal or mixed, tangible or intangible) to, or enter into any agreement or arrangement with, any of its officers or directors or any of their immediate family members or any Affiliates of any of its officers or directors other than compensation or business expense advancements or reimbursements in the ordinary course of business and banking transactions in the ordinary course of business made on the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with other persons;

W.     Taxes. Make or change any Tax election, file any amended Tax Return, enter into any closing agreement with respect to Taxes, settle or compromise any liability with respect to Taxes, agree to any adjustment of any Tax attribute, file any claim for a refund of Taxes, or consent to any extension or waiver of the limitation period applicable to any Tax claim or assessment;

X.     Environmental Assessments. Foreclose on or take a deed or title to any real estate that could reasonably be expected to result in any liability to PBI under any Environmental Law without first conducting an ASTM International (“ASTM”) E1527-13 Phase I Environmental Site Assessment (or any applicable successor standard) of the property that satisfies the requirements of 40 C.F.R. Part 312 (“Phase I”), or foreclose on or take a deed or title to any real estate other than single-family residential properties if such environmental assessment indicates the presence or likely presence of any Hazardous Material under conditions that indicate an existing release, a past release, or a material threat of a release of any Hazardous Material into structures on the property or into the ground, ground water, or surface water of the property;

Y.     Deposits. Other than in the ordinary course of business, make any changes to deposit pricing; or

Z.     Commitments. Enter into any contract, with respect to, or otherwise agree or commit to do, any of the foregoing.

Section 6.02     Affirmative Covenants of the Parties. Each of the parties agrees that, from the date of this Agreement until the Effective Time, except with the prior written consent of the other Party (which consent will not be unreasonably withheld or delayed), it will, and will cause each of its Subsidiaries to, use commercially reasonable efforts to:

A.     Ordinary Course. Conduct its business and the business of its Subsidiaries in the ordinary and usual course and use commercially reasonable efforts to preserve intact their organizations and assets and maintain their rights, franchises and authorizations and their existing relations with customers, suppliers, employees and business associates;

B.     Lending. Extend credit only in accordance with existing lending policies and promptly classify and charge-off loans and deposit accounts overdrawn and make appropriate adjustments to loss reserves in accordance with the Call Report Instructions and the Uniform Retail Credit Classification and Account Management Policy;

C.     Existing Agreements. Use commercially reasonable efforts to obtain any approvals or consents required to maintain all existing material contracts, leases and documents relating to or affecting its assets, properties and business;

D.     Compliance with Laws. Comply in all material respects with all Legal Requirements, the noncompliance with which could be expected to result in a Material Adverse Change on such Party;

E.     Taxes. Timely file all Tax Returns required to be filed by it and promptly pay all Taxes that become due and payable, except those being contested in good faith by appropriate proceedings;

F.     Withholding. Withhold from each payment made to each of its employees the amount of all Taxes required to be withheld therefrom and pay the same to the proper Governmental Authorities;

G.     Existing Obligations. Perform all of its obligations under contracts, leases and documents relating to or affecting its assets, properties and business except such obligations as it may in good faith reasonably dispute;

H.     Accounting. Account for all transactions and prepare all financial statements and all call reports in accordance with GAAP, as applicable.

I.     Insurance. Maintain in full force and effect all insurance policies now in effect or renewals thereof and, except as required by prudent business practices that do not jeopardize insurance coverage, give all notices and present all claims under all insurance policies in due and timely fashion; and

J.     Regulatory Matters. Timely file all reports required to be filed with all Governmental Authorities and observe and conform in all material respects to all Legal Requirements, except those being contested in good faith by appropriate proceedings.

Article VII
COVENANTS

Section 7.01     Commercially Reasonable Efforts. Subject to the terms and conditions of this Agreement, each Party will use commercially reasonable efforts to take, or cause to be taken, in good faith, all actions, and to do, or cause to be done, all things necessary, proper or desirable, or advisable under all Legal Requirements, so as to permit consummation of the transactions contemplated by this Agreement as promptly as practicable, and each Party will cooperate fully with, and furnish information to, the other Party to that end.

Section 7.02     Litigation and Claims. Each Party will promptly notify the other Party in writing of any Proceeding pending or, to the Knowledge of such Party, threatened against any Party or any of its Subsidiaries that questions or might question the validity of this Agreement or any other agreement contemplated by this Agreement or any action taken or to be taken by the parties or their respective Subsidiaries with respect hereto or thereto or seeks to enjoin or otherwise restrain the transactions contemplated hereby or thereby. PBI shall: (i) permit BFST to review and discuss in advance, and consider in good faith the views of BFST in connection with, any proposed written or oral response to such Proceeding; (ii) furnish BFST’s outside legal counsel with all non-privileged information and documents which outside counsel may reasonably request in connection with such Proceeding; (iii) consult with BFST regarding the defense or settlement of any such Proceeding, give due consideration to BFST’s advice with respect to such Proceeding and not settle any such litigation prior to such consultation and consideration; provided, however, that PBI shall not settle any such Proceeding if such settlement requires the payment of money damages, without the written consent of BFST (such consent not to be unreasonably withheld, conditioned or delayed) unless the payment of any such damages by PBI is reasonably expected by PBI, following consultation with outside counsel, to be fully covered (disregarding any deductible to be paid by PBI) under PBI’s existing insurance policies, including any tail policy.

Section 7.03     Regulatory Applications.

A.     Each Party will cooperate and use commercially reasonable efforts to prepare as promptly as possible all documentation (including the Joint Proxy Statement/Prospectus and the S-4 Registration Statement), to effect all filings and to obtain and comply with all permits, consents, approvals and authorizations of all third parties and Governmental Authorities necessary to consummate the transactions contemplated by this Agreement (the “Requisite Regulatory Approvals”) and will use commercially reasonable efforts to make all necessary filings in respect of the Requisite Regulatory Approvals as soon as reasonably practicable following the date hereof. Each Party may review in advance, and to the extent practicable each will consult with the other, in each case subject to any Legal Requirement relating to the exchange of information, with respect to all public portions of any applications or other material written information submitted to any third party or any Governmental Authority in connection with the Requisite Regulatory Approvals. In exercising the foregoing right, each Party will act reasonably and as promptly as practicable. Each Party will consult with the other Party with respect to obtaining all material permits, consents, approvals and authorizations of all third parties and Governmental Authorities necessary or advisable to consummate the transactions contemplated by this Agreement and will keep the other Party apprised of the status of material matters relating to the completion of the transactions contemplated by this Agreement. Each Party shall consult with the other in advance of any meeting or conference with any Governmental Authority in connection with the transactions contemplated by this Agreement and to the extent permitted by such Governmental Authority, give the other Party and/or its counsel the opportunity to attend and participate in such meetings and conferences.

B.     Notwithstanding the foregoing or anything to the contrary in this Agreement, nothing contained herein shall be deemed to require BFST or any of its Subsidiaries or PBI or any of its Subsidiaries to take any non-standard action, or commit to take any such action, or agree to any non-standard condition or restriction, in connection with obtaining the foregoing permits, consents, approvals and authorizations of any Governmental Authority that would reasonably be likely to have Material Adverse Change (measured on a scale relative to PBI) on the condition (financial or otherwise), results of operations, liquidity, assets or deposit liabilities, properties or business of BFST, PBI, the Surviving Corporation or the Surviving Bank, after giving effect to the Merger (“Burdensome Condition”).

C.     Each Party will, upon request, furnish the other Party with all information concerning itself, its Subsidiaries, assets, liabilities, business, directors, officers and shareholders and such other matters as may be reasonably necessary or advisable in connection with any filing, notice or application made by or on behalf of such other Party or any of its Subsidiaries with or to any third party or Governmental Authority in connection with the transactions contemplated by this Agreement.

Section 7.04     Registration Statement; Joint Proxy Statement/Prospectus; NASDAQ Listing.

A.     BFST and PBI will jointly prepare the Joint Proxy Statement/Prospectus to be submitted to the shareholders of BFST and PBI in connection with the BFST Meeting and PBI Meeting, respectively, and BFST shall prepare and file with the SEC the Registration Statement on Form S-4 to be filed with the SEC by BFST in connection with the issuance of shares of BFST Common Stock in the Merger (including the joint proxy statement and prospectus (the “Joint Proxy Statement/Prospectus”) constituting a part thereof) (the “S-4 Registration Statement”) and will use commercially reasonable efforts to make all necessary filings in respect of the S-4 Registration Statement as promptly as practicable following the date hereof. PBI shall deliver to BFST such financial statements and related analysis of PBI, including “Management’s Discussion and Analysis of Financial Condition and Results of Operations” of PBI, as may be required in order to file the S-4 Registration Statement, and any other reports required to be filed by BFST with the SEC, in each case, in compliance in all material respects with Legal Requirements, and shall, as promptly as practicable following execution of this Agreement, prepare and deliver drafts of such information to BFST to review. PBI agrees to cooperate with BFST and BFST’s counsel and accountants in requesting and obtaining appropriate opinions, consents, and letters from PBI’s independent auditors in connection with the S-4 Registration Statement and the Joint Proxy Statement/Prospectus. BFST and PBI shall cooperate and shall furnish to the other all information concerning themselves, their Subsidiaries, directors, officers and shareholders and such other matters as may be reasonably necessary or advisable in connection with the Joint Proxy Statement/Prospectus, the S-4 Registration Statement, or any other filing, notice or application made on behalf of BFST or its Subsidiaries to any third party and/or any Governmental Authority in connection with the Merger and the transactions contemplated by this Agreement. BFST and PBI each shall use commercially reasonable efforts to have the S-4 Registration Statement declared effective under the Securities Act as promptly as practicable after such filing, and promptly thereafter mail the Joint Proxy Statement/Prospectus to the shareholders of BFST and PBI. BFST shall also use commercially reasonable efforts to satisfy prior to the effective date of the S-4 Registration Statement, all necessary state securities law or “blue sky” notice requirements in connection with the Merger and to consummate the other transactions contemplated by this Agreement and will pay all expenses incident thereto. After the S-4 Registration Statement is declared effective under the Securities Act, each Party, at its own expense, shall promptly mail or cause to be mailed the Joint Proxy Statement/Prospectus to its respective shareholders.

B.     BFST and PBI each agrees, as to itself and its Subsidiaries, that none of the information supplied or to be supplied by it or its Subsidiaries for inclusion or incorporation by reference in (i) the S-4 Registration Statement will, at the time the S-4 Registration Statement becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, and (ii) the Joint Proxy Statement/Prospectus and any amendment or supplement thereto will, at the date of mailing to shareholders of PBI or BFST, as applicable, and at the time of the meeting of shareholders of PBI or BFST, as applicable, to be held in connection with the Merger, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. Each Party further agrees that if it becomes aware that (1) any information furnished by it would cause any of the statements in the Joint Proxy Statement/Prospectus to be false or misleading with respect to any material fact, or (2) any material fact necessary to make the statements therein not false or misleading has been omitted, it will promptly inform the other Party thereof and take appropriate steps to correct or amend the Joint Proxy Statement/Prospectus. BFST and PBI will cause the S-4 Registration Statement to comply as to form in all material respects with the applicable provisions of the Securities Act and the rules and regulations thereunder.

Section 7.05     Approval of BFST and PBI Shareholders.

A.     Each of BFST and PBI shall call, give notice of, convene and hold a meeting of its shareholders (the “BFST Meeting” and the “PBI Meeting,” respectively) as soon as reasonably practicable after the S-4 Registration Statement is declared effective for the purpose of obtaining the Requisite BFST Vote and the Requisite PBI Vote required in connection with this Agreement and the Merger and, if so desired and mutually agreed, upon other matters of the type customarily brought before an annual or special meeting of shareholders to approve a merger agreement or the issuance of shares contemplated thereby (as applicable). The Boards of Directors of each of BFST and PBI shall use its commercially reasonable efforts to obtain from the shareholders of BFST and PBI, as the case may be, the Requisite BFST Vote, in the case of BFST, and the Requisite PBI Vote, in the case of PBI, including by communicating to its respective shareholders its recommendation (and including such recommendation in the Joint Proxy Statement/Prospectus) that they approve the BFST Stock Issuance and/or this Agreement and the transactions contemplated hereby (as applicable). BFST or PBI shall adjourn or postpone the BFST Meeting or the PBI Meeting, as the case may be, if, as of the time for which such meeting is originally scheduled there are insufficient shares of BFST Common Stock or the PBI Common Stock, as the case may be, represented (either in person or by proxy) to constitute a quorum necessary to conduct the business of such meeting, or if on the date of such meeting BFST or PBI as applicable, has not received proxies representing a sufficient number of shares necessary to obtain the Requisite BFST Vote or the Requisite PBI Vote. Notwithstanding anything to the contrary herein, unless this Agreement has been terminated in accordance with its terms, each of the BFST Meeting and PBI Meeting shall be convened, the BFST Stock Issuance and this Agreement shall be submitted to the shareholders of BFST, and this Agreement shall be submitted to the shareholders of PBI, at the BFST Meeting and PBI Meeting, respectively, for the purpose of voting on the approval of such proposals and the other matters contemplated hereby, and nothing contained herein shall be deemed to relieve either BFST or PBI of such obligation. BFST and PBI shall use their commercially reasonable efforts to cooperate to hold the BFST Meeting and PBI Meeting on the same day and at the same time as soon as reasonably practicable after the date of this Agreement, and to set the same record date for each such meeting.

B.     Except to the extent provided otherwise in Section 7.10, the PBI Board shall at all times prior to and during the PBI Meeting recommend approval of this Agreement by the shareholders of PBI and the transactions contemplated hereby (including the Merger) and any other matters required to be approved by PBI’s shareholders for consummation of the Merger and the transactions contemplated hereby (the “PBI Recommendation”). In the event that there is present at the PBI Meeting, in person or by proxy, sufficient favorable voting power to secure the Requisite PBI Vote, PBI will not adjourn or postpone the PBI Meeting unless PBI is advised by counsel that failure to do so would result in a breach of the fiduciary duties of the PBI Board. PBI shall keep BFST updated with respect to the proxy solicitation results in connection with the PBI Meeting as reasonably requested by BFST.

C.     The BFST Board shall at all times prior to and during the BFST Meeting recommend approval of the BFST Stock Issuance and this Agreement by the shareholders of BFST and the transactions contemplated hereby (including the Merger) and any other matters required to be approved by BFST’s shareholders for consummation of the Merger and the transactions contemplated hereby. In the event that there is present at the BFST Meeting, in person or by proxy, sufficient favorable voting power to secure the Requisite BFST Vote, BFST will not adjourn or postpone the BFST Meeting. BFST shall keep PBI updated with respect to the proxy solicitation results in connection with the BFST Meeting as reasonably requested by PBI.

Section 7.06     Consents and Approvals.

A.     BFST will use commercially reasonable efforts, and PBI will reasonably cooperate with BFST at the BFST’s request, to obtain all consents, approvals, authorizations, waivers or similar affirmations described in Section 4.07 of the Schedules.

B.     PBI will use commercially reasonable efforts, and BFST will reasonably cooperate with PBI at PBI’s request, to obtain all consents, approvals, authorizations, waivers or similar affirmations described in Section 5.09 of the Schedules.

Section 7.07     Public Disclosure. No Party will issue any press release or other public disclosure of the existence, terms, conditions or status of this Agreement or the transactions contemplated by this Agreement without first consulting with the other Party, nor will any Party issue any such communication or make such public statement without the consent of the other Party, which will not be unreasonably withheld or delayed. Notwithstanding the foregoing, a Party may, without the prior consent of the other Party (but after prior consultation, to the extent practicable under the circumstances), issue such communication or make such public statement as may be required by any Legal Requirement or the rules and regulations of any national stock exchanges. It is understood that BFST shall assume primary responsibility for the preparation of joint press releases and investor presentation relating to this Agreement, the Merger, and the other transactions contemplated hereby.

Section 7.08     Access; Information.

A.     Except as prohibited by any Legal Requirement, for the purpose of verifying the representations and warranties of the other and preparing for the Merger and the other matters contemplated by this Agreement, upon reasonable notice from the other Party, each Party will (and will cause each of its Subsidiaries to): (i) afford the other Party and its employees, officers and authorized Representatives (including legal counsel, accountants and consultants) full access to its properties, books and records (and those of its Subsidiaries) during normal business hours so that such other Party may have the opportunity to make such reasonable investigation as it will desire to make of the affairs of such Party and its Subsidiaries, and (ii) furnish such other Party with such additional financial and operating data and other information as to its business and properties as such other Party may, from time to time, reasonably request. Neither Party nor any of its Subsidiaries will be required to afford access to or disclose information that would jeopardize attorney-client privilege (after giving due consideration to the existence of any common interest, joint defense or similar agreement between the parties), contravene any binding arrangement with any third party or violate any Legal Requirement. The parties will make appropriate substitute arrangements in circumstances where the previous sentence applies.

B.     No access or investigation by a Party of the business and affairs of the other Party under this Section 7.08 or otherwise will affect or be deemed to modify or waive any representation, warranty, covenant or agreement of such other Party in this Agreement or any Schedule delivered in accordance with this Agreement, the conditions to the Party’s obligation to consummate the transactions contemplated by this Agreement, or any remedies available to the Party under this Agreement.

C.     Notwithstanding anything to the contrary in this Section 7.08, neither Party shall be required to copy the other Party on any documents that disclose confidential discussions of this Agreement or the transactions contemplated hereby, that contain competitively sensitive business or other proprietary information filed under a claim of confidentiality (including any confidential supervisory information) or any other matter that the board of such Party has been advised by counsel that such distribution to the other Party may violate a confidentiality obligation or fiduciary duty or any Legal Requirement, or may result in a waiver of its attorney-client privilege. In the event any of the restrictions in this Section 7.08C shall apply, such Party shall use its commercially reasonable efforts to provide appropriate consents, waivers, decrees, and approvals necessary to satisfy any confidentiality issues relating to documents prepared or held by third parties (including work papers), the parties will make appropriate alternate disclosure arrangements, including adopting additional specific procedures to protect the confidentiality of sensitive material and to ensure compliance with Legal Requirement.

Section 7.09     Confidentiality. Prior to the execution of this Agreement and prior to the consummation of the Merger, subject to Legal Requirements, each of BFST and PBI, and their respective Subsidiaries, affiliates, officers, directors, agents, employees, consultants, and advisors have provided, and will continue to provide one another with information which may be deemed by the party providing the information to be non-public, proprietary and/or confidential, including, but not limited to, trade secrets of the disclosing party. Each Party agrees that it will, and will cause its Representatives to, hold any information obtained pursuant to this Section 7.09 in accordance with the terms of that certain letter agreement, dated as of October 17, 2019 by and between BFST and PBI.

Section 7.10     No Solicitation by PBI; Superior Proposals.

A.     Except as permitted by Section 7.10B, PBI shall not, and shall cause its Subsidiaries and Representatives not to, directly or indirectly, (i) initiate, solicit, induce, or knowingly encourage, or take any action to facilitate the making of, any inquiry, offer or proposal which constitutes, or could reasonably be expected to lead to, an Acquisition Proposal; (ii) participate in any discussions or negotiations regarding any Acquisition Proposal or furnish, or otherwise afford access, to any Person (other than BFST) any information or data with respect to PBI or any of its Subsidiaries or otherwise relating to an Acquisition Proposal; (iii) release any Person from, waive any provisions of, or fail to enforce any confidentiality agreement or standstill agreement to which PBI is a party; or (iv) enter into any agreement, confidentiality agreement, agreement in principle or letter of intent with respect to any Acquisition Proposal or approve or resolve to approve any Acquisition Proposal or any agreement, agreement in principle, or letter of intent relating to an Acquisition Proposal. Any violation of the foregoing restrictions by any of the PBI Representatives, whether or not such PBI Representative is so authorized and whether or not such PBI Representative is purporting to act on behalf of PBI or otherwise, shall be deemed to be a breach of this Agreement by PBI. PBI and its Subsidiaries shall, and shall cause each of the PBI Representatives to, immediately cease and cause to be terminated any and all existing discussions, negotiations, and communications with any Persons with respect to any existing or potential Acquisition Proposal.

For purposes of this Agreement, “Acquisition Proposal” shall mean, other than the transactions contemplated by this Agreement, any offer, proposal or inquiry relating to, or any third party indication of interest in, (i) any acquisition or purchase, direct or indirect, of 20% or more of the consolidated assets of PBI and its Subsidiaries or 20% or more of any class of equity or voting securities of PBI or its Subsidiaries whose assets, individually or in the aggregate, constitute 20% or more of the consolidated assets of PBI, (ii) any tender offer (including a self-tender offer) or exchange offer that, if consummated, would result in such third party beneficially owning 20% or more of any class of equity or voting securities of PBI or its Subsidiaries whose assets, individually or in the aggregate, constitute 20% or more of the consolidated assets of PBI, or (iii) any merger, consolidation, share exchange, business combination, reorganization, recapitalization, liquidation, dissolution or other similar transaction involving PBI or its Subsidiaries whose assets, individually or in the aggregate, constitute 20% or more of the consolidated assets of PBI.

For purposes of this Agreement, “Superior Proposal” shall mean a bona fide, written Acquisition Proposal that the PBI Board concludes in good faith to be more favorable to its shareholders than the Merger and the other transactions contemplated hereby, (i) after receiving the advice of its financial advisors, (ii) after taking into account the likelihood of and timing for consummation of such transaction on the terms set forth therein and (iii) after taking into account all legal (with the advice of outside counsel), financial (including the financing terms of any such proposal), regulatory and other aspects of such proposal (including any expense reimbursement provisions and conditions to closing) and any other relevant factors permitted under applicable Legal Requirements; provided, that for purposes of the definition of “Superior Proposal,” the references to “20%” in the definition of Acquisition Proposal shall be deemed to be references to “50%.”

B.     Notwithstanding Section 7.10A or any other provision of this Agreement, prior to receipt of the Requisite PBI Vote, PBI may take any of the actions described in Section 7.10A if, but only if, (i) PBI has received a bona fide, written Acquisition Proposal that did not result from a breach of Section 7.10A; (ii) the PBI Board reasonably determines in good faith, after consultation with and having considered the advice of its outside financial advisor and outside legal counsel, that (A) such Acquisition Proposal constitutes or is reasonably likely to lead to a Superior Proposal and (B) the failure to take such actions more likely than not would cause it to violate its fiduciary duties to PBI’s shareholders under Legal Requirements; (iii) PBI has provided BFST with at least three Business Days’ prior notice of such determination; and (iv) prior to furnishing or affording access to any information or data with respect to PBI or any of its Subsidiaries or otherwise relating to an Acquisition Proposal, PBI receives from such Person a confidentiality agreement with terms no less favorable to PBI than those contained in the confidentiality agreement with BFST. PBI shall promptly provide to BFST any non-public information regarding PBI or its Subsidiaries provided to any other Person which was not previously provided to BFST, such additional information to be provided no later than the date of provision of such information to such other party.

C.     PBI shall promptly (and in any event within one Business Day) notify BFST in writing if any proposals or offers are received by, any information is requested from, or any negotiations or discussions are sought to be initiated or continued with, PBI or the PBI Representatives, in each case in connection with or related to any Acquisition Proposal, and such notice shall indicate the name of the Person initiating such discussions or negotiations or making such proposal, offer, or information request and the material terms and conditions of any proposals or offers (and, in the case of written materials relating to such proposal, offer, information request, negotiations or discussion, providing copies of such materials (including e-mails or other electronic communications)). PBI agrees that it shall keep BFST informed, on a reasonably current basis, of the status and terms of any such proposal, offer, information request, negotiations, or discussions (including any amendments or modifications to such proposal, offer, or request).

D.     Except as provided in Section 7.10E, neither the PBI Board nor the board of directors of any Subsidiary of PBI nor any committee of the PBI Board or its Subsidiaries shall (i) fail to make or withdraw (or modify or qualify in any manner adverse to BFST or publicly propose to withdraw, modify, or qualify in any manner adverse to BFST) the PBI Recommendation, or the determination of the advisability to its shareholders of the approval of this Agreement and the transactions contemplated hereby, including the Merger, (ii) adopt, approve, or publicly recommend, endorse or otherwise declare advisable any Acquisition Proposal, (iii) fail to include the PBI Recommendation in whole or in part in the Joint Proxy Statement/Prospectus or any filing or amendment or supplement relating thereto, (iv) fail to recommend against any then-pending tender or exchange offer that constitutes an Acquisition Proposal within five Business Days after it is announced, (v) fail to reaffirm the PBI Recommendation within three Business Days following a request by BFST, or make any statement, filing or release, in connection with the PBI Meeting or otherwise, inconsistent with the PBI Recommendation, or (vi) resolve to do any of the foregoing. Each such action set forth in this Section 7.10D shall be referred to herein as an “Adverse Recommendation Action.”

E.     Notwithstanding Section 7.10D or any other provision in this Agreement to the contrary, prior to the receipt of the Requisite PBI Vote, the PBI Board may withdraw, qualify, amend or modify the PBI Recommendation (a “PBI Subsequent Determination”) or cause or permit PBI to terminate this Agreement to enter into a definitive agreement with respect to a Superior Proposal in accordance with the terms of Section 9.01G after the fifth Business Day following BFST’s receipt of a notice (the “Notice of Superior Proposal”) from PBI advising BFST that the PBI Board has decided (in good faith after consultation with its outside legal counsel and financial advisor) that a bona fide, written Acquisition Proposal that it received (that did not result from a breach of Section 7.10A) constitutes a Superior Proposal if, but only if, (i) the PBI Board has determined in good faith, after consultation with and having considered the advice of outside legal counsel and its financial advisor, that the failure to take such actions more likely than not would cause it to violate its fiduciary duties to PBI’s shareholders under Legal Requirements, (ii) during the five Business Day period after receipt of the Notice of Superior Proposal by BFST (the “Notice Period”), the PBI Board shall have cooperated and negotiated in good faith with BFST to make such adjustments, modifications or amendments to the terms and conditions of this Agreement so that such Acquisition Proposal would cease to constitute a Superior Proposal; provided, however, that BFST shall not have any obligation to propose any adjustments, modifications or amendments to the terms and conditions of this Agreement and (iii) at the end of the Notice Period, after taking into account any such adjusted, modified, or amended terms as may have been proposed by BFST since its receipt of such Notice of Superior Proposal, the PBI Board has again in good faith made the determination (A) in clause (i) of this Section 7.10E and (B) that such Acquisition Proposal constitutes a Superior Proposal. In the event of any material revisions to the Superior Proposal, PBI shall be required to deliver a new Notice of Superior Proposal to BFST and again comply with the requirements of this Section 7.10E, except that the Notice Period shall be reduced to three Business Days.

F.     If the PBI Board shall have made a PBI Subsequent Determination with respect to a Superior Proposal, then the PBI Board may recommend approval of such Superior Proposal by the shareholders of PBI and may submit this Agreement to PBI’s shareholders without recommendation, in which event the PBI Board shall communicate the basis for its recommendation of such Superior Proposal and the basis for its lack of a recommendation with respect to this Agreement and the transactions contemplated hereby to PBI’s shareholders in the Joint Proxy Statement/Prospectus or an appropriate amendment or supplement thereto.

Section 7.11     Disclosure Schedules. At least five (5) days prior to the Closing, each Party will deliver to the other Party updated Schedules reflecting any material changes to the Schedules between the date of this Agreement and the Closing Date.

Section 7.12     Notification of Certain Matters.

A.     BFST will promptly notify PBI in writing if it becomes aware of any fact or condition that makes or shows to be untrue any representation or warranty made by BFST in, or any information disclosed on the Schedules provided to PBI by BFST under, this Agreement; reasonably would be expected to cause or constitute a breach of, of failure to comply with, any of the covenants or agreements of BFST contained in this Agreement; or reasonably would be expected to give rise, individually or in the aggregate, to the failure to occur of any closing condition under this Agreement. No information received by PBI under this Section 7.12A will affect or be deemed to modify or waive any representation, warranty, covenant or agreement of BFST in this Agreement, any Schedules delivered in accordance with this Agreement, any condition to PBI’s obligation to consummate the Merger or any remedies available to PBI under this Agreement; provided, that any failure to give notice in accordance with the foregoing shall not be deemed to constitute a violation of this Section 7.12A or the failure of any condition set forth in Section 8.01 or Section 8.03 to be satisfied, or otherwise constitute a breach of this Agreement by BFST failing to give such notice, in each case unless the underlying breach would independently result in a failure of the conditions set forth in Section 8.01 or Section 8.03 to be satisfied.

B.     PBI will promptly notify BFST in writing if it becomes aware of any fact or condition that makes or shows to be untrue any representation or warranty made by PBI in, or any information disclosed on the Schedules provided to BFST by PBI under, this Agreement; reasonably would be expected to cause or constitute a breach of, or failure to comply with, any of the covenants or agreements of PBI contained in this Agreement; or reasonably would be expected to give rise, individually or in the aggregate, to the failure to occur of any closing condition under this Agreement. No information received by BFST under this Section 7.12B will affect or be deemed to modify or waive any representation, warranty, covenant or agreement of PBI in this Agreement, any Schedules delivered in accordance with this Agreement, any condition to BFST’s obligation to consummate the Merger or any remedies available to BFST under this Agreement; provided, that any failure to give notice in accordance with the foregoing shall not be deemed to constitute a violation of this Section 7.12B or the failure of any condition set forth in Section 8.01 or Section 8.02 to be satisfied, or otherwise constitute a breach of this Agreement by PBI failing to give such notice, in each case unless the underlying breach would independently result in a failure of the conditions set forth in Section 8.01 or Section 8.02 to be satisfied.

Section 7.13     Employee Matters.

A.     To the extent requested by BFST, PBI or its appropriate Subsidiary will execute and deliver such instruments and take such other actions as BFST may reasonably require to cause the freeze, amendment or termination of any PBI Employee Plan terms satisfactory to BFST and in accordance with all Legal Requirements, to be effective as of the day immediately prior to the Effective Date or at any time thereafter in the sole discretion of BFST. BFST agrees that the employees of PBI and its Subsidiaries who continue their employment after the Closing Date (the “PBI Employees”) will be entitled, subject to Section 7.13B, to either (i) continue participation in any continuing PBI Plans or (ii) participate as newly hired employees in the employee benefit plans and programs maintained for employees of BFST and b1Bank, in accordance with the respective terms of such plans and programs, and BFST will take all actions reasonably necessary or appropriate to facilitate coverage of the PBI Employees in such plans and programs from and after the Closing Date. To the extent that BFST desires to maintain the effectiveness of any PBI Employee Plan, PBI or its appropriate Subsidiary will execute and deliver such instruments and take such other actions as BFST may reasonably require in furtherance of the transfer of such PBI Employee Plan to BFST on terms satisfactory to BFST and in accordance with all Legal Requirements. Notwithstanding the foregoing, after the Closing Date, each PBI Employee will be entitled to credit for past service with Pedestal Bank for the purpose of satisfying any eligibility or vesting periods under b1Bank’s 401(k) retirement plan to the extent permissible under the terms of such plan. The parties will cooperate to take all actions necessary and appropriate to effectuate the plan to plan transfer.

B.     Each PBI Employee will be entitled to credit for prior service with PBI for all purposes under the employee welfare benefit plans and other employee benefit plans and programs (excluding vesting requirements under any stock incentive plan and severance for PBI Employees who are terminated within six months following the Effective Time, which severance is addressed in this Section 7.13B) sponsored by BFST or b1Bank to the extent permitted by such BFST Employee Plan and any Legal Requirements. To the extent permitted by such BFST Employee Plan and any Legal Requirements, any eligibility waiting period and pre-existing condition exclusion applicable to such BFST Employee Plan will be waived with respect to each PBI Employee and his or her eligible dependents. To the extent permitted by Legal Requirement and the applicable BFST Employee Plan, BFST will credit each PBI Employee and his or her eligible dependents for the year during which coverage under BFST’s group health plan begins, with any deductibles, co-pays or out-of-pocket payments already incurred by such PBI Employee during such year under PBI’s group health plan. Each PBI Employee shall retain the vacation accrual earned under PBI’s vacation policy as of the Effective Time so that such PBI Employee shall receive under b1Bank’s vacation policy a vacation benefit no less than what such PBI Employee had earned under PBI’s vacation policy as of the Effective Time; provided, however, that any future accrual of benefits shall be in accordance with BFST’s vacation policy. From and following the Closing Date, such PBI Employee will begin to accrue vacation, sick and personal time under BFST’s policies, with such PBI Employee being given credit for prior service with PBI or Pedestal Bank for purposes of PBI’s policies governing vacation, sick and personal time. For purposes of determining a PBI Employee’s benefits for the calendar year in which the Merger occurs under BFST’s vacation program, any vacation taken by a PBI Employee immediately preceding the Closing Date for the calendar year in which the Merger occurs will be deducted from the total BFST vacation benefit available to such PBI Employee for such calendar year.

C.     Any current PBI Employee who is not a party to an employment, change in control or severance agreement or other separation agreement that provides a benefit on termination of employment, whose employment is terminated involuntarily (other than for cause, death, disability or normal retirement) within one (1) year following the Effective Time, will receive a lump sum severance payment from b1Bank (which payment BFST will cause to be made) in an amount equal to one weeks’ compensation at such employees’ base rate of compensation, multiplied by the number of whole years of service by such employee with PBI as of the Effective Time (with a minimum of four (4) weeks’ base salary and subject to a maximum of up to 26 weeks’ base salary), subject to the execution of a release of claims against BFST and its Affiliates. For purposes of this Section 7.13, “cause” means any termination of employment due to the occurrence of one of more of the following events: (i) the employee’s willful refusal to comply in any material respect with the lawful employment policies of BFST and its Subsidiaries, (ii) the employee’s commission of an act of fraud, embezzlement or theft against BFST or any of its Subsidiaries, (iii) the conviction or plea of nolo contendere to any crime involving moral turpitude or a felony, or (iv) the failure to substantially perform the duties and responsibilities of his or her position with b1Bank.

Section 7.14     Employee Stock Ownership Plan. PBI shall take all such necessary actions to terminate the Pedestal Bancshares, Inc. Employee Stock Ownership Plan (the “ESOP”) effective as of the Effective Date (the “ESOP Termination Date”). The accounts of all participants and beneficiaries in the ESOP shall become fully vested upon termination of such plan. The Merger Consideration received with respect to the unallocated common stock held by the ESOP shall first be used to repay the outstanding ESOP loan, and the Merger Consideration remaining in the ESOP suspense account after repayment of the outstanding ESOP loan shall be allocated in accordance with the terms of the ESOP. To the extent requested by BFST, PBI shall file or cause to be filed all necessary documents with the IRS for a determination letter for termination of the ESOP in connection with the ESOP Termination Date. As soon as practicable following the receipt of a favorable determination letter from the IRS regarding the qualified status of the ESOP upon its termination, the account balances in the ESOP shall either be disbursed to participants and beneficiaries or transferred to an eligible tax qualified retirement plan (including, to the extent permitted by such plan, the BFST 401(k) plan) or individual retirement account as a participant or beneficiary may direct. PBI shall adopt the necessary amendment(s) and board resolution(s) to effect the provisions of this Section 7.14.

Section 7.15     Retention Bonus Pool. BFST, in consultation with PBI, shall establish a retention bonus pool, in the amount to be determined in the sole discretion of BFST, in order to encourage certain PBI’s employees to remain with BFST, thereby assisting BFST with continuity planning following the consummation of the transactions contemplated by this Agreement.

Section 7.16     Bank Merger Transaction. The parties will cooperate to take all actions (including making all such filings) necessary and appropriate to effectuate the Bank Merger, to be effective immediately or as soon as practicable following the Effective Time.

Section 7.17     Termination of Data Processing Contracts. BFST intends to convert some or all of PBI’s information and data onto BFST’s information technology systems (the “Data Conversion”). PBI agrees to cooperate with BFST in preparing for the Data Conversion and to facilitate the integration of PBI with the business BFST following consummation of the transactions contemplated hereby, and shall meet on a regular basis to discuss and plan for the conversion of the Data Conversion, which planning shall include, but not be limited to, (a) providing BFST reasonable access to data, information systems, and personnel having expertise with PBI’s and Pedestal Bank’s information and data systems, (b) discussion of third-party service provider arrangements of PBI and each of its Subsidiaries; (c) non-renewal or changeover, after the Effective Time, of personal property leases and software licenses used by PBI and each of its Subsidiaries in connection with the systems operations; (d) retention of outside consultants and additional employees to assist with the conversion; (e) outsourcing, as appropriate after the Effective Time, of proprietary or self-provided system services, and (f) any other actions necessary and appropriate to facilitate the conversion, as soon as practicable following the Effective Time. Until the Effective Time, PBI shall advise BFST of all anticipated renewals or extensions of existing data processing service agreements, data processing software license agreements, data processing hardware lease agreements, and other material technology-related licensing, maintenance or servicing agreements with independent vendors (“Technology-Related Contracts”) involving PBI or Pedestal Bank. PBI will cooperate with BFST and take all necessary actions to ensure that all Technology-Related Contracts will, if the Merger occurs, be terminated on such date(s) as may be requested by BFST.

Section 7.18     Conforming Accounting Adjustments. If requested by BFST, PBI will and will cause Pedestal Bank to, consistent with GAAP, immediately prior to Closing, make such accounting entries as BFST may reasonably request to conform the accounting records of PBI and Pedestal Bank to the accounting policies and practices of BFST and b1Bank, respectively. No such adjustment will by itself constitute or be deemed to be a breach, violation or failure to satisfy any representation, warranty, covenant, condition or other provision or constitute grounds for termination of this Agreement or be an acknowledgment by PBI or Pedestal Bank of any adverse circumstances for purposes of determining whether the conditions to BFST’s obligations under this Agreement have been satisfied or that such adjustment has any bearing on the Merger Consideration. No adjustment required by BFST will require any prior filing with any Governmental Authority or violate any Legal Requirement applicable to PBI or Pedestal Bank.

Section 7.19     Financial Statements. The consolidated balance sheets as of future dates and the related statements of income, changes in stockholders’ equity and cash flows of any Party for the periods then ended, that may be provided by such Party to the other Party subsequent to the date hereof, will be prepared from the books and records of such Party and its Subsidiaries and will fairly present, in all material respects, the consolidated financial position, results of operations, stockholders’ equity and cash flows of such Party at the dates and for the periods indicated in conformity with GAAP applied on a consistent basis throughout the periods indicated, except that unaudited financial statements may (i) omit the footnote disclosure required by GAAP and (ii) be subject to normal year-end audit adjustments required by GAAP. The Consolidated Reports of Condition and Income filed by the Subsidiary of a Party subsequent to the date hereof will fairly present the financial position of such Subsidiary and the results of its operations at the dates and for the periods indicated in compliance with all Legal Requirements.

Section 7.20     Indemnification.

A.     To the extent not prohibited by any Legal Requirements, BFST agrees that all rights to indemnification and all limitations of liability existing in favor of any director or officer of PBI or Pedestal Bank, determined as of the Effective Time (each, an “Indemnified Party”), as provided in PBI’s or Pedestal Bank’s Constituent Documents (including, without limitation, the right to the advancement of expenses, if so provided), in each case as of the date of this Agreement, with respect to matters occurring on or prior to the Effective Time will survive the Merger and continue in full force and effect, without any amendment thereto.

B.     The rights to indemnification granted by this Section 7.20 are subject to the following limitation: amounts otherwise required to be paid by BFST to any Indemnified Party under this Section 7.20 will be reduced by any amounts that such Indemnified Party recovers from any third party.

C.     Any Indemnified Party wishing to claim indemnification under Section 7.20A, upon learning of any Proceeding described above, must promptly notify BFST, but the failure to so notify will not affect the obligations of BFST under Section 7.20A, except to the extent that BFST is actually prejudiced as a consequence of such failure to so notify. With respect to any such Proceeding, (i) BFST will have the right to assume the defense thereof and BFST will not be liable to an Indemnified Party for any legal expenses of other counsel or any other expenses subsequently incurred by an Indemnified Party in connection with the defense thereof, except that if BFST elects not to assume such defense or counsel for the Indemnified Party is of the opinion that there are issues that raise conflicts of interest between BFST and the Indemnified Party, the Indemnified Party may retain counsel reasonably satisfactory to BFST (which may not exceed one firm in any jurisdiction), and BFST will be subject to the obligations with respect to legal fees and expenses as provided in PBI’s or Pedestal Bank’s Constituent Documents; (ii) the Indemnified Party will cooperate in the defense of any such matter; (iii) BFST will not be liable for any settlement effected without its prior written consent; and (iv) BFST will have no obligation hereunder if indemnification of an Indemnified Party in the manner contemplated by this Agreement is prohibited by any Legal Requirement.

D.     For a period of four years following the Effective Time, BFST will maintain director’s and officer’s liability insurance (herein, “D&O Insurance”) that serves to reimburse the present and former officers and directors of PBI or its Subsidiaries (determined as of the Effective Time) with respect to claims against such directors and officers arising from facts or events occurring before the Effective Time (including the transactions contemplated hereby), which insurance will contain at least the same coverage and amounts, and contain terms and conditions no less advantageous to the Indemnified Party, as that coverage currently provided by PBI; provided that, if BFST is unable to maintain or obtain the insurance called for by this Section 7.20D, BFST will provide as much comparable insurance as is reasonably available (subject to the limitations described below in this Section 7.20D); and provided further, that officers and directors of PBI or its Subsidiaries may be required to make application and provide customary representations and warranties to the carrier of the D&O Insurance for the purpose of obtaining such insurance. In no event shall BFST be required to expend for such tail insurance a premium amount in excess of an amount equal to 250% of the annual premiums paid by PBI for D&O Insurance in effect as of the date of this Agreement (the “Maximum D&O Tail Premium”). If the cost of such tail insurance exceeds the Maximum D&O Tail Premium, BFST shall obtain tail insurance coverage or a separate tail insurance policy with the greatest coverage available for a cost not exceeding the Maximum D&O Tail Premium.

E.     The provisions of this Section 7.20 (i) are intended to be for the benefit of, and are enforceable by, each Indemnified Party and his successors and representatives and (ii) are in addition to, and not in substitution for, any other indemnification or contribution that any such person may have by contract or otherwise.

Section 7.21     Other Agreements.

A.     PBI will deliver to BFST, contemporaneously with the execution of this Agreement, a Voting Agreement in substantially the form attached hereto as Exhibit B, executed as of the date hereof by each director and each senior executive officer of PBI and Pedestal Bank.

B.     PBI will deliver to BFST, contemporaneously with the execution of this Agreement, non-competition agreements, in substantially the form attached hereto as Exhibit C, executed by each of the directors of PBI and its Subsidiaries that did not enter into an Employment Agreement (as defined below), which non-competition agreements shall not become effective until the Effective Time.

C.     Each of the directors and senior executive officers of PBI and Pedestal Bank will deliver to BFST, contemporaneously with the execution of this Agreement, a release in the form attached hereto as Exhibit D (“Release”), releasing PBI and its Subsidiaries from any and all claims of such directors and officers (except as described in such instrument).

D.     Certain officers of PBI and Pedestal Bank, the names of which persons are listed on Section 7.21D of the Schedules, will deliver to BFST, contemporaneously with the execution of this Agreement, an employment agreement (the “Employment Agreements”).

E.     PBI will cause to be delivered to BFST resignations of all the directors of PBI and its Subsidiaries, such resignations to be effective as of the Effective Time.

Section 7.22     Employment and Change in Control Agreements. To the extent requested by BFST, PBI will cause Pedestal Bank to take all actions necessary to terminate the deferred compensation, change-in-control or other similar agreements listed on Section 7.22 of the Schedules, without further liability to Pedestal Bank, BFST or any of their respective Affiliates, subject to the payment of all amounts owed thereunder in accordance with Section 7.27.

Section 7.23     NASDAQ Listing. BFST shall file all documents required to be filed to have the shares of BFST Common Stock to be issued pursuant to this Agreement included for listing on the NASDAQ Stock Market and use its commercially reasonable efforts to effect said listing.

Section 7.24     Issuance of BFST Common Stock. The shares of BFST Common Stock to be issued by BFST to the shareholders of PBI pursuant to this Agreement will, on the issuance and delivery to such shareholders pursuant to this Agreement, be duly authorized, validly issued, fully paid and nonassessable. The shares of BFST Common Stock to be issued to the shareholders of PBI pursuant to this Agreement are and will be free of any preemptive rights of the shareholders of BFST or any other Person. The BFST Common Stock to be issued to the shareholders of PBI pursuant to this Agreement will, when issued, not be subject to any restrictions on transfer arising under the Securities Act, except for BFST Common Stock issued to any shareholder of PBI who may be deemed to be an “affiliate” (under the Exchange Act) of BFST after completion of the Merger.

Section 7.25     No Control. Nothing contained in this Agreement shall give BFST, directly or indirectly, the right to control or direct the operations of PBI or any of its Subsidiaries prior to the Effective Time, and nothing contained in this Agreement shall give PBI, directly or indirectly, the right to control or direct the operations of BFST or any its Subsidiaries prior to the Effective Time. Prior to the Effective Time, each of PBI and BFST shall exercise, consistent with the terms of this Agreement, complete control and supervision over its and its Subsidiaries’ respective operations

Section 7.26     Section 16 Matters. If the parties determine that any officer of PBI will be subject to the “short swing” liability provisions of Section 16 of the Exchange Act immediately following the Effective Time, then the PBI Board and the BFST Board shall, prior to the Effective Time, take all such actions as may be necessary or appropriate pursuant to Rule 16b-3(d) and Rule 16b-3(e) under the Exchange Act to exempt (i) the conversion of PBI Common Stock into BFST Common Stock and (ii) the acquisition of BFST Common Stock pursuant to the terms of this Agreement by officers and directors of PBI subject to the reporting requirements of Section 16(a) of the Exchange Act or by employees of PBI who may become an officer or director of BFST subject to the reporting requirements of Section 16(a) of the Exchange Act. In furtherance of the foregoing, prior to the Effective Time, (i) the PBI Board shall adopt resolutions that specify (A) the name of each individual whose disposition of PBI Common Stock (including PBI stock options and other derivative securities with respect to PBI Common Stock) is to be exempted, (B) the number of shares of PBI (including PBI stock options and other derivative securities with respect to PBI Common Stock) to be disposed of by each such individual and (C) that the approval is granted for purposes of exempting the disposition from Section 16(b) of the Exchange Act under Rule 16b-3(e) of the Exchange Act and (ii) the BFST Board shall adopt resolutions that specify (A) the name of each individual whose acquisition of shares of BFST Common Stock is to be exempted, (B) the number of shares of BFST Common Stock to be acquired by each such individual and (C) that the approval is granted for purposes of exempting the acquisition from Section 16(b) of the Exchange Act under Rule 16b-3(d) of the Exchange Act. BFST and PBI shall provide to counsel of the other Party for its review copies of such resolutions to be adopted by the respective boards of directors prior to such adoption and PBI shall provide BFST with such information as shall be reasonably necessary for the BFST Board to set forth the information required in the resolutions of the BFST Board.

Section 7.27     Transaction Expense. PBI shall use its commercially reasonable efforts to cause the aggregate amount of all PBI Expenses (as previously provided to BFST and referenced in Section 5.34) to not materially exceed the total expenses disclosed in such estimate. PBI shall promptly notify BFST if or when it determines that it expects to exceed its total budget for PBI Expenses. Notwithstanding anything to the contrary in this Section 7.27, PBI shall not incur any investment banking, brokerage, finders, or other similar financial advisory fees in connection with the transactions contemplated by this Agreement other than those expressly disclosed to BFST. To the extent permitted by applicable law and regulation, the PBI Expenses and the corresponding Tax deductions shall be allocated to the Tax period of the BFST consolidated group which includes the Closing Date. Furthermore, PBI shall use its commercially reasonable efforts to permit all PBI Expenses, including all change of control and similar payments, to be paid on or after the Closing Date; provided, however, that if certain PBI expenses (such as legal, accounting, printing, filing and fairness opinion expenses, but excluding change of control and similar payments) are required to be paid as such expenses become due PBI shall be permitted to pay such PBI expenses as they become due.

Section 7.28     AAA Distribution. PBI may make a one-time distribution (the “AAA Distribution”) prior to the Effective Time equal to the balance of PBI’s accumulated adjustment account as of the time of the AAA Distribution (the “AAA Balance”) subject to a maximum of $5.00 per issued and outstanding share of PBI Common Stock at the time of the AAA Distribution. PBI will deliver a statement to BFST no later than March 31, 2020, which statement will set forth the AAA Balance and a detailed calculation thereof, for BFST’s review and approval.

Section 7.29     Tax Matters.

A.     Tax Returns. BFST shall prepare and timely file, or cause to be prepared and timely filed, all income Tax Returns of PBI and its Subsidiaries for any Taxable Period (or portion thereof) ending before the Closing Date (the “Pre-Closing Tax Period”), which are to be filed after the Closing Date. Such Tax Returns shall be prepared in a manner consistent with the prior practices of PBI, unless otherwise required by Legal Requirements, and shall be subject to the prior written consent of the PBI Shareholder Representative, which consent shall not be unreasonably withheld or delayed.

B.     Payment of Taxes. PBI shareholders shall be responsible for and shall timely pay, or cause to be timely paid, any Taxes attributable to the PBI shareholders for the Pre-Closing Tax Period.

C.     Cooperation. The parties will provide each other with such cooperation and information as they may reasonably request of each other in preparing or filing any Tax Return, in determining a liability or right of refund, or in conducting any audit or other proceeding, in respect of Taxes attributable to the Pre-Closing Tax Period. BFST agrees to retain all books and records with respect to Tax matters pertinent to PBI and its Subsidiaries relating to any taxable period beginning before the Closing Date until expiration of the statute of limitations (and any extensions thereof) of the respective taxable periods.

D.     Tax Contest. BFST shall promptly provide written notice to the PBI Shareholder Representative of an audit, administrative or judicial proceeding or examination of a Pre-Closing Tax Period that could reasonably give rise to a Tax liability for PBI shareholders (a “Tax Claim”). BFST shall determine in consultation with the PBI Shareholder Representative whether to contest such Tax Claim but in no event shall BFST be required to begin or continue a contest of the Tax Claim if, in the reasonable opinion of BFST, such contest would result in the possibility of the imposition of a Lien on the assets of BFST or otherwise result in significant adverse consequences to BFST. If BFST contests a Tax Claim, BFST shall (i) permit the PBI Shareholder Representative to participate in such contest, at the expense of PBI shareholders, (ii) keep the PBI Shareholder Representative reasonably informed of all proceedings, communications and correspondence and (iii) make available all relevant documents in connection therewith. BFST shall not enter into any settlement or compromise of a Tax Claim without the prior written consent of the PBI Shareholder Representative, which consent shall not be unreasonably withheld or delayed.

E.     Tax Treatment. The parties intend that the Merger shall qualify as a “reorganization” within the meaning of Section 368(a) of the Code and the Treasury Regulations promulgated thereunder, and that this Agreement constitutes a “plan of reorganization” within the meaning of Treasury Regulations Section 1.368-2(g). Except as expressly contemplated or permitted by this Agreement, from and after the date of this Agreement, each of BFST and PBI shall use their respective reasonable best efforts to cause the Merger to qualify as a “reorganization” within the meaning of Section 368(a) of the Code, and will not take any action, cause any action to be taken, fail to take any action or cause any action to fail to be taken which action or failure to act is intended or is reasonably likely to prevent the Merger from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code.

Article VIII
CONDITIONS TO CLOSING

Section 8.01     Conditions to Each Party’s Obligation. The obligation of each Party to consummate the Merger is subject to the satisfaction or, to the extent permitted by Legal Requirements, waiver, at or prior to the Closing, of each of the following conditions:

A.     The BFST Stock Issuance and this Agreement will have been approved by the shareholders of BFST by the Requisite BFST Vote and this Agreement will have been approved by the shareholders of PBI by the Requisite PBI Vote.

B.     All Requisite Regulatory Approvals will have been obtained and will remain in full force and effect and all statutory waiting periods in respect thereof will have expired, such Requisite Regulatory Approvals will have been received upon terms and conditions satisfactory to the parties, and no such Requisite Regulatory Approval includes or contains, or shall have resulted in the imposition of, any Burdensome Condition.

C.     All consents and approvals listed in Section 4.07 and Section 5.09 of the Schedules will have been received and will remain in full force and effect and will have been received upon terms and conditions satisfactory to the parties.

D.     No action will have been taken, and no Legal Requirement will have been promulgated, enacted, entered, enforced or deemed applicable to the Merger by any Governmental Authority, including the entry of a preliminary or permanent injunction, that would (i) make the Agreement or any other agreement contemplated by this Agreement, or the transactions contemplated hereby or thereby, illegal, invalid or unenforceable in any material respect, (ii) impose material limits on the ability of any Party to this Agreement to consummate the Agreement or any other agreement contemplated by this Agreement, or the transactions contemplated hereby or thereby, or (iii) otherwise prohibit or restrain the Merger; and no Proceeding before any Governmental Authority will be threatened, instituted or pending that would reasonably be expected to result in any of the consequences referred to in clauses (i) through (iii) above.

E.     BFST and PBI, respectively, shall have received opinions from Alston & Bird LLP and Fenimore, Kay, Harrison & Ford, LLP, respectively, each dated as of the Closing Date, in substance and form reasonably satisfactory to BFST and PBI, respectively, to the effect that, on the basis of the facts, representations and assumptions set forth in such opinions, the Merger will be treated for federal income tax purposes as a “reorganization” within the meaning of Section 368(a) of the Code. In rendering their opinions, Alston & Bird LLP and Fenimore, Kay, Harrison & Ford, LLP may require and rely upon representations as to certain factual matters contained in certificates of officers of each of BFST and PBI or any Subsidiary thereof, in form and substance reasonably acceptable to such counsel.

F.     The S-4 Registration Statement shall have become effective under the Securities Act. No stop order suspending the effectiveness of the S-4 Registration Statement shall have been issued, and no proceedings for that purpose shall have been initiated or be threatened, by the SEC.

Section 8.02     Conditions to Obligations of BFST. The obligation of BFST to consummate the Merger is also subject to the satisfaction or waiver, at or prior to the Closing, of the following conditions:

A.     Except for Section 5.02, which shall be true and correct in all respects, except for de minimis inaccuracies, the representations and warranties of PBI in this Agreement will be true and correct, in all material respects, as of the date of this Agreement and as of the Closing Date, except with respect to representations and warranties that are qualified by materiality (other than Material Adverse Change), which will be true and correct in all respects.

B.     The covenants and obligations of PBI to be performed or observed on or before the Closing Date under this Agreement will have been performed or observed in all material respects.

C.     BFST will have received all documents and instruments required to be delivered by PBI at or prior to the Closing.

D.     Holders of shares of PBI Common Stock representing no more than five percent (5%) of the issued and outstanding PBI Common Stock will have demanded or be entitled to exercise appraisal rights under the LBCA.

E.     There will have been no Material Adverse Change with respect to PBI or Pedestal Bank.

F.     BFST shall have received from PBI, under penalties of perjury, (i) a notice to the IRS conforming to the requirements of Regulations Section 1.897-2(h) executed (which, for the avoidance of doubt, shall be mailed to the IRS by BFST within thirty (30) days of receipt from PBI) by PBI and (ii) a certificate stating that PBI is not and has not been a United States real property holding corporation, pursuant to Regulations Section 1.1445-2(c)(3) and in form and in substance required under Regulations Section 1.897-2(h), dated as of the Closing Date, and as reasonably acceptable to BFST.

Section 8.03     Conditions to Obligations of PBI. The obligation of PBI to consummate the Merger is also subject to the satisfaction or waiver, at or prior to the Closing, of the following conditions:

A.     The representations and warranties of BFST in this Agreement will be true and correct, in all material respects, as of the date of this Agreement and as of the Closing Date, except with respect to representations and warranties that are qualified by materiality (other than Material Adverse Change), which will be true and correct in all respects.

B.     The covenants and obligations of BFST to be performed or observed on or before the Closing Date under this Agreement will have been performed or observed in all material respects.

C.     PBI will have received all documents and instruments required to be delivered by BFST at or prior to the Closing.

D.     There will have been no Material Adverse Change with respect to BFST or b1Bank.

Article IX
TERMINATION

Section 9.01     Right of Termination. This Agreement may be terminated, and the Merger may be abandoned, at any time before the Effective Time, as follows, and in no other manner:

A.     By the mutual written agreement of PBI and BFST, if the board of directors of each so determines by a vote of a majority of the members of its entire Board.

B.     By either BFST or PBI, if the Effective Time has not occurred by the close of business on July 31, 2020, unless one or more of the Requisite Regulatory Approvals have not been received, in which case the Effective Time has not occurred on or before October 31, 2020, or such later date as may be mutually agreeable to the parties; provided, however, that the right to terminate this Agreement under this Section 9.01B will not be available to any Party whose failure to comply with its obligations under, or breach of any representation or warranty set forth in, this Agreement has materially contributed to the failure of the Effective Time to occur on or before such date.

C.     By either BFST or PBI (i) if the Requisite PBI Vote shall not have been obtained at the PBI Meeting duly convened therefor or at any adjournment or postponement thereof, or (ii) if the Requisite BFST Vote shall not have been obtained at the BFST Meeting duly convened therefor or at any adjournment or postponement thereof; provided, that no Party may terminate this Agreement pursuant to this Section 9.01C if such Party has breached in any material respect any of its obligations under this Agreement, in each case in a manner that caused the failure to obtain the Requisite PBI Vote at the PBI Meeting, or at any adjournment or postponement thereof, or the Requisite BFST Vote at the BFST Meeting, or at any adjournment or postponement thereof, as applicable.

D.     By either BFST or PBI, if any Requisite Regulatory Approval is denied by a final, nonappealable action of any Governmental Authority, an application therefor shall have been permanently withdrawn at the request of a Governmental Authority, or any Governmental Authority shall have issued a final nonappealable law or order permanently enjoining or otherwise prohibiting or making illegal the consummation of the Merger or the Bank Merger, unless the failure to obtain a Requisite Regulatory Approval shall be due to the failure of the Party seeking to terminate this Agreement to perform or observe the covenants and agreements of such Party set forth herein.

E.     By either BFST or PBI (provided that the Party terminating this Agreement is not then in material breach of any representation, warranty, covenant or other agreement contained in this Agreement), if there shall have been a material breach of any of the covenants or agreements or any of the representations or warranties (or any such representation or warranty shall cease to be true) set forth in this Agreement on the part of PBI, in the case of a termination by BFST, or BFST, in the case of a termination by PBI, which breach or failure to be true, either individually or in the aggregate with all other breaches by such Party (or failures of such representations or warranties to be true), would constitute, if occurring or continuing on the Closing Date, the failure of a condition set forth in Section 8.02, in the case of a termination by BFST, or Section 8.03, in the case of a termination by PBI, and which is not cured within 30 days following written notice to PBI, in the case of a termination by BFST, or to BFST, in the case of a termination by PBI, or by its nature or timing cannot be cured during such period.

F.     In addition to and not in limitation of BFST’s termination rights under this Section 9.01, by BFST if (i) there shall have been a material breach of Section 7.05 or Section 7.10 by PBI, or (ii) the PBI Board takes an Adverse Recommendation Action.

G.     By PBI, at any time before obtaining the Requisite PBI Vote, if the PBI Board authorizes PBI, in compliance with the terms of this Agreement, to enter into a binding definitive agreement in respect of a Superior Proposal with a third party, provided, that PBI shall have paid any amounts due pursuant to Section 9.04 in accordance with the terms, and at the times, specified therein.

Section 9.02     Notice of Termination. The power of termination provided for by Section 9.01 may be exercised only by a notice given in writing, as provided in Section 10.06.

Section 9.03     Effect of Termination. Except as provided in Section 9.04, if this Agreement is terminated, neither Party will have any further liability or obligation under this Agreement; provided, however, that termination will not relieve a Party from any liability for any breach of any covenant, agreement, representation or warranty of this Agreement (a) giving rise to such termination and (b) resulting from fraud or any willful and material breach; and provided further, that Section 7.09, this Section 9.03 and Article X (other than Section 10.09) will survive any termination of this Agreement.

Section 9.04     Termination Fee . To compensate BFST for entering into this Agreement, taking actions to consummate the transactions contemplated hereunder and incurring the costs and expenses related thereto and other losses and expenses, including foregoing the pursuit of other opportunities by BFST, PBI and BFST agree as follows:

A.     If this Agreement is terminated by PBI under the provisions of Section 9.01G, then PBI shall pay to BFST the sum of $8,000,000 (the “Termination Fee”) prior to and as of a condition of such termination in accordance with Section 9.01G;

B.     If this Agreement is terminated by BFST under the provisions of Section 9.01F, then PBI shall pay to BFST the Termination Fee in immediately available funds within two Business Days after notification of such termination has been provided to PBI;

C.     If, after the date of this Agreement and prior to the termination of this Agreement, an Acquisition Proposal shall have been made known to PBI or has been made directly to its shareholders generally or any Person shall have publicly announced (and not withdrawn) an Acquisition Proposal with respect to PBI and (A) thereafter this Agreement is terminated (x) by either BFST or PBI pursuant to Section 9.01C(i) because the Requisite PBI Vote shall not have been obtained, (y) by either BFST or PBI pursuant to Section 9.01B without the Requisite PBI Vote having been obtained, or (z) by BFST pursuant to Section 9.01E, and (B) prior to the date that is twelve months after the date of such termination, PBI enters into any agreement or consummates a transaction with respect to an Acquisition Proposal (whether or not the same Acquisition Proposal as that referred to above), then PBI shall, on the earlier of the date it enters into such agreement and the date of consummation of such transaction, pay BFST the Termination Fee, provided, that for purposes of this Section 9.04C, all references in the definition of Acquisition Proposal to “20%” shall instead refer to “50%”.

D.     PBI and BFST each agree that the agreements contained in this Section 9.04 are an integral part of the transactions contemplated by this Agreement, and that, without these agreements, BFST would not enter into this Agreement; accordingly, if PBI fails to promptly pay any amounts due under this Section 9.04, PBI shall pay interest on such amounts from the date payment of such amounts were due to the date of actual payment at the rate of interest equal to the sum of (i) the rate of interest published from time to time in The Wall Street Journal, Eastern Edition (or any successor publication thereto), designated therein as the prime rate on the date such payment was due, plus (ii) 200 basis points, together with the costs and expenses of BFST (including reasonable legal fees and expenses) in connection with such suit.

E.     Notwithstanding anything to the contrary set forth in this Agreement, but without limiting the right of any Party to recover liabilities or damages arising out of the other Party’s fraud or willful and material breach of any provision of this Agreement, the parties agree that if PBI pays or causes to be paid to BFST the Termination Fee and/or the BFST Expenses in accordance with this Section 9.04, PBI (or any successor in interest of PBI) will not have any further obligations or liabilities to BFST with respect to this Agreement or the transactions contemplated by this Agreement.

Article X
MISCELLANEOUS

Section 10.01     Survival of Representations and Warranties. Except for those covenants and agreements expressly to be performed or observed after the Effective Time, the representations, warranties, covenants and agreements contained in this Agreement or in any instrument delivered under this Agreement will not survive the Effective Time.

Section 10.02     Expenses. Except as otherwise expressly provided in this Agreement, all costs and expenses incurred in connection with this Agreement and the Merger will be borne and paid by the Party incurring the expense.

Section 10.03     Entire Agreement. This Agreement (and all related documents referenced in this Agreement, including the Schedules and Exhibits) constitutes the full understanding of the parties, a complete allocation of risks between them and a complete and exclusive statement of the terms and conditions of their agreement relating to the Merger, and supersedes all prior agreements, undertakings, negotiations and discussions, whether oral or written, of the parties. There are no warranties, representations, covenants, obligations or agreements between the parties, except as set forth in this Agreement (or any such related documents).

Section 10.04     Further Cooperation. Each Party will, at any time and from time to time after the Closing, upon request by the other and without further consideration, do, perform, execute, acknowledge and deliver all such further acts, deeds, assignments, assumptions, transfers, conveyances, powers of attorney, certificates and assurances as may be reasonably required to fully consummate the transactions contemplated by this Agreement in accordance its terms.

Section 10.05     Severability. If any term or other provision of this Agreement is held to be illegal, invalid or unenforceable by any Legal Requirement, (i) such term or provision will be fully severable and this Agreement will be construed and enforced as if such illegal, invalid or unenforceable provision were not a part of this Agreement; (ii) the remaining provisions of this Agreement will remain in full force and effect and will not be affected by such illegal, invalid or unenforceable provision or by its severance from this Agreement; and (iii) there will be added automatically as a part of this Agreement a provision as similar in terms to such illegal, invalid or unenforceable provision as may be possible and still be legal, valid and enforceable. If any provision of this Agreement is so broad as to be unenforceable, the provision will be interpreted to be only as broad as is enforceable.

Section 10.06     Notices. All notices, requests, demands, and other communications required or permitted to be given under this Agreement will be in writing and delivered by hand, facsimile transmission, a nationally recognized overnight courier service, prepaid registered or certified mail (return receipt requested), or by properly addressed electronic mail delivery (with confirmation of delivery receipt) at the address set forth below, or at such other address or addresses as such Party may specify from time to time by notice in like manner to parties. All notices shall be deemed effective upon delivery.

If to BFST:

Business First Bancshares, Inc.

500 Laurel Street, Suite 101

Baton Rouge, Louisiana 70801

Attn: David R. Melville, III

Fax: (225) 248-7650

Electronic mail: jude.melville@blbank.com

With a copy to:

Alston & Bird LLP

1201 West Peachtree Street

Atlanta, Georgia 30309

Attention: Mark C. Kanaly, Esq.

   Kyle G. Healy, Esq.

Fax: (404) 881-7777

Electronic mail: mark.kanaly@alston.com

                           kyle.healy@alston.com

If to PBI:

Pedestal Bancshares, Inc.

1300 W. Tunnel Blvd.

Houma, Louisiana 70360

Attention: Mark Folse

Fax: (985) 580-3002

Electronic mail: mark.folse@pedestal.bank

With a copy to:

Fenimore, Kay, Harrison & Ford, LLP

812 San Antonio Street, Suite 600

Austin, Texas 78701

Attention: Lowell W. Harrison, Esq.

                 Geoffrey S. Kay, Esq.

Fax: (512) 583-5940

Electronic mail: lharrison@fkhpartners.com

            gkay@fkhpartners.com

Section 10.07     Governing Law; Waiver of Right to Jury Trial. THIS AGREEMENT AND THE RIGHTS AND OBLIGATIONS OF EACH PARTY SUBJECT TO THIS AGREEMENT WILL BE GOVERNED BY, AND CONSTRUED AND ENFORCED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF LOUISIANA WITHOUT REGARD TO PRINCIPLES OF CONFLICTS OF LAWS. EACH PARTY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY PROCEEDING ARISING OUT OF OR RELATED TO THIS AGREEMENT OR THE MERGER, AND EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (A) no representative, agent, or attorney of any other party has represented, expressly or otherwise, that such other party would not, in the event of litigation, seek to enforce the foregoing waiver, (B) each Party understands and has considered the implications of this waiver, (C) each Party makes this waiver voluntarily, and (D) each Party has been induced to enter into this Agreement by, among other things, the mutual waivers and certifications in this Section 10.07. EACH PARTY AGREES THAT IT WILL BRING ANY ACTION OR PROCEEDING IN RESPECT OF ANY CLAIM ARISING OUT OF RELATED TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY EXCLUSIVELY IN ANY FEDERAL OR STATE COURT OF COMPETENT JURISDICTION LOCATED IN THE STATE OF LOUISIANA.

Section 10.08     Multiple Counterparts. This Agreement may be signed in multiple counterparts, each of which will be deemed an original, and all counterparts together will be deemed to be one and the same Agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other Party. A telecopy, facsimile or electronic scan in “PDF” format of a signed counterpart of this Agreement will be sufficient to bind the Party or parties whose signature(s) appear thereon.

Section 10.09     Specific Performance. Each Party acknowledges that the other Party would be irreparably damaged and would not have an adequate remedy at law for money damages in the event that any of the covenants contained in this Agreement was not performed in accordance with its terms or otherwise was materially breached. Therefore, each Party agrees that, without the necessity of proving actual damages or posting bond or other security, the other Party will be entitled to temporary or permanent injunction or injunctions to prevent breaches of such performance and to specific enforcement of such covenants in addition to any other remedy to which it may be entitled, at law or in equity.

Section 10.10     Attorneys’ Fees and Costs. In the event of a dispute between the parties to this Agreement related to or arising out of any material breach or alleged material breach of this Agreement that gives rise to a Proceeding, the prevailing Party in such Proceeding will be entitled to reimbursement from the non-prevailing Party for all losses, damages, costs, liabilities or expenses reasonably incurred by the prevailing Party in furtherance of or defense of the Proceeding, including, without limitation, reasonable attorneys’ fees, whether incurred in preparation for or in the conduct of the Proceeding (including, without limitation, a Proceeding to determine the entitlement and amount to any award of attorneys’ fees).

Section 10.11     Binding Effect; Assignment. No Party to this Agreement will assign this Agreement or any of its rights or obligations, in whole or in part, without the prior written consent of the other Party. Subject to the foregoing, this Agreement will be binding upon and will inure to the benefit of the respective legal representatives, successors and permitted assigns of the parties.

Section 10.12     Third Parties. Nothing in this Agreement, whether express or implied, is intended to confer any rights or remedies under or by reason of this Agreement on any persons other than the parties and their respective successors and permitted assigns, except that the Indemnified Parties are the stipulated beneficiaries of, and will be entitled to enforce their respective rights under, Section 7.20. Nothing in this Agreement will act to relieve or discharge the obligation or liability of any third party to any Party to this Agreement, nor will any provision give any third party any right of subrogation or action over or against any Party to this Agreement (including any Person or employees who might be affected by Section 7.13).

Section 10.13     Amendment; Waiver; Extension. Except as prohibited by any Legal Requirement, BFST and PBI may amend this Agreement, extend the time for the performance of any obligations or other acts of any other Party to this Agreement, waive any inaccuracy in the representations and warranties contained in this Agreement or any Schedules provided in accordance with this Agreement, or waive compliance with any agreements or conditions contained in this Agreement by an instrument signed in writing by or on behalf of each Party, provided that after approval of the BFST Stock Issuance or this Agreement by the respective shareholders of BFST or PBI (as applicable), there may not be, without further approval of such shareholders, any amendment, extension or waiver of this Agreement that requires further approval under any Legal Requirement. No Party to this Agreement will by any act (other than a written instrument) be deemed to have waived any right or remedy hereunder or to have acquiesced in any breach of any of the terms and conditions of this Agreement. No failure to exercise, nor any delay in exercising, any right, power or privilege hereunder by any Party will operate as a waiver. No waiver of any provision, or any portion of any provision, of this Agreement will constitute a waiver of any other part of the provision or any other provision of this Agreement, nor will it operate as a waiver, or estoppels with respect to, any subsequent or other failure. Notwithstanding the foregoing, a Party may unilaterally waive a right that is solely applicable to it.

Section 10.14     Disclosure Schedules; Supplements to the Disclosure Schedules.

A.     The Schedules, as well as all other schedules and all exhibits to this Agreement, shall be deemed part of this Agreement and included in any reference to this Agreement. Information in the Schedules qualifies the representations and warranties in the Section to which the particular Schedule relates (or makes cross-reference), as well as representations and warranties in other Sections of this Agreement, but only to the extent that the specific item on any such Schedule is reasonably apparent on its face as being applicable to such other Section(s). The inclusion of an item in a Schedule as an exception to a representation or warranty will not be deemed an admission by the disclosing party that the item represents an exception or a material fact, event or circumstance.

B.     Each Party may from time to time prior to the Closing supplement the Schedules delivered by such Party with respect to any matter that (i) arises and becomes known by the disclosing Party after the date of this Agreement and that would have been required or permitted to be set forth or described on the Schedules had such matter existed as of the date of this Agreement, and (ii) does not arise from a breach of this Agreement. No such supplemental disclosure will be deemed to have cured any breach of a representation or warranty made in this Agreement unless the other Party waives the breach in the manner set forth in this Agreement.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties have caused this Agreement to be executed by their duly authorized officers as of the date first above written.

BUSINESS FIRST BANCSHARES, INC.

By:	/s/ David R. Melville, III
David R. Melville, III
President and Chief Executive Officer

PEDESTSAL BANCSHARES, INC.

By:	/s/ Mark Folse
Mark Folse
President and Chief Executive Officer

[Signature Page to Agreement and Plan of Reorganization]

EXHIBIT A

EXHIBIT A

FORM OF BANK MERGER AGREEMENT

AGREEMENT AND PLAN OF MERGER

This AGREEMENT AND PLAN OF MERGER (this “Bank Merger Agreement”), is made and entered into as of the 22nd day of January, 2020, by and between b1Bank, a Louisiana state bank headquartered in Baton Rouge, Louisiana (“b1Bank”), and Pedestal Bank, a Louisiana state bank headquartered in Houma, Louisiana (“Pedestal Bank”).

RECITALS:

WHEREAS, Business First Bancshares, Inc., a Louisiana corporation and registered bank holding company (“BFST”), owns all of the outstanding capital stock of b1Bank, and Pedestal Bancshares, Inc., a Louisiana corporation and registered bank holding company (“PBI”), owns all of the outstanding capital stock of Pedestal Bank;

WHEREAS, BFST and PBI are parties to that certain Agreement and Plan of Reorganization, dated as of January 22, 2020 (as such agreement may be amended or supplemented from time to time, the “Reorganization Agreement”), pursuant to which BFST will acquire all of the outstanding capital stock of PBI through the merger of PBI with and into BFST, with BFST surviving the merger (the “Merger”);

WHEREAS, immediately following the Merger, BFST desires to cause Pedestal Bank to merge with and into b1Bank in accordance with the terms of this Bank Merger Agreement;

WHEREAS, Pedestal Bank is a Louisiana state bank, duly organized and existing under the laws of the State of Louisiana, having its principal office in the City of Houma, State of Louisiana, with authorized capital stock consisting of 5,000,000 shares of common stock, par value $1.00 per share (“Pedestal Bank Stock”), of which 839,690 are issued and outstanding;

WHEREAS, b1Bank is a Louisiana state bank, duly organized and existing under the laws of the State of Louisiana, having its principal office in the City of Baton Rouge, State of Louisiana, with authorized capital stock consisting of 10,000,000 shares of common stock, par value $1.00 per share (“b1Bank Stock”), of which 3,215,979 shares are issued and outstanding and 1,000,000 shares of preferred stock, no par value per share, of which no shares are issued and outstanding;

WHEREAS, subject to consummation of the Merger and the receipt of all required regulatory approvals, the Boards of Directors of Pedestal Bank and b1Bank have approved this Bank Merger Agreement, under which Pedestal Bank shall be merged with and into b1Bank (“Bank Merger”), and have authorized the execution hereof; and

WHEREAS, as and when required by the provisions of this Bank Merger Agreement, all such action as may be necessary or appropriate shall be taken by Pedestal Bank and b1Bank in order to consummate the Bank Merger.

NOW, THEREFORE, in consideration of the premises, b1Bank and Pedestal Bank hereby agree that Pedestal Bank shall be merged with and into b1Bank on the following terms and conditions:

1.     Merger of Pedestal Bank and b1Bank. At the Effective Time (as defined in Section 12), Pedestal Bank shall be merged with and into b1Bank in accordance with Section 351 et seq. of the Louisiana Banking Law.

2.     Effects of the Bank Merger. The Bank Merger will have the effects set forth in Section 355 of the Louisiana Banking Law. At the Effective Time, the corporate existence of Pedestal Bank will be merged with and into and continued in b1Bank, as the bank surviving the Bank Merger (“Surviving Bank”). The name of the Surviving Bank will be “b1Bank”. Without limiting the generality of and subject to the foregoing, all of the property, rights, privileges, powers and franchises of Pedestal Bank will vest in b1Bank, as the Surviving Bank, without reversion or impairment, without further act or deed, and without any transfer or assignment having occurred, but subject to any existing liens or encumbrances thereon, and all debts, liabilities, obligations, restrictions and duties of Pedestal Bank will become the debts, liabilities, obligations, restrictions and duties of b1Bank.

3.     Articles of Incorporation and Bylaws. The Articles of Incorporation and Bylaws of b1Bank, as in effect immediately before the Effective Time, will be the Articles of Incorporation and Bylaws of the Surviving Bank until thereafter changed or amended as provided by applicable law.

4.      Directors and Officers.

A.     Effective at the Effective Time, unless otherwise agreed to by Pedestal Bank and b1Bank in writing, b1Bank shall take all actions necessary (i) to fix the size of the b1Bank Board of Directors at fourteen members, (ii) to cause ten of the then current directors of b1Bank to be designated by b1Bank prior to the consummation of the Bank Merger to remain as directors, and (iii) to appoint as directors of b1Bank four current directors of Pedestal Bank to be designated by b1Bank and Pedestal Bank jointly prior to the consummation of the Bank Merger.

B.     At the Effective Time and until thereafter changed in accordance with any applicable law or the constituent documents of the Surviving Bank, the senior officers of b1Bank immediately prior to the Effective Time shall be the senior officers of the Surviving Bank; provided, however, that Mark P. Folse shall be appointed as Executive Vice President of the Surviving Bank.

5.     Conversion of Securities. At the Effective Time, by virtue of this Bank Merger Agreement and without any further action on the part of any holder, (i) each issued and outstanding share of b1Bank Stock will continue to remain outstanding and to represent one share of common stock of b1Bank, and (ii) each issued and outstanding share of Pedestal Bank Stock will be cancelled.

6.     Shareholder Approval. This Bank Merger Agreement shall be submitted for approval to the sole shareholder of b1Bank and the sole shareholder of Pedestal Bank for approval by written consent as soon as practicable after execution of this Bank Merger Agreement. Upon approval by the sole shareholder of b1Bank and the sole shareholder of Pedestal Bank, this Bank Merger Agreement shall be made effective as soon as practicable thereafter as provided in Section 12 hereof but not prior to the consummation of the Merger in accordance with the terms and conditions of the Reorganization Agreement.

7.     Conditions to Consummation of the Bank Merger. Consummation of the Bank Merger as provided herein will be conditioned upon consummation of the transactions contemplated by the Reorganization Agreement. In addition, all obligations of the parties under this Bank Merger Agreement are subject to the receipt of all consents, orders and regulatory approvals and satisfaction of all other requirements prescribed by law that are necessary for the consummation of the Bank Merger, including, without limitation, shareholder approval and the approval of any regulatory agency having jurisdiction over Pedestal Bank or b1Bank, including, without limitation, the Louisiana Office of Financial Institutions and the Federal Deposit Insurance Corporation.

8.     Termination. This Bank Merger Agreement will terminate upon the termination of the Reorganization Agreement in accordance with its terms and in no other manner. Upon such termination, neither party will have any further liability or obligation by reason of this Bank Merger Agreement to the other party.

9.     Representations and Warranties of Pedestal Bank. Pedestal Bank is a Louisiana state non-member bank, duly organized, validly existing and in good standing under the laws of the State of Louisiana. Pedestal Bank has all requisite corporate power and authority (including all licenses, franchises, permits and other governmental authorizations as are legally required) to carry on its business as now being conducted, to own, lease and operate its properties and assets as now owned, leased or operated and to enter into and carry out its obligations under this Bank Merger Agreement.

10.     Representations and Warranties of b1Bank. b1Bank is a Louisiana state non-member bank, duly organized, validly existing and in good standing under the laws of the State of Louisiana. b1Bank has all requisite corporate power and authority (including all licenses, franchises, permits and other governmental authorizations as are legally required) to carry on its business as now being conducted, to own, lease and operate its properties and assets as now owned, leased or operated and to enter into and carry out its obligations under this Bank Merger Agreement.

11.     Waiver; Amendment. Any term or condition of this Bank Merger Agreement may be waived at any time prior to the Effective Time by the party that is entitled to the benefits thereof. This Bank Merger Agreement may be amended or modified at any time prior to the Effective Time, whether before or after action thereon by the shareholders of Pedestal Bank and b1Bank. Any waiver or amendment must be in writing.

12.     Effective Time. The Bank Merger will become effective in the manner set forth in Section 354 of the Louisiana Banking Law (“Effective Time”).

13.     Multiple Counterparts. For the convenience of the parties, this Bank Merger Agreement may be executed in multiple counterparts, each of which will be deemed an original, and all counterparts hereof so executed by the parties hereto, whether or not such counterpart will bear the execution of each of the parties hereto, will be deemed to be, and is to be construed as, one and the same Bank Merger Agreement. A telecopy, facsimile, or scanned “PDF” transmission of a signed counterpart of this Bank Merger Agreement is sufficient to bind the party or parties whose signature(s) appear thereon.

14.     Governing Law. THIS BANK MERGER AGREEMENT SHALL BE CONSTRUED IN ACCORDANCE WITH AND GOVERNED BY THE LAWS OF THE STATE OF LOUISIANA APPLYING TO CONTRACTS ENTERED INTO AND TO BE PERFORMED WITHIN THE STATE OF LOUISIANA, WITHOUT REGARD FOR THE PROVISIONS THEREOF REGARDING CHOICE OF LAW.

15.     Further Assurances. The parties agree that they will, at any time and from time to time after the Effective Time, upon request by the other and without further consideration, do, perform, execute, acknowledge and deliver all such further acts, deeds, assignments, assumptions, transfers, conveyances, powers of attorney, certificates and assurances as may be reasonably required in order to fully complete the transactions contemplated hereby in accordance with this Bank Merger Agreement or to carry out and perform any undertaking made by the parties hereunder.

16.     Severability.  If any provision of this Bank Merger Agreement is held to be illegal, invalid or unenforceable under present or future laws, then (i) this Bank Merger Agreement is to be construed and enforced as if such illegal, invalid or unenforceable provision were not a part hereof; (ii) the remaining provisions of this Bank Merger Agreement will remain in full force and effect and will not be affected by such illegal, invalid or unenforceable provision or by its severance from this Bank Merger Agreement; and (iii) there will be added automatically as a part of this Bank Merger Agreement a provision as similar in terms to such illegal, invalid or unenforceable provision as may be possible and still be legal, valid and enforceable.

17.     Specific Performance. Each of the parties hereto acknowledges that the other parties would be irreparably damaged and would not have an adequate remedy at law for money damages if any of the covenants contained in this Bank Merger Agreement were not performed according to its terms or otherwise were materially breached. Each of the parties agrees that, without the necessity of proving actual damages or posting bond or other security, the other party is entitled to seek injunctive relief to prevent breach of performance and to specific enforcement of such covenants in addition to any other remedy to which they may be entitled.

18.     Rules of Construction. Descriptive headings as to the contents of particular sections are for convenience only and do not control or affect the meaning, construction or interpretation of this Bank Merger Agreement. All articles and sections referred to herein are articles and sections, respectively, of this Bank Merger Agreement. Each use herein of the masculine, neuter or feminine gender is deemed to include the other genders. Each use herein of the plural includes the singular and vice versa, in each case as the context requires or as it is otherwise appropriate. The word “or” is used in the inclusive sense. Any and all documents or instruments referred to herein are incorporated herein by reference hereto as though fully set forth herein verbatim. If there is any conflict between the terms of this Bank Merger Agreement and the terms of the Reorganization Agreement, the terms of the Reorganization Agreement shall control.

19.     Binding Effect; Assignment. All of the terms, covenants, representations, warranties and conditions of this Bank Merger Agreement are binding upon, and inure to the benefit of and be enforceable by, the parties hereto and their respective successors, representatives and permitted assigns. Nothing expressed or referred to herein is intended or is to be construed to give any person other than the parties hereto any legal or equitable right, remedy or claim under or in respect of this Bank Merger Agreement, or any provision herein contained, it being the intent of the parties hereto that this Bank Merger Agreement, the assumption of obligations and statements of responsibilities hereunder, and all other conditions and provisions hereof are for the sole benefit of the parties to this Bank Merger Agreement and for the benefit of no other person, except as expressly provided for herein. Nothing in this Bank Merger Agreement will act to relieve or discharge the obligation or liability of any third party to any party to this Bank Merger Agreement, nor will any provision give any third party any right of subrogation or action over or against any party to this Bank Merger Agreement, except as expressly provided for herein. No party to this Bank Merger Agreement will assign this Bank Merger Agreement, by operation of law or otherwise, in whole or in part, without the prior written consent of the other party. Except as provided for in the preceding sentence, any assignment made or attempted in violation of this Section is void and of no effect.

[Signature Pages Follow]

[b1Bank Directors’ Signature Page to Bank Merger Agreement]

IN WITNESS WHEREOF, the undersigned directors, constituting a majority of the board of directors of b1Bank, have caused this Bank Merger Agreement to be duly executed and delivered all as of the day and year first written above.

B1BANK,

a Louisiana state bank

By:		By:
	Robert S. Greer, Jr., Chairman		David A. Montgomery, Jr., Director

By:		By:
	Lloyd Benny Alford, Director		Arthur Price, Director

By:		By:
	Jack E. Byrd, Jr., Director		Fayez K. Shamieh, Director

By:		By:
	John Graves, Director		Kenneth W. Smith, Director

By:		By:
	David L. Laxton III, Director		Thomas Everett Stewart, Jr., Director

By:		By:
	Rolfe Hood McCollister, Jr., Director		Steven G. White, Director

By:		By:
	Andrew D. McLindon, Director		Robert V. Yarborough, Director

By:		By:
	David R. Melville III, Director		N. Jerome Vascocu, Director

By:
Patrick E. Mockler, Director

[Pedestal Bank Directors’ Signature Page to Bank Merger Agreement]

IN WITNESS WHEREOF, the undersigned directors, constituting a majority of the board of directors of Pedestal Bank, have caused this Bank Merger Agreement to be duly executed and delivered all as of the day and year first written above.

PEDESTAL BANK,

a Louisiana state bank

By:		By:
	J. Vernon Johnson, Chairman		Glen D. Bertrand, Director

By:		By:
	Toby Brady, Director		David J. Brown, MD, Director

By:		By:
	James B. Bulliard, Sr., Director		James J. Buquet, III, Director

By:		By:
	Ricky D. Day, Director		O. H. Deshotels, III, Director

By:		By:
	Alcee J. Durand, Jr., Director		Mark P. Folse, Director

By:		By:
	Jacob Giardina, Jr., Director		Gerald M. Johnson, Jr., Director

By:		By:
	Charles B. Trahan, Director		Kenneth Wood, Sr., Director

SECRETARY’S CERTIFICATE OF SHAREHOLDER APPROVAL

C.

I hereby certify that I am the Secretary of b1Bank, a Louisiana state bank, located in the City of Baton Rouge, State of Louisiana (“b1Bank”) and that I have been duly appointed and am presently serving in that capacity.

D.	I further certify that by written consent dated January 22, 2020, the sole shareholder of b1Bank adopted and approved the forgoing Bank Merger Agreement.

IN WITNESS WHEREOF, I have executed this certification on this 22nd day of January, 2020.

Whitney Dees, Assistant Secretary

SECRETARY’S CERTIFICATE OF SHAREHOLDER APPROVAL

(i)

I hereby certify that I am the Secretary of Pedestal Bank, a Louisiana state bank, located in the City of Houma, State of Louisiana (“Pedestal Bank”) and that I have been duly appointed and am presently serving in that capacity.

(ii)	I further certify that by written consent dated January 22, 2020, the sole shareholder of Pedestal Bank adopted and approved the forgoing Bank Merger Agreement.

IN WITNESS WHEREOF, I have executed this certification on this 22nd day of January, 2020.

Donna McKey, Secretary

[CEO’s Signature Page to Bank Merger Agreement]

IN WITNESS WHEREOF, b1Bank and Pedestal Bank have caused this Bank Merger Agreement to be executed by their duly authorized officers as of the date first above written, and the officers of each such bank have hereunto subscribed their names.

B1BANK, a Louisiana state bank

By:
David R. Melville, III
President and Chief Executive Officer

PEDESTAL BANK, a Louisiana state bank

By:
Mark P. Folse
President and Chief Executive Officer

ACKNOWLEDGEMENT

STATE OF LOUISIANA     §

PARISH OF EAST BATON ROUGE     §

On this the 22nd day of January, 2020, before me, the undersigned authority, personally came and appeared David R. Melville, III, to me personally known, who, being by me duly sworn, declared and acknowledged before me and the undersigned competent witnesses, that he is the President and Chief Executive Officer of b1Bank, a Louisiana state bank (“b1Bank”), and that in such capacity he was duly authorized to and did execute the foregoing Bank Merger Agreement on behalf of b1Bank for the purposes therein expressed and as his and b1Bank’s free act and deed.

WITNESSES:

David R. Melville, III
Name:		President and Chief Executive Officer
(Please print)

Name:
(Please print)

Notary Public

My Commission Expires:

ACKNOWLEDGEMENT

STATE OF LOUISIANA     §

PARISH OF TERREBONNE     §

On this the 22nd day of January, 2020, before me, the undersigned authority, personally came and appeared Mark P. Folse, to me personally known, who, being by me duly sworn, declared and acknowledged before me and the undersigned competent witnesses, that he is the President and Chief Executive Officer of Pedestal Bank, a Louisiana state bank (“Pedestal Bank”), and that in such capacity he was duly authorized to and did execute the foregoing Bank Merger Agreement on behalf of Pedestal Bank for the purposes therein expressed and as his and Pedestal Bank’s free act and deed.

WITNESSES:

Mark P. Folse
Name:		President and Chief Executive Officer
(Please print)

Name:
(Please print)

Notary Public

My Commission Expires:

EXHIBIT B

EXHIBIT B

FORM OF VOTING AGREEMENT

This Voting Agreement (this “Voting Agreement”), dated as of January 22, 2020, is executed by and among Business First Bancshares, Inc. (“BFST”), a Louisiana corporation, Pedestal Bancshares, Inc. (“PBI”), a Louisiana corporation, and the persons who are signatories hereto (each a “Shareholder” and collectively the “Shareholders”).

RECITALS:

WHEREAS, contemporaneously with the execution of this Voting Agreement, BFST and PBI are entering into that certain Agreement and Plan of Reorganization, dated January 22, 2020 (as such agreement may be amended or supplemented from time to time, the “Reorganization Agreement”), pursuant to which PBI will merge with and into BFST, with BFST as the surviving entity (the “Merger”), which will be followed immediately by the merger of Pedestal Bank, a Louisiana state bank and wholly-owned subsidiary of PBI (“Pedestal Bank”) with and into b1Bank, a Louisiana state bank and wholly-owned subsidiary of BFST (“b1Bank”), with b1Bank as the surviving entity;

WHEREAS, Louisiana law requires that the Reorganization Agreement and the Merger be approved by the Shareholders of PBI and BFST;

WHEREAS, as a condition and inducement to BFST’s willingness to enter into the Reorganization Agreement, the Reorganization Agreement requires that this Voting Agreement be executed by the undersigned Shareholders, contemporaneously with the execution of the Reorganization Agreement, such that, subject to the terms hereof, each such Shareholder will vote his or her shares of PBI stock in favor of approval of the Reorganization Agreement and the transactions contemplated thereby;

WHEREAS, BFST and PBI are relying on this Voting Agreement in incurring expenses in their continuing review of PBI’s and Pedestal Bank’s business, in preparing the Joint Proxy Statement/Prospectus for the shareholders of PBI, in proceeding with the filing of applications for regulatory approvals and in undertaking other actions necessary for the consummation of the Merger; and

WHEREAS, any capitalized term not defined herein shall have the meaning set forth in the Reorganization Agreement.

NOW, THEREFORE, in consideration of the substantial expenses that BFST and PBI will incur in connection with the transactions contemplated by the Reorganization Agreement and to induce BFST to execute the Reorganization Agreement and to proceed to incur such expenses, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereby, severally and not jointly or in solido, agree as follows:

1.     Ownership of Shares. Each of the Shareholders hereby severally and not jointly represents and warrants to BFST and PBI that such Shareholder “beneficially owns” (as such term is defined in Rule 13d-3 promulgated under the Exchange Act) and is entitled to vote (or direct the voting of), directly or indirectly, the number of shares of PBI Common Stock indicated on the signature page of this Voting Agreement (such shares, together with any additional shares of PBI Common Stock subsequently acquired by Shareholder during the term of this Voting Agreement, including through the exercise of any stock option or other equity award, warrant or similar instrument, being referred to collectively as the “Shares”). While this Voting Agreement is in effect, each Shareholder shall not, directly or indirectly, without the prior written consent of BFST, (a) sell, transfer, pledge, assign or otherwise dispose of or encumber (or enter into any contract, commitment or other arrangement or understanding with respect to the foregoing) prior to the record date for the meeting of PBI shareholders at which the Reorganization Agreement will be voted upon (the “PBI Meeting”) any or all of his or her Shares, except for transfers by operation of law, by will, pursuant to the laws of descent and distribution or as a result of a court order or proceeding, or (b) deposit any of his or her Shares into a voting trust or enter into a voting agreement or arrangement with respect to any of his or her Shares or grant any proxy with respect thereto, other than to other members of the PBI Board for the purpose of voting to approve the Reorganization Agreement and the transactions contemplated thereby or as provided herein. Any transfer or other disposition in violation of the terms of this Section 1 shall be null and void and of no effect.

2.     Voting for Reorganization Agreement. Each Shareholder hereby agrees during the term of this Voting Agreement to vote his or her Shares (a) in favor of the approval and adoption of the Reorganization Agreement and the transactions contemplated thereby (including any amendments or modifications of the terms thereof approved by the PBI Board and adopted in accordance with the terms thereof) at the PBI Meeting or at any adjournment thereof, or in any other circumstances in which such Shareholder is entitled to vote, consent or give any other approval, (b) in favor of any proposal to adjourn or postpone such meeting, if necessary, to solicit additional proxies to approve and adopt the Reorganization Agreement, and (c) against any action or agreement that would result in a breach of any covenant, representation or warranty or any other obligation or agreement of PBI contained the Reorganization Agreement or of Shareholder contained in this Voting Agreement. Shareholder further agrees not to vote or execute any written consent to rescind or amend in any manner adverse to BFST any prior vote or written consent, as a shareholder of PBI, to approve or adopt the Reorganization Agreement unless this Voting Agreement shall have been terminated in accordance with its terms.

3.     Acquisition Proposals. Each Shareholder, solely in his/her capacity as a shareholder and without limiting in any way his/her ability to exercise his/her duties as a director or an officer of PBI or otherwise take any action permitted by the Reorganization Agreement (a) shall not invite or seek any Acquisition Proposal, support (or suggest that anyone else should support) any Acquisition Proposal that may be made, or ask the PBI Board to consider, support or seek any Acquisition Proposal, or otherwise take any action designed to make any Acquisition Proposal more likely; and (b) meet or otherwise communicate with any Person that has made or is considering making an Acquisition Proposal or any representative of such Person after becoming aware that the Person has made or is considering making an Acquisition Proposal.

4.     Reliance of Parties. BFST and PBI each represent to each Shareholder that it is relying on this Voting Agreement in incurring expenses in continuing to review PBI’s business, in preparing the Joint Proxy Statement/Prospectus, in proceeding with the filing of applications for regulatory approvals, and in undertaking other actions necessary for the consummation of the Merger. Each Shareholder and PBI acknowledges that the performance of this Voting Agreement is intended to benefit BFST.

5.     Term. This Voting Agreement shall continue in effect until the earlier to occur of (a) the termination of the Reorganization Agreement in accordance with its terms or (b) the consummation of the Merger.

6.     Director and Officer Duties. Nothing in this Voting Agreement shall be deemed to restrict any Shareholder from taking any action in his or her capacity as a director or officer of PBI that such Shareholder shall believe is necessary to fulfill such Shareholder’s duties and obligations as a director or officer (if applicable).

7.     Authority and Enforceability. Each Shareholder has the legal capacity, power and authority to enter into and perform all of the Shareholder’s obligations under this Voting Agreement. This Voting Agreement has been duly and validly executed and delivered by the Shareholder and constitutes the legal, valid and binding obligation of the Shareholder, enforceable against the Shareholder in accordance with its terms except as the enforceability may be limited by bankruptcy, insolvency or other laws affecting creditors rights or by applicable equitable principles. If the Shareholder is married and the Shareholder’s Shares constitute community property, this Voting Agreement has been, to the extent necessary, duly authorized, executed and delivered by, and, if so executed, constitutes a valid and binding agreement of, the Shareholder’s spouse, enforceable against such person in accordance with its terms subject to the foregoing exception. The execution and delivery of this Voting Agreement by Shareholder does not, and the performance by Shareholder of his, her, or its obligations hereunder will not, violate or conflict with in any material respect, or constitute a material default under, any agreement, instrument, contract, or other obligation or any order, arbitration award, judgment, or decree to which Shareholder is a party or by which Shareholder is bound, or to Shareholder’s knowledge any Legal Requirement to which Shareholder is subject or, in the event that Shareholder is a corporation, partnership, trust, or other entity, any charter, bylaw, or other organizational document of Shareholder. Shareholder is the beneficial owner of and has good title to all of the Shares, and the Shares are owned free and clear of any Liens. Shareholder has the right to vote, or direct the voting of, the Shares, and none of the Shares is subject to any voting trust or other agreement, arrangement or restriction with respect to the voting of the Shares, except as contemplated by this Voting Agreement. Shareholder does not beneficially own any shares of capital stock of PBI other than the Shares or any other securities convertible into or exercisable or exchangeable for such capital stock.

8.     Waiver of Appraisal Rights; Further Assurances. Each Shareholder hereby (a) confirms his/her knowledge of the availability of the appraisal rights of shareholders under the Louisiana Business Corporation Act (“LBCA”) with respect to the Merger and (b) confirms receipt of a copy of the provisions of the LBCA related to the appraisal rights of shareholders. Each Shareholder hereby waives and agrees not to assert, and shall use his/her reasonable efforts to cause any affiliates who hold of record any of the Shareholder’s Shares to waive and not to assert, any appraisal rights with respect to the Merger that the Shareholder or such affiliate may now or hereafter have with respect to any Shares (or any other shares of capital stock of PBI that the Shareholder shall hold of record at the time that the Shareholder may be entitled to assert appraisal rights with respect to the Merger) whether pursuant to the LBCA or otherwise. Shareholder further agrees not to commence or participate in, and to take all actions necessary to opt out of any class in any class action with respect to, any claim, derivative or otherwise, against BFST, b1Bank, PBI, Pedestal Bank, or any of their respective successors relating to the negotiation, execution, or delivery of this Agreement or the Reorganization Agreement or the consummation of the Merger.

9.     Amendment. This Voting Agreement may not be modified, amended, altered or supplemented with respect to a particular Shareholder except upon the execution and delivery of a written agreement executed by BFST, PBI and such Shareholder.

10.     Counterparts. This Voting Agreement may be executed simultaneously in two or more counterparts, each of which shall be deemed an original but all of which shall constitute one and the same instrument. An electronic scan in “PDF” format of a signed counterpart of this Voting Agreement delivered by electronic mail or otherwise will be sufficient to bind the party or parties whose signature(s) appear thereon.

11.     Entire Agreement. This Voting Agreement, together with the Reorganization Agreement and the other agreements contemplated thereby, embody the entire agreement and understanding of the parties hereto in respect to the subject matter contained herein. This Voting Agreement supersedes all prior agreements and understandings among the parties with respect to such subject matter contained herein.

12.     Notices. All notices, requests, demands and other communications required or permitted hereby shall be in writing and shall be delivered to the addresses of the parties hereto set forth below their signature on the signature pages hereof (or to such other address as any party may have furnished to the others in writing in accordance herewith) either personally, by nationally recognized overnight courier service or sent by mail or by electronic mail, and all such communications are deemed delivered (a) in the case of personal delivery or electronic mail, when received; (b) in the case of mail, upon the earlier of actual receipt or five (5) Business Days after deposit in the United States Postal Service, first class certified or registered mail, postage prepaid, return receipt requested; and (c) in the case of an overnight courier service, one (1) Business Day after delivery to such courier service with instructions for overnight delivery. “Business Day” means any day that is not a Saturday, a Sunday or other day on which banks are required or authorized by law to be closed in Baton Rouge, Louisiana.

13.     Equitable Relief. Each Shareholder recognizes and acknowledges that a breach by such Shareholder of any covenants or agreements contained in this Voting Agreement will cause BFST to sustain damages for which it would not have an adequate remedy at law for money damages, and therefore the parties hereto agree that, in the event of any such breach, BFST shall be entitled to seek the remedy of specific performance of such covenants and agreements and injunctive and other equitable relief in addition to any other remedy to which it may be entitled, at law or in equity. No Shareholder shall be responsible or liable for a breach of this Agreement by any other Shareholder(s).

14.     Governing Law; Venue. This Voting Agreement shall be governed by and construed in accordance with the laws of the State of Louisiana, without giving effect to any principles of conflicts of law.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties have executed this Voting Agreement as of the date above written.

BUSINESS FIRST BANCSHARES, INC.

By:
Name:	David R. Melville III
Title:	President and Chief Executive Officer

Address:

Business First Bancshares, Inc.
500 Laurel Street, Suite 101
Baton Rouge, Louisiana 70801

PEDESTAL BANCSHARES, INC.

By:
Name:	Mark P. Folse
Title:	President and Chief Executive Officer

Address:

Pedestal Bancshares, Inc.
1300 W. Tunnel Blvd.
Houma, Louisiana 70360

[Signature Page to Voting Agreement]

SHAREHOLDERS:
Address for Shareholders:

Glen D. Bertrand

Number of Shares:

Toby Brady

Number of Shares:

David J. Brown, MD

Number of Shares:

James B. Bulliard, Sr.

Number of Shares:

James J. Buquet, III

Number of Shares:

Ricky D. Day

Number of Shares:

[Signature Page to Voting Agreement]

O. H. Deshotels, III

Number of Shares:

Alcee J. Durand, Jr.

Number of Shares:

Mark P. Folse

Number of Shares:

Jacob Giardina, Jr.

Number of Shares:

Gerald M. Johnson, Jr.

Number of Shares:

J. Vernon Johnson

Number of Shares:

Donna F. McKey

Number of Shares:

[Signature Page to Voting Agreement]

Leblanc J. Ourso

Number of Shares:

Charles B. Trahan

Number of Shares:

Kenneth Wood, Sr.

Number of Shares:

[Signature Page to Voting Agreement]

EXHIBIT C

EXHIBIT C

FORM OF DIRECTOR SUPPORT AGREEMENT

This DIRECTOR SUPPORT AGREEMENT (this “Agreement”) is made and entered into as of January 22, 2020, by and among Business First Bancshares, Inc. (“BFST”), a Louisiana corporation, Pedestal Bancshares, Inc. (“PBI”), a Louisiana corporation, and ______________, an individual resident of the State of Louisiana (“Director”). Capitalized terms used but not otherwise defined herein have the meanings given them in the Reorganization Agreement (as defined below).

RECITALS:

WHEREAS, concurrently with the execution of this Agreement, BFST and PBI are entering into that certain Agreement and Plan of Reorganization, dated as of January 22, 2020 (as such agreement may be amended or supplemented from time to time, the “Reorganization Agreement”), pursuant to which PBI will merge with and into BFST, with BFST as the surviving entity (the “Merger”), which will be followed immediately by the merger of Pedestal Bank, a Louisiana state bank and wholly-owned subsidiary of PBI (“Pedestal Bank”), with and into B1Bank, a Louisiana state bank and wholly-owned subsidiary of BFST (“b1Bank”), with b1Bank as the surviving entity;

WHEREAS, Director is a shareholder of PBI and will, as a result of his or her equity ownership in PBI, receive pecuniary and other benefits as a result of the Merger;

WHEREAS, as a director and shareholder of PBI, Director has had access to certain Confidential Information (as defined below) regarding PBI and each Subsidiary of PBI, including, without limitation, Pedestal Bank, information concerning PBI’s business and the relationships between PBI and its Subsidiaries, vendors, and customers, and PBI’s status and relationship with peer institutions that compete with PBI, as well as the trade secrets, customer goodwill and proprietary information of PBI and its business, which trade secrets, customer goodwill and proprietary information constitute a substantial asset to be acquired by BFST; and

WHEREAS, Director recognizes that BFST’s willingness to enter into the Reorganization Agreement is dependent on Director entering into this Agreement and, therefore, this Agreement is incident thereto.

NOW, THEREFORE, in consideration of the foregoing and other good and valuable consideration, including the premises and mutual covenants contained herein and in the Reorganization Agreement, the receipt and sufficiency of which are hereby acknowledged, intending to be legally bound hereby, BFST and Director undertake, promise, covenant and agree with each other as follows:

1.     Director Support. Director agrees to use his or her reasonable best efforts to refrain from harming the goodwill of PBI and its Subsidiaries, BFST and its Subsidiaries, and their respective customer, client and vendor relationships, and from making any derogatory or disparaging remarks regarding Director’s employment by or separation from PBI and its Subsidiaries, or regarding the financial condition, services, management, business practices, directors, officers, employees or agents of any such institution at any time. Director also agrees to use his or her reasonable best efforts to maintain and continue the personal relationships and the business relationships of Director’s affiliated business entities, if any, with Pedestal Bank (and its successor), and to consider Pedestal Bank (and its successor) when obtaining banking products or services for his or her personal needs and the needs of Director’s affiliated business entities, if any and as applicable.

2.     Non-Disclosure Obligations. Except as required by law, rule or regulation or pursuant to a judicial or other governmental order, Director agrees that he or she will not knowingly make any unauthorized disclosure, directly or indirectly, of any Confidential Information of BFST, PBI or their Subsidiaries to third parties, or make any use thereof, directly or indirectly. Director also agrees that he or she shall deliver promptly to PBI or BFST at any time at its reasonable request, without retaining any copies, all documents and other material in Director’s possession at that time relating, directly or indirectly, to any Confidential Information or other information of PBI or Confidential Information or other information regarding third parties, acquired in such person’s position as a director, officer or shareholder of PBI.

For purposes of this Agreement, “Confidential Information” means and includes BFST’s, b1Bank’s, PBI’s and PBI’s Subsidiaries’ confidential and/or proprietary information and/or trade secrets, including those of their respective Subsidiaries, that have been and/or will be developed or used and that cannot be obtained readily by third parties from outside sources. Confidential Information includes, but is not limited to, the: information regarding past, current and prospective customers and investors and business affiliates, employees, contractors (including any information that qualifies as “nonpublic personal information” under the Gramm-Leach-Bliley Act of 1999 or its state law equivalents), and the industry not generally known to the public; strategies, methods, books, records, and documents; technical information concerning products, equipment, services, and processes; procurement procedures, pricing, and pricing techniques, including contact names, services provided, pricing, type and amount of services used; financial data; pricing strategies and price curves; positions; plans or strategies for expansion or acquisitions; capitalization plans and capital raising strategies and all information related thereto, including, but not limited to, any private offering of securities and any proposed offering of securities prior to becoming public; budgets; research; financial and sales data; trading methodologies and terms; communications information; evaluations, opinions and interpretations of information and data; marketing and merchandising techniques; electronic databases; models and the output from same; specifications; computer programs; contracts; bids or proposals; technologies and methods; training methods and processes; organizational structure; personnel information, including compensation and bonuses; payments or rates paid to consultants or other service providers; other such confidential or proprietary information; and notes, analysis, compilations, studies, summaries, and other material prepared by or for BFST, b1Bank, PBI, any Subsidiary of PBI or any of their respective subsidiaries containing or based, in whole or in part, on any information included in any of the foregoing. The term “Confidential Information” does not include any information that (a) at the time of disclosure or thereafter is generally available to and known to the public, other than by a breach of this Agreement by the disclosing party, (b) was available to the disclosing party, prior to disclosure by BFST, b1Bank, PBI or any Subsidiary of PBI, on a non-confidential basis from a source other than the non-disclosing party and is not known by Director, after reasonable investigation, to be subject to any fiduciary, contractual or legal obligations of confidentiality; (c) was independently acquired or developed by Director without violating any obligations of this Agreement; or (d) is disclosed with the consent of BFST or PBI, as applicable. Director acknowledges that BFST’s, b1Bank’s, PBI’s and Pedestal Bank’s respective businesses are highly competitive, that the Confidential Information related to PBI constitutes a valuable, special and unique asset to be acquired by BFST in the Merger and the Confidential Information related to BFST and b1Bank disclosed to Director, if any, constitutes a valuable, special and unique asset currently owned by BFST, and, therefore, all of such Confidential Information will, following the Effective Time of the Merger, constitute a valuable, special, and unique asset, and that protection of such Confidential Information against unauthorized disclosure and use is of critical importance to BFST.

In the event that Director is requested or required (by deposition, interrogatories, requests for information or documents in legal proceedings, subpoenas, civil investigative demand or similar process), in connection with any proceeding, to disclose any Confidential Information, Director will give BFST prompt written notice of such request or requirement so that BFST, at its sole cost and expense, may seek an appropriate protective order or other remedy and/or waive compliance with the provisions of this Agreement, and Director will cooperate reasonably with BFST, at the sole cost and expense of BFST, to obtain such protective order or other remedy. In the event that such protective order or other remedy is not obtained or BFST waives compliance with the relevant provisions of this Agreement, Director will furnish only that portion of the Confidential Information which is legally required to be disclosed and, upon BFST’s request and at its sole cost and expense, use his or her reasonable commercial efforts to obtain assurances that confidential treatment no less favorable to BFST than that set forth in this Agreement will be accorded to such information.

3.     Director Covenants.

(a)     Other than in any capacity for or on behalf of BFST or any Subsidiary of BFST, and except as set forth on Schedule 1 hereto, Director agrees that, prior to the Termination Date (as defined below), Director will not, directly or indirectly, individually or as an executive, partner, officer, director or shareholder or in any other capacity whatsoever:

(i)     compete or engage, anywhere in the geographic area comprised of Acadia, Allen, Assumption, Avoyelles, Beauregard, Calcasieu, Cameron, Evangeline, Iberia, Iberville, Jefferson, Jefferson Davis, Lafayette, Lafourche, Natchitoches, Pointe Coupee, Rapides, Sabine, St. James, St. John the Baptist, St. Charles, St. Landry, St. Martin, St. Mary, Terrebonne, Vermilion and Vernon parishes (collectively, the “Market Area”) in a business similar to that of BFST, b1Bank, PBI or Pedestal Bank as of the date hereof or the Effective Time of the Merger;

(ii)     take any action to invest in, own, manage, operate, control, participate in, be employed or engaged by or be connected in any manner (directly or indirectly), including, without limitation, as an officer, director, employee, agent or consultant, with any Person engaging in a business the same as or similar to that of PBI or Pedestal Bank anywhere within the Market Area; provided, however, Director is permitted hereunder to, directly or indirectly, own any investments owned as of the date of this Agreement (and all such investments in financial institutions conducting business in the Market Area are set forth on Schedule 2 hereto) and may subsequently acquire up to one percent (1%) of the issued and outstanding securities of any publicly traded financial institution conducting business in the Market Area;

(iii)     (A) call on, service or solicit competing banking business from any Person who is a customer or prospective customer (if known by Director to be actively sought by Pedestal Bank as of the Effective Time) of PBI or any Subsidiary of PBI as of the date of this Agreement or as of the Closing Date, or (B) interfere with or damage (or attempt to interfere with or damage) any relationship between PBI or any Subsidiary of PBI or any of their respective affiliates and any such customer; or

(iv)     call on, solicit or induce any person who is, or within the twelve (12) months preceding the Closing Date was, an employee of PBI or any Subsidiary of PBI to terminate employment from PBI (or its successor) or any Subsidiary of PBI (or its successor), and will not assist any other Person in such activities.

Director may not avoid the purpose and intent of this Section 3(a) by engaging in conduct within the Market Area from a remote location through means such as telecommunications, written correspondence, computer generated or assisted communications, communications with third parties in the Market Area, or other similar methods.

(b)     If any court of competent jurisdiction should determine that the terms of this Section 3 are too broad in terms of time, geographic area, lines of commerce or otherwise, that court is to modify and revise any such terms so that they comply with applicable law.

(c)     Director acknowledges and agrees that (i) this Agreement is entered into in connection with the sale to BFST of the goodwill of the business of PBI and Pedestal Bank, (ii) Director is receiving substantial, valuable consideration for this Agreement, including, without limitation, access to new Confidential Information relating to the current and prospective businesses, strategies and customers of PBI and Pedestal Bank, which will become BFST’s businesses after the Effective Time of the Merger, and in a greater quantity and/or expanded nature than that already provided to Director, and access to, or knowledge of, new Confidential Information of third parties, such as actual and potential customers, suppliers, partners, joint venturers, investors, financing sources, etc., of PBI and Pedestal Bank prior to the Effective Time of the Merger, and that such consideration constitutes fair and adequate consideration for the execution of the restrictive covenants set forth above, (iii) the restrictions imposed upon Director by this Agreement are essential and necessary to ensure BFST acquires the goodwill of PBI and Pedestal Bank and to protect such goodwill and the Confidential Information relating to PBI and the PBI Subsidiaries, and (iv) all the restrictions (including particularly the time and geographical limitations) set forth in this Agreement are fair and reasonable in light of the time that Director has been engaged in the business of PBI and Pedestal Bank and Director’s relationship with the customers of PBI and Pedestal Bank. Director further acknowledges that the restrictions contained herein are not burdensome to Director in light of the consideration paid therefor and the other opportunities that remain open to Director. Moreover, Director acknowledges that he has and will have other means available to him for the pursuit of his livelihood after the Effective Time of the Merger.

4.     Termination. This restrictions and obligations set forth in Section 3 will terminate on the earlier of (a) the date the Reorganization Agreement is terminated in accordance with its terms or (b) the date that is twenty-four (24) months after the Closing Date (as applicable, the “Termination Date”).

5.     Injunctive Relief and Additional Remedies. Director acknowledges that the injury that would be suffered by BFST or PBI as a result of a breach of the provisions of this Agreement (including any provision of Section 3) would be irreparable and that an award of monetary damages to BFST or PBI, as the case may be, for such a breach would be an inadequate remedy. Consequently, each of BFST and PBI will have the right, in addition to any other rights it may have, to seek specific performance, to obtain injunctive relief to restrain any proposed or actual breach or threatened breach or otherwise to specifically enforce any provision of this Agreement without the obligation to post bond or other security in seeking such relief. Such equitable remedies are in addition to the right to obtain compensatory and punitive damages, and attorney’s fees, and, notwithstanding BFST’s or PBI’s, as the case may be, right to so seek damages, Director waives any defense that an adequate remedy for BFST or PBI, as the case may be, exists under law. If Director, on the one hand, or BFST or PBI, on the other hand, must bring suit to enforce this Agreement, the prevailing party shall be entitled to recover its attorneys’ fees and costs related thereto.

6.     Extension of Restrictive Covenant Period. In the event that PBI, Pedestal Bank, BFST or b1Bank shall file a lawsuit in any court of competent jurisdiction alleging a breach of Section 3 of this Agreement by the Director, then, to the extent permitted by applicable law, any time period set forth in this Agreement, including the time periods set forth in Section 3, will be extended one month for each month the Director was determined by a court of competent jurisdiction, or otherwise, to be in breach of this Agreement, so that PBI, Pedestal Bank, BFST or b1Bank is provided the benefit of the full non-competition period.

7.     Waiver; Amendment and Modification. The rights and remedies of the parties to this Agreement are cumulative and not alternative. Neither the failure nor any delay by either party in exercising any right, power, or privilege under this Agreement will operate as a waiver of such right power, or privilege, and no single or partial exercise of any such right, power, or privilege will preclude any other or further exercise of such right, power, or privilege or the exercise of any other right, power, or privilege. To the maximum extent permitted by applicable law, (a) no claim or right or right arising out of this Agreement can be discharged by one party, in whole or in part, by a waiver or renunciation of the claim or right unless in writing signed by the other party, (b) no waiver that may be given by a party will be applicable except in the specific instance for which it is given, and (c) no notice to or demand on one party will be deemed to be a waiver of any obligation of such party or of the right of the party giving such notice or demand to take further action without notice or demand as provided in this Agreement. This Agreement may be modified or amended at any time, by mutual agreement of BFST and Director. Any waiver, modification or amendment of this Agreement shall be in writing.

8.     Multiple Counterparts. For the convenience of the parties hereto, this Agreement may be signed in multiple counterparts, each of which shall be deemed an original, and all counterparts hereof so signed by the parties hereto, whether or not such counterpart shall bear the execution of each of the parties hereto, shall be deemed to be, and is to be construed as, one and the same Agreement. A facsimile or electronic scan in “PDF” format transmission of a signed counterpart of this Agreement shall be sufficient to bind the party or parties whose signature(s) appear thereon.

9.     Governing Law; Waiver of Jury Trial. THIS AGREEMENT IS TO BE CONSTRUED IN ACCORDANCE WITH AND GOVERNED BY THE LAWS OF THE STATE OF LOUISIANA, WITHOUT REGARD FOR THE PROVISIONS THEREOF REGARDING CHOICE OF LAW (WHETHER OF THE STATE OF LOUISIANA OR ANY OTHER JURISDICTION). EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES AND, THEREFORE, EACH SUCH PARTY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LEGAL ACTION ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT.

10.     Binding Effect; Assignment. All of the terms, covenants, representations, warranties and conditions of this Agreement are binding upon, and inure to the benefit of and are enforceable by, the parties and their respective successors, representatives and permitted assigns. Nothing expressed or referred to herein is intended or is to be construed to give any person other than the parties hereto any legal or equitable right, remedy or claim under or in respect of this Agreement, it being the intent of the parties that this Agreement, and the terms hereof are for the sole benefit of the parties to this Agreement and not for the benefit of any other person. No party to this Agreement will assign this Agreement, by operation of law or otherwise, in whole or in part, without the prior written consent of the other parties, and any assignment made or attempted in violation of this Section is void and of no effect.

11.     Severability. If any provision of this Agreement is held to be illegal, invalid or unenforceable under present or future laws, then (a) this Agreement is to be construed and enforced as if such illegal, invalid or unenforceable provision were not a part hereof; (b) the remaining provisions of this Agreement will remain in full force and effect and will not be affected by such illegal, invalid or unenforceable provision or by its severance from this Agreement; and (c) there will be added automatically as a part of this Agreement a provision mutually agreed to which is similar in terms to such illegal, invalid or unenforceable provision as may be possible and still be legal, valid and enforceable.

12.     Entire Agreement. This Agreement and the other agreements, documents, schedules and instruments signed and delivered by the parties to each other at the Closing are the full understanding of the parties, a complete allocation of risks between them and a complete and exclusive statement of the terms and conditions of their agreement relating to the subject matter hereof and supersede any and all prior agreements, whether written or oral, that may exist between the parties with respect thereto. Except as otherwise specifically provided in this Agreement, no conditions, usage of trade, course of dealing or performance, understanding or agreement purporting to modify, vary, explain or supplement the terms or conditions of this Agreement is binding unless hereafter made in writing and signed by the party to be bound, and no modification will be effected by the acknowledgment or acceptance of documents containing terms or conditions at variance with or in addition to those set forth in this Agreement.

13.     Rules of Construction. The descriptive headings in this Agreement are inserted for convenience of reference only and are not intended to be part of or to affect the meaning or interpretation of this Agreement. Whenever the words “include,” “includes” or “including” are used in this Agreement, they are deemed to be followed by the words “without limitation.” The words “hereof,” “herein” and “hereunder” and words of similar import when used in this Agreement refer to this Agreement as a whole and not to any particular provision in this Agreement. Each use herein of the masculine, neuter or feminine gender are deemed to include the other genders. Each use herein of the plural include the singular and vice versa, in each case as the context requires or as is otherwise appropriate. The word “or” is used in the inclusive sense. Any agreement or instrument defined or referred to herein or in any agreement or instrument that is referred to herein means such agreement or instrument as from time to time amended, modified or supplemented, including by waiver or consent. References to a Person shall be deemed to include references to that Person’s permitted successors or assigns.

14.     Notice. Except as explicitly provided herein, any notice given hereunder shall be in writing and shall be delivered in person, mailed by first class U.S. mail, postage prepaid or sent by facsimile, electronic mail, courier or personal delivery to the parties at the following addresses unless by such notice a different address shall have been designated:

If to BFST:

Business First Bancshares, Inc.

500 Laurel Street, Suite 101

Baton Rouge, Louisiana 70801

Attn: David R. Melville, III

Facsimile No.: (225) 248-7650

Electronic mail: jude.melville@b1Bank.com

With a copy to:

Alston & Bird LLP

1201 West Peachtree Street

Atlanta, Georgia 30309

Attention: Mark C. Kanaly, Esq.

Fax: (404) 881-7777

Electronic mail: mark.kanaly@alston.com

If to PBI (prior to the Closing Date):

Pedestal Bancshares, Inc.

1300 W. Tunnel Blvd.

Houma, Louisiana 70360

Attention: Mark P. Folse

Facsimile No.: [●]

Electronic mail: mark.folse@pedestal.bank

With a copy to:

Fenimore, Kay, Harrison & Ford, LLP

812 San Antonio Street, Suite 600

Austin, Texas 78701

Attn: Lowell Harrison

Facsimile No.: (512) 583-5940

Electronic mail: lharrison@fkhpartners.com

If to Director:

Fax:

Electronic mail:

All notices sent by mail as provided above shall be deemed delivered three (3) days after deposit in the mail. All notices sent by courier as provided above shall be deemed delivered one day after being sent and all notices sent by facsimile shall be deemed delivered upon confirmation of receipt. All other notices shall be deemed delivered when actually received. Any party to this Agreement may change its address for the giving of notice specified above by giving notice as herein provided.

15.     Articles, Sections, Exhibits and Schedules. All sections referred to herein are sections of this Agreement and all schedules referred to herein are schedules attached to this Agreement. Descriptive headings as to the contents of particular sections are for convenience only and do not control or affect the meaning, construction or interpretation of this Agreement. Any and all schedules, exhibits, certificates or other documents or instruments referred to herein or attached hereto are and will be incorporated herein by reference hereto as though fully set forth herein.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the date first written above.

BUSINESS FIRST BANCSHARES, INC.

By:
David R. Melville, III
President and Chief Executive Officer

PEDESTAL BANCSHARES, INC.

By:
Mark P. Folse
President and Chief Executive Officer

DIRECTOR

Name:

Notice address:

Facsimile No.

[Signature Page to Director Support Agreement]

SCHEDULE 1

SCHEDULE 2

EXHIBIT D

FORM OF RELEASE

This RELEASE (this “Release”), dated January 22, 2020, is made by _______________________, (the “Releasor”), in favor of Pedestal Bancshares, Inc. (“PBI”), a Louisiana corporation, and Pedestal Bank, a Louisiana state bank headquartered in Houma, Louisiana (“Pedestal Bank”).

RECITALS:

WHEREAS, the Releasor is a duly elected or appointed director or executive officer of PBI and/or Pedestal Bank as of the date hereof;

WHEREAS, PBI and Business First Bancshares, Inc., a Louisiana corporation (“BFST”) are parties to that certain Agreement and Plan of Reorganization dated as of January 22, 2020 (as such agreement may be amended or supplemented from time to time, the “Reorganization Agreement”), pursuant to which PBI will merge with and into BFST, with BFST as the surviving entity (the “Merger”);

WHEREAS, immediately following the Merger, Pedestal Bank will merge with and into b1Bank, a Louisiana state bank headquartered in Baton Rouge, Louisiana and a wholly owned subsidiary of BFST (“b1Bank”), with b1Bank surviving the merger; and

WHEREAS, it is a covenant of PBI pursuant the Reorganization Agreement that the Releasor execute and deliver this Release in connection with the execution of the Reorganization Agreement to confirm the absence of, and release, any and all claims by the Releasor Persons (as defined below) other than the Reserved Claims (as defined below) against PBI and Pedestal Bank existing as of the date hereof.

NOW, THEREFORE, for and in consideration of the premises contained herein, the consummation of the transactions contemplated by the Reorganization Agreement and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the undersigned Releasor hereby agrees as follows:

1.     Capitalized Terms. All capitalized terms not otherwise defined in this Release will have the meanings accorded them in the Reorganization Agreement.

2.     Release; Related Matters.

(a)     Effective as of the date hereof, the Releasor, on his own behalf and on behalf of his heirs, representatives, executors, and administrators (collectively, the “Releasor Persons”) irrevocably and unconditionally releases, waives and forever discharges PBI and Pedestal Bank and their respective subsidiaries and successors (each, a “Released Party” and collectively, the “Released Parties”) from any and all manners of actions, obligations, liabilities, causes of action, suits, debts, dues, sums of money, accounts, reckonings, bonds, bills, covenants, contracts, controversies, agreements, promises, variances, trespasses, damages, judgments, executions, claims and demands of every type and nature whatsoever, liquidated or unliquidated, whether or not in law, equity or otherwise, based in whole or in part on any facts, conduct, activities, transactions, events, or occurrences known or unknown, matured or unmatured, contingent or otherwise (each a “Claim” and collectively, the “Claims”) relating to, arising out of or in connection with PBI or Pedestal Bank and their respective businesses or assets, including any Claims arising out of or resulting from the Releasor’s status, relationship, affiliation, rights, obligations or duties as a director, officer, employee or security holder of PBI or Pedestal Bank, as the case may be, for all periods occurring prior to the Effective Time; provided, however, that a Released Party is not released from any of its obligations or liabilities to the Releasor or other Releasor Person(s): (i) in connection with any accrued compensation and rights under any benefit plans or arrangements of PBI or Pedestal Bank existing as of the date hereof; (ii) as to any rights of indemnification and related benefits pursuant to any applicable law, the articles of incorporation or bylaws of either PBI or Pedestal Bank, or otherwise, or to claim insurance coverage or to be defended under any insurance coverage, including without limitation any directors and officers insurance coverage which applies to or benefits directors and/or officers of PBI or Pedestal Bank and which applies to the Releasor or the other Releasor Persons; (iii) in connection with any deposits or accounts of the Releasor or the other Releasor Persons at Pedestal Bank as of the date hereof; (iv) any Merger Consideration to which the Releasor or the other Releasor Persons are entitled; and (v) any rights or claims of the Releasor or the other Releasor Persons under the Reorganization Agreement (collectively, the “Reserved Claims”).

(b)     The Releasor represents and warrants that in his capacity as a director, officer, employee or security holder of PBI or Pedestal Bank, as applicable, the Releasor has no knowledge of any Claims that the Releasor may have against the Released Parties other than the Reserved Claims. The Releasor further represents and warrants to the Released Parties that the Releasor is the sole owner of, and has not sold, assigned or otherwise transferred (with or without consideration) to any person, any Claims that would otherwise be released by this Release, but for such sale, assignment or transfer.

(c)     The Releasor irrevocably covenants to refrain from, directly or indirectly, asserting any claim or demand, or commencing, instituting or causing to be commenced, any proceeding of any kind against any Released Party based upon any matter purported to be released hereby.

(d)     Each Released Party hereby (a) irrevocably and unconditionally releases, waives and forever discharges the Releasor and the other Releasor Persons from all Claims relating to, arising out of or in connection with PBI, Pedestal Bank, their respective businesses and/or assets, including any Claims arising out of or resulting from the Releasor’s status, relationship, affiliation, rights, obligations and/or duties as a director, officer, employee or security holder of either PBI or Pedestal Bank, as the case may be, for all periods through the date hereof only and (b) irrevocably covenants to refrain from, directly or indirectly, asserting any claim or demand, or commencing, instituting or causing to be commenced or instituted, any proceeding of any kind against any Releasor Persons based upon any matter released hereby.

3.     No Admission. Neither the execution or the delivery of this Release, nor the performance of the terms hereof, by any of the parties to this Release will be considered an admission by any of them of any present or past wrongdoing or liability, and any and all such alleged admissions or liabilities are expressly denied by all of the parties to this Release.

4.     Covenant Not To Sue. It is expressly intended and agreed that none of the parties to this Release will assert against any other party any claim based on the matters encompassed by this Release, other than with respect to the Reserved Claims.

5.     Authority; Representation by Counsel. The Releasor represents and warrants that he has full power and authority to enter into, execute and deliver this Release, all proceedings required to be taken to authorize the execution, delivery and performance of this Release and the agreements and undertakings relating hereto and the transactions contemplated hereby have been validly and properly taken and this Release constitutes a valid and binding obligation of the Releasor in the capacity in which executed. The Releasor further represents and warrants that he has entered into this Release freely of his own accord and without reliance on any representations of any kind or character not set forth herein. The Releasor enters into this Release after the opportunity to consult with his own legal counsel.

6.     Successors. This Release shall be binding upon the undersigned Releasor, the Releasor Persons and their respective heirs, executors, and administrators, and shall inure to the benefit of the Releasor, the Releasor Persons, the Released Parties and their respective successors, predecessors, parents, subsidiaries, affiliates and other related parties.

7.     Governing Law; Construction. This Release and the rights and obligations of each party subject to this Release will be governed by, and construed and enforced in accordance with, the laws of the State of Louisiana, without giving effect to any principles of conflicts of law. This Release is executed and delivered in connection with and under the Reorganization Agreement, and will be construed as a part of the transactions contemplated by the Reorganization Agreement.

8.     Entire Agreement; Amendment. This Release represents the entire understanding between the parties relating to the subject matter of the Release and supersedes all prior agreements and negotiations between the parties. This Release will not be amended, modified, or altered in any manner except in writing signed by the parties to this Release.

9.     Severability; Modification. If any term or other provision of this Release is held by a court of competent jurisdiction to be illegal, invalid or unenforceable under present or future laws, (i) such term or provision will be fully severable and this Release will be construed and enforced as if such illegal, invalid or unenforceable provision were not a part of this Release; (ii) the remaining provisions of this Release will remain in full force and effect and will not be affected by such illegal, invalid or unenforceable provision or by its severance from this Release; and (iii) there will be added automatically as a part of this Release a provision as similar in terms to such illegal, invalid or unenforceable provision as may be possible and still be legal, valid and enforceable. If any provision of this Release is so broad as to be unenforceable, the provision will be interpreted to be only as broad as is enforceable.

10.     Counterparts. This Release may be signed in multiple counterparts, each of which will be deemed an original, and all executed counterparts together will be deemed to be one and the same instrument. A telecopy, facsimile or electronic scan in “PDF” format of a signed counterpart of this Release will be sufficient to bind the party or parties whose signature(s) appear thereon.

11.     Termination of Agreement. This Release is executed and delivered contemporaneously with the execution and delivery of the Reorganization Agreement. If the Reorganization Agreement is terminated in accordance with its terms prior to consummation of the Merger, this Release shall not become effective but shall be null and void and of no force or effect.

[Signature Page Follows]

[Signature Page to Release]

IN WITNESS WHEREOF, the parties hereto have executed this Release as of the date first above written.

PEDESTAL BANCSHARES, INC.

By:
Mark P. Folse
President and Chief Executive Officer

PEDESTAL BANK

By:
Mark P. Folse
President and Chief Executive Officer

RELEASOR

Name: